Exhibit 10.11

CREDIT AGREEMENT

among

NEW FORTRESS ENERGY HOLDINGS LLC,
as Holdings,

NFE ATLANTIC HOLDINGS LLC,
as the Borrower,

The Subsidiary Guarantors
From Time to Time Party Hereto,

The Several Lenders
from Time to Time Party Hereto

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent,

Dated as of August 15, 2018

MORGAN STANLEY SENIOR FUNDING, INC. and BARCLAYS BANK PLC,
as Lead Arrangers and Lead Bookrunners

i

SCHEDULES:

1.1A	Term Loan Commitments
1.1B	Mortgaged Properties
1.1C	Limited Partners
1.1D	Miami Mortgaged Property
1.1E	Montego Bay Mortgaged Property
3.15	Subsidiaries
3.19	UCC and Mortgage Filing Jurisdictions
3.21	Excluded Subsidiaries
3.25	Gas Contracts
4(e)	Closing Date Lien Searches
5.12	Post-Closing Actions
6.1(d)	Existing Indebtedness
6.2(o)	Existing Liens
6.4(p)	Specified Disposition
6.8	Transactions with Affiliates

EXHIBITS:

A	Form of Compliance Certificate
B-1	Form of Closing Certificate
B-2	Form of Secretary’s Certificate
C	Form of Assignment and Acceptance
D	Form of Term Loan Note
E-1	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
E-2	Form of United States Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
E-3	Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
E-4	Form of United States Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
F	Form of Solvency Certificate
G-1	Form of Funding Notice
G-2	Form of Conversion/Continuation Notice

v

CREDIT AGREEMENT, dated as of August 15, 2018 among NEW FORTRESS ENERGY HOLDINGS LLC, a Delaware limited liability company, NFE ATLANTIC HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors (as defined in Section 1.1 hereof) from time to time party hereto, the several banks and other financial institutions or entities from time to time party hereto (the “Lenders”) and MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), as administrative agent (in such capacity, together with any successor appointed in accordance with Section 8.6, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Lenders have agreed to extend a term loan credit facility to the Borrower in an aggregate principal amount of $240,000,000 of Term Loans (the “Term Loan Facility”); and

WHEREAS, the Borrower has requested that Lenders lend Term Loans to the Borrower, the proceeds of which will be used to repay certain existing Indebtedness of the Borrower and its Subsidiaries and for general corporate purposes, including capital expenditures of the Borrower and its Subsidiaries and future construction projects under development (collectively with all related transactions, the “Transactions”).

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.        DEFINITIONS

Section 1.1       Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Adjusted Eurodollar Rate”: for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (a) (i) the rate per annum equal to the rate determined by the Administrative Agent to be the London interbank offered rate administered by the Intercontinental Exchange Benchmark Administration Ltd. (or any other person which takes over the administration of that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars displayed on page LIBOR01 of the Reuters Screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) is not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Morgan Stanley for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Term Loan of the Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement; provided, however, that notwithstanding the foregoing, the Adjusted Eurodollar Rate with respect to Term Loans shall at no time be less than 0% per annum.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent”: the Administrative Agent and any other Person appointed under the Loan Documents to serve in an agent or similar capacity.

“Agreement”: this Credit Agreement.

“ALTA”: American Land Title Association.

“Applicable Margin”: for any day during any period set forth in the table below, with respect to any Eurodollar Rate Loan or Base Rate Loan, the applicable rate per annum set forth below, under the caption “Eurodollar Rate Loan” or “Base Rate Loan”, respectively:

Period:	Eurodollar Rate Loan:	Base Rate Loan
From the Closing Date to and including the Original Maturity Date	4.00%	3.00%
If the First Maturity Extension Option is exercised, from the date following the Original Maturity Date to and including the First Extended Maturity Date	4.50%	3.50%
If the Second Maturity Extension Option is exercised, from the date following the First Extended Maturity Date	5.00%	4.00%

“Applicable Reserve Requirement”: at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required  to  be maintained  by such member  banks with respect to  (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Term Loan is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Arrangers”: Morgan Stanley and Barclays in their capacities as lead arrangers and lead bookrunners.

“Asset Sale”: any Disposition of Property or series of substantially related Dispositions of Property (excluding any such Disposition permitted by clause (b), (c), (d), (e), (f), (h), (j), (k), (l), (m), (n) or, other than for purposes of the definition of “Consolidated Excess Cash Flow”, (p) of Section 6.4) which yields gross proceeds to any NFE Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignment and Acceptance”: an agreement substantially in the form of Exhibit C.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Barbados Guarantors”: collectively, Atlantic Power Holdings SRL, a society organized under the laws of Barbados, Atlantic Distribution Holdings SRL, a society organized under the laws of Barbados, and Atlantic Terminal Holdings Limited, a limited company incorporated under the laws of Barbados.

“Barclays”: Barclays Bank PLC.

“Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) the Adjusted Eurodollar Rate (after giving effect to any Adjusted Eurodollar Rate “floor”) that would be payable on such day for a Eurodollar Rate Loan with a one-month interest period plus (ii) the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans; provided, however, that notwithstanding the foregoing, the Base Rate with respect to Term Loans shall at no time be less than 1.0% per annum. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the  Adjusted  Eurodollar Rate shall  be  effective on the  effective  day of  such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurodollar Rate, respectively.

“Base Rate Loans”: Term Loans for which the applicable rate of interest is based on the Base Rate.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Bermuda Guarantors”: collectively, Atlantic Power Holdings Limited, a company limited by shares incorporated in the Islands of Bermuda, with registration number 51168, NFE North Holdings Limited, a company limited by shares incorporated in the Islands of Bermuda, with registration number 51256, NFE North Infrastructure Limited, a company limited by shares incorporated in the Islands of Bermuda with registration number 51428, NFE North Trading Limited, a company limited by shares incorporated in the Islands of Bermuda, with registration number 51391, NFE South Trading Limited, a company limited by shares incorporated in the Islands of Bermuda, with registration number 51392, NFE South Power Trading Limited, a company limited by shares incorporated in the Islands of Bermuda, with registration number 52503 and NFE South Holdings Limited, a company limited by shares incorporated in the Islands of Bermuda, with registration number 51257.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bogue Gas Contract”: the Gas Sales Agreement, dated as of August 5, 2015, as assigned by that certain Deed of Assignment and Assumption of Gas Sales Agreement, dated as of December 4, 2015, as amended by that certain First Amendment to Gas Sales Agreement, dated as of May 23, 2016, and as further assigned by that certain Deed of Assignment and Assumption of Gas Sales Agreement, dated as of April 29, 2016, between NFE North Holdings Limited, a company limited by shares incorporated in the Islands of Bermuda, as Seller, and JPS, as Buyer, as the same may be amended, restated, supplemented or modified from time to time in accordance with Error! Reference source not found..

“Borrower”: as defined in the preamble hereto.

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Term Loans, and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Term Loans and interest, fees and expenses accruing after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest, fees or expenses is allowed or allowable in such proceeding) to any Agent, any Lender or any Lender Counterparty, whether direct or indirect, absolute or contingent, due or to  become due,  or now existing or hereafter  incurred, which  arise under, out of, or in connection with, this Agreement, the Security Agreement, the Guarantee Agreement or the other Loan Documents, any Secured Hedge Agreement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, excluding, in each case, Excluded Swap Obligations.

“Business Day”: (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person during such period that, in accordance with GAAP, are or should be included in the calculation of “additions to property, plant or equipment” or similar items in the statement of cash flows of such Person.

“Capital Lease”: any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP; provided that if at any time an operating lease (or a lease or other arrangement to use property that would be an operating lease under GAAP as in effect on the Closing Date) is required to be recharacterized as a capital lease as a result of a change in GAAP after the Closing Date (including as a result of the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 842) issued May 15, 2013, any oral, public deliberations by FASB regarding such proposal, any successor proposal, or any FASB deliberations regarding any such successor proposal), then for all purposes hereof such lease shall continue to be treated as an operating lease and not a Capital Lease.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding debt convertible or exchangeable into such capital stock or equivalent ownership interests.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States maturing within one year from the date of acquisition; (b)  certificates  of  deposit,  time deposits,  eurodollar time deposits or o vernight  bank  deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000 as of the date of acquisition thereof; (c) commercial paper of an issuer rated in the United States at least A-2 by S&P or P-2 by Moody’s as of the date of acquisition thereof or (ii) an equivalent thereof by any other nationally recognized rating agency as of the date of acquisition thereof, if both named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s as of the date of acquisition thereof; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest in assets substantially all of which satisfy the requirements of clauses (a) through (f) of this definition. With respect to any Investments made by any Foreign Subsidiary or any Investments made in a country outside of the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses (or reasonably equivalent ratings from comparable foreign rating agencies) and (ii) other short-term investments used by such Foreign Subsidiaries in accordance with normal investment practices for cash management in investments reasonably analogous to the foregoing investments described in clauses (a) through (g) above and in this sentence.

“CFC”: (a) a “controlled foreign corporation” (within the meaning of Section 957) but only if a “United States person” (within the meaning of Section 7701(a)(30)) that is an Affiliate of a Loan Party is, with respect to such Person, a “United States shareholder” (within the meaning of Section 951(b) described in Section 951(a)(1)); and (b) each Subsidiary of any Person described in clause (a). For purposes of this definition, all Section references are to the Code.

“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change  in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision  (or any successor or similar  authority)  or the  United  States  or  foreign  regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act, as in effect on the Closing Date), other than any combination of the Permitted Investors, shall have acquired beneficial ownership of more than 50% of the Capital Stock of the Borrower having the power, directly or indirectly, to vote or direct the voting of securities having the voting power for the election of directors of the Borrower (determined on a fully diluted basis); or (b) Holdings shall cease to own and control, of record and beneficially, directly or indirectly in the aggregate, 100% of each class of outstanding Capital Stock of the Borrower, free and clear of all Liens (except Liens created by the Security Documents and Liens created by mandatory law).

“Closing Date”: the date on which the Term Loans are made.

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all Property of the Loan Parties or any other Grantor, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Assignments”: (i) the Direct Agreement among JPS, the Administrative Agent and NFE North Holdings Limited, a company limited by shares incorporated in the Islands of Bermuda, with respect to the Bogue Gas Contract, (ii) the Direct Agreement among JPS, the Administrative Agent and NFE South Holdings Limited, a company limited by shares incorporated in the Islands of Bermuda, with respect to the OHP Gas Contract, and (iii) the Direct Agreement among JAMALCO, the Administrative Agent and NFE South Power Holdings Limited, a limited company incorporated under the laws of Jamaica, with respect to the Steam Supply Agreement, in each case, substantially in the form attached to the applicable Gas Contract or such other similar agreement in form and substance reasonably acceptable to the Administrative Agent

“Commitment”: any Term Loan Commitment.

“Commitment Termination Date”: October 12, 2018.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer of the Borrower, substantially in the form of Exhibit A.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense”: for any period, the aggregate amount (determined on a consolidated basis in accordance with GAAP) of (i) interest expense of the NFE Group Members during such period in respect of Indebtedness of the type specified in clauses (a), (c), (e) and (i) (solely with respect to Guarantee Obligations in respect of obligations of the kind referred to in clauses (a), (c) and (e) of the definition of “Indebtedness” and solely to the extent actually paid during such period by an NFE Group Member) of the definition thereof, net of, to the extent included in such consolidated interest expense for such period, (x) non-cash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period, (y) non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period and (z) non-cash amounts attributable to pay-in-kind interest or other non-cash interest expense (including as a result of purchase accounting), minus (ii) interest income of the NFE Group Members during such period. For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to Hedge Agreements and other interest rate protection agreements (other than early termination payments).

“Consolidated Current Assets”: as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities”: as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow”: with respect to NFE Group Members, for any four fiscal quarter period (the “Applicable Period”), an amount (if positive) equal to Consolidated Net Income (calculated without giving effect to any Consolidated Net Income arising from any Asset Sale), plus, without duplication:

(a)
non-cash charges, losses and expenses, including non-cash interest expense, depreciation, amortization, impairment charges and other write-offs for the Applicable Period to the extent deducted from Consolidated Net Income for such period (excluding any such non-cash charge, loss or expense to the extent that it represents an accrual or reserve for an expected cash payment obligation within the four fiscal quarter period following the Applicable Period),

(b)
any cash proceeds received in an Applicable Period that would have been included in the exclusion in clause (a) above for the four fiscal quarter period immediately preceding the Applicable Period, and

(c)
the Consolidated Working Capital Adjustment for the Applicable Period (other than any such amount arising from Permitted Acquisitions or Dispositions of the Capital Stock of any Subsidiary of the Borrower by any NFE Group Member completed during such period or the application of purchase accounting), minus, without duplication and to the extent not deducted in the calculation of Consolidated Net Income for the Applicable Period, the amounts for the Applicable Period of:

(d)
prepayments or repayments of Indebtedness for borrowed money, together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith (excluding (i) repayments of revolving loans except to the extent the revolving commitments associated therewith are permanently reduced in connection with such repayments, (ii) voluntary prepayments of Term Loans and (iii) any prepayments or repayments funded with Net Cash Proceeds of any borrowing or issuance of Indebtedness for borrowed money, capital contributions to any NFE Group Member by any Person that is not a NFE Group Member (including from the sale of Capital Stock of Parent contributed to Holdings), or net cash proceeds from sales of Capital Stock of any NFE Group Member to any Person that is not a NFE Group Member (collectively, “Financing Proceeds”)),

(e)
cash payments under Capital Leases (excluding any interest expense portion thereof) or other long-term obligations (including pension obligations), together with the aggregate amount of any premiums, make-whole payments or penalties paid in cash and required to be made in connection with any such prepayment or repayment (excluding prepayments funded with Financing Proceeds);

(f)	cash payments in respect of Capital Expenditures,

(g)	cash income Tax expense, together with the aggregate amount of Restricted Payments made pursuant to Section 6.5(g)(ii),

(h)
cash payments in respect of Investments made pursuant to Section 6.6(i) and (m) (less, in each case, any amounts received in respect thereof as a return of capital), excluding payments funded with Financing Proceeds,

(i)	non-cash income or gains increasing Consolidated Net Income for the Applicable Period,

(j)	cash payments in respect of Restricted Payments made pursuant to clauses (g)(i) and (g)(iii) of Section 6.5;

(k)
any cash that the Borrower has designated in good faith to be applied to Capital Expenditures, acquisitions or Investments by, or the improvement, development, construction, remanufacturing, refurbishment, handling and repositioning, maintenance or repair of any property or other asset of, any Loan Party and with respect to which designation the Borrower shall have delivered an officer’s certificate from a Responsible Officer to the Administrative Agent; and

(l)	any cash actually paid in respect of any non-cash losses or charges recorded in a prior period.

“Consolidated Net Income”: of any NFE Group Member(s) for any period, the consolidated net income (or loss) of such NFE Group Member(s) for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of NFE Group Members for any period, there shall be excluded (a) the income (or deficit) of any Person that was not a Subsidiary of a NFE Group Member that accrued prior to the date it becomes a Subsidiary of a NFE Group Member or is merged into or consolidated with a NFE Group Member, (b) the income (or deficit) of any Person (other than a Subsidiary of NFE Group Member) in which any NFE Group Member has an ownership interest, except to the extent that any such income is actually received by a NFE Group Member in the form of dividends or similar distributions and (c) the undistributed earnings of any non-Wholly Owned Subsidiary of any NFE Group Member (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such non-Wholly Owned Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such non-Wholly Owned Subsidiary.

“Consolidated Operating EBITDA”: of any NFE Group Member(s) for any period, Consolidated Net Income of such NFE Group Member(s) for such period plus, (i) without duplication and, except for items in clauses (f) and (m), to the extent reflected as a charge in Consolidated Net Income for such period, the sum of (a) provision for taxes based on income, profits or capital gains, including, without limitation, federal, state, franchise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, plus the portion of rent expense under Capital Leases that is treated as interest expense in accordance with GAAP plus all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Capital Stock, (c) depreciation and amortization expense, (d) any extraordinary, unusual or non-recurring losses or non-cash expenses (including, for the avoidance of doubt, losses on sales of assets or investments outside of the ordinary course of business), and non-cash impairments of goodwill, intangibles, fixed assets, land and land held for development, (e) any costs or expenses incurred by Holdings or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash, (f) the amount of cash received by such NFE Group Member(s) during such period in connection with the Bogue Gas Contract that is accounted for as a lease and not otherwise included in Consolidated Net Income of such NFE Group Member(s), (g) the amount of any demurrage payable in respect of chartered vessels to the extent in excess of $2,000,000 in any consecutive 12-month period, (h) any other non-cash charges (including, for the avoidance of doubt, unrealized foreign exchange losses attributable to currency translation), (i) any fees, expenses or charges incurred with respect to the Transactions or any Indebtedness permitted to be incurred hereunder, (j) any fees, expenses or charges related to any equity offering by Holdings, IPO, IPO Reorganization Transaction, Investment, acquisition (including any Permitted Acquisition) of the Property of any Person or Disposition, in each case whether or not successful   or   consummated,   (k)    any net  loss  from   disposed,   abandoned  or   discontinued operations or operations that management is winding down, (l) the amount of any directors’ fees or reimbursements (including fees and reimbursements of directors of Parent), (m) cash receipts (or any netting arrangements resulting in reduced cash expenses) not otherwise included in Consolidated Operating EBITDA to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated Operating EBITDA pursuant to clause (ii) below for any previous period and not added back, (n) (A) restructuring charges, (B) costs, expenses or charges resulting from employee relocation or severance and (C) charges or expenses resulting from the reconstruction or retirement of fixed assets, and (o) corporate overhead expense determined on a basis consistent with the “Corporate Model (Contracted)” dated July 12, 2018, and made available to the Lenders prior to the Closing Date, in an aggregate amount not to exceed $40,000,000 in any four-quarter period (or, for any period that is less than four fiscal quarters, $10,000,000 times the number of fiscal quarters included in such period), minus, (ii) to the extent included in Consolidated Net Income for such period, the sum of (a) any extraordinary, unusual or non-recurring income or gains (including, for the avoidance of doubt, any cash or non-cash income or gains from the sales of assets or investments outside of the ordinary course of business), (b) any other non-cash income or gains (including, for the avoidance of doubt, unrealized foreign exchange gains attributable to currency translation), (c) any cash payments made during such period in respect of non-cash items described in clause (i)(d) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income and (d) any net income from disposed, abandoned or discontinued operations or operations that management is winding down.

Consolidated Operating EBITDA for any period shall include, without duplication, the Consolidated Operating EBITDA for such period of each Person that is not the Borrower or any of its Subsidiaries accounted for by the equity method of accounting, but only in an amount equal to the Borrower’s pro rata share thereof based on its direct or indirect percentage ownership interest in such Person. To the extent an ownership change occurs during such period, effect shall be given to such ownership change on a pro forma basis during such period.

“Consolidated Working Capital”: as at any date of determination, the excess of Consolidated Current Assets of Holdings and its Subsidiaries over Consolidated Current Liabilities of Holdings and its Subsidiaries.

“Consolidated Working Capital Adjustment”: for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Consulting Agreement”: the Consulting Agreement, substantially in the form presented to the Administrative Agent prior to the Closing Date or such other form reasonably acceptable to the Administrative Agent, to be entered into by and between DevTech Environmental Limited, a Jamaica limited company, and NFE North Distribution Limited, a Jamaica limited company.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) exists primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Conversion/Continuation Date”: the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice”: a Conversion/Continuation Notice substantially in the form of Exhibit G-2.

“Credit Date”: the date of the making of a Term Loan.

“Customary Recourse Exceptions”: with respect to any Indebtedness, personal recourse that is limited to fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single-purpose entity covenants, voluntary insolvency proceedings and other circumstances customarily excluded by institutional lenders from exculpation provisions or included in separate guaranty or indemnification agreements with respect to non-recourse financings.

“Debt Service Coverage Ratio”: for any period, the ratio of (a) Consolidated Operating EBITDA of the NFE Group Members for such period to (b) Interest Expense and Amortization for such period.

“Debtor Relief Laws”: the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events or conditions specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Designated Non-Cash Consideration”: the fair market value (as determined in good faith by a Responsible Officer) of non-cash consideration received by a NFE Group Member in connection  with a  Disposition that is so  designated as  “Designated  Non-Cash  Consideration” pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disposition”: with respect to any Property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer, exchange or other disposition thereof (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, merger, consolidation, amalgamation, liquidation or asset sale (collectively, a “Fundamental Change”) so long as any rights of the holders thereof upon the occurrence of such Fundamental Change shall be subject to the satisfaction of the Termination Conditions), (b) is redeemable at the option of the holder thereof (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), in whole or in part (except as a result of a Fundamental Change so long as any rights of the holders thereof upon the occurrence of such Fundamental Change shall be subject to the satisfaction of the Termination Conditions), (c) requires the scheduled payment of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Maturity Date.

“Disqualified Lender”: those Persons identified by the Borrower to the Administrative Agent in writing prior to the Closing Date and their respective Affiliates that are either (x) identified in writing by the Borrower to the Administrative Agent from time to time or (y) are identifiable solely on the basis of such Affiliates’ names as Affiliates of such Person.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary organized under the Laws of the United States of America, any state thereof or the District of Columbia.

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee”: any Person other than (i) any of the Permitted Investors, any of their respective Affiliates or any of their respective associated investment funds, (ii) Holdings, the Borrower or any of their respective Subsidiaries, (iii) any natural person or (iv) a Disqualified Lender.

“Environment”: ambient air, indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, sediments and natural resources such as wetlands, flora and fauna.

“Environmental Claim”: any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order, or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with the presence, Release of, or exposure to, any Hazardous Materials; or (c) in connection with any actual or alleged damage, injury, threat, or harm to the Environment.

“Environmental Laws”: any and all applicable Laws regulating, relating to or imposing liability or standards of conduct concerning protection or regulation of the Environment, or human health or safety in connection with exposure to hazardous or toxic materials, as has been, is now, or may at any time hereafter be, in effect and including, without limitation, the common law insofar as it relates to any of the foregoing.

“Environmental Permits”: any and all Permits required under, or issued pursuant to, any Environmental Law and including, without limitation, the common law insofar as it relates to any of the foregoing.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“Eurodollar Rate Loan”: a Term Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default”: any of the events or conditions specified in Section 7.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow Determination Date”: December 31 of each year, commencing with December 31, 2019.

“Excess Cash Flow Prepayment Amount”: an amount, measured as of any Excess Cash Flow Determination Date, commencing with December 31, 2019, equal to 100% of Consolidated Excess Cash Flow for the most recently ended four fiscal quarter period of the Borrower ending on such date.

“Exchange Act”: the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Subsidiary”: (a) each Subsidiary of the Borrower subject to any Contractual Obligation permitted under the Loan Documents and existing as of the Closing Date (or, with respect to any Person which becomes a Subsidiary of the Borrower after the Closing Date, existing at the time such Person becomes a Subsidiary of the Borrower and not entered into in contemplation of such Person becoming a Subsidiary of the Borrower) or Law restricting or limiting the ability of such Subsidiary of the Borrower from guaranteeing any portion of the Obligations, (b) Foreign Subsidiaries of the Borrower or Holdings that are CFCs, (c) Subsidiaries of the Borrower or Holdings that are FSHCOs and (d) Subsidiaries of the Borrower or Holdings that are owned directly or indirectly by Foreign Subsidiaries of the Borrower or Holdings that are CFCs; provided, however, that notwithstanding the foregoing, none of the Barbados Guarantors, the Bermuda Guarantors or the Jamaican Guarantors shall in any event be an Excluded Subsidiary.

“Excluded Swap Obligations”: with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

“Excluded Taxes”: (A) Taxes imposed on or measured by net income (however denominated), branch profits Taxes, and franchise Taxes, in each case (x) imposed on any Recipient as a result of such Recipient being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction of the Governmental Authority imposing such Tax (or any political subdivision thereof), or (y) that are Other Connection Taxes; (B) Taxes imposed on any Recipient that are attributable to such Recipient’s failure to comply with the requirements of paragraph (f), (g), (h), (i) or (j) of Section 2.17; (C) with respect to any Lender, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to any Law in effect at the time such Lender acquires such interest in a Term Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.19) (or changes its applicable lending office) except in each case to the extent that (x) such Lender’s assignor was entitled, immediately prior to the assignment to such Lender, to additional amounts in respect of such withholding Tax, or (y) such Lender was entitled, immediately prior to such change in applicable lending office, to additional amounts in respect of such withholding Tax; and (D) any withholding Taxes that are imposed pursuant to FATCA.

“Extraordinary Receipt”: any cash or Cash Equivalents received by or paid to or for the account of any Person not in the ordinary course of business, including Tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an  Extraordinary  Receipt shall not include cash receipts  (a)  constituting the  Net Cash Proceeds of a Recovery Event or (b) that are received by any Person in respect of any third-party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“FASB”: the Financial Accounting Standards Board of the American Institute of Certified Public Accountants.

“FATCA”: Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“First Extended Maturity Date”: February 14, 2020.

“Flood Laws”: collectively, (i) the National Flood Insurance Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and (v) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereinafter in effect or any successor statute thereto, including, in each case, any rules and regulations enacted thereunder.

“Foreign Collateral Documents”: the collective reference to (i) the Mortgages of Real Property, granted by the applicable Jamaican Guarantors, as mortgagors, in favor of the Administrative Agent, (ii) the Composite Debenture (Collateral to Mortgage of Real Property), granted by the Jamaican Guarantors, as chargors, in favor of the Administrative Agent, (iii) the Mortgages of Shares (Collateral to a Mortgage of Real Property), granted with respect to the shares of each of the Jamaican Guarantors, in favor of the Administrative Agent, as mortgagee, (iv) the Blank and Undated Instruments of Transfer, with respect to the shares of each of the Jamaican Guarantors, (v) the Deed of Charge over shares for each of the Barbados Guarantors, among the Administrative Agent, Atlantic Energy Holdings LLC and each of the Barbados Guarantors, (vi) a Debenture/Mortgage, granted by each of the Barbados Guarantors, each as a chargor,  in  favor  of  the  Administrative  Agent,  (vii)  the  Blank  and  Undated  Instruments of Transfer, by Atlantic Energy Holdings LLC and each of the Barbados Guarantors, (viii) a Bermuda law governed charge over shares, granted by Atlantic Power Holdings Limited in favor of the Administrative Agent over the shares of NFE North Holdings Limited, NFE North Trading Limited, NFE South Holdings Limited, NFE South Power Trading Limited and NFE South Trading Limited, (ix) a Bermuda law governed charge over shares, granted by Atlantic Energy Holdings LLC in favor of the Administrative Agent over the shares of Atlantic Power Holdings Limited, (x) a Bermuda law governed charge over shares, granted by NFE North Holdings Limited in favor of the Administrative Agent over the shares of NFE North Infrastructure Limited and (xi) each other security instrument or agreement governed by the laws of Jamaica, Barbados or Bermuda by which any Loan Party purports to grant a lien or security interest in its assets in favor of the Administrative Agent or the Lenders to secure the Obligations.

“Foreign Employee Benefit Plan”: any employee benefit plan as defined in section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of the NFE Group Members, but which is not covered by ERISA pursuant to ERISA section 4.1(c)(4).

“Foreign Subsidiary”: any Subsidiary other than a Domestic Subsidiary.

“Fortress”: Fortress Investment Group LLC.

“Fortress Equity Partners”: Parent, its limited partners listed on Schedule 1.1C, their respective heirs, successors and assigns and any of their spouses, siblings or lineal descendants (including adopted children and their lineal descendants) or any Person controlled directly or indirectly by, or trust or similar estate planning vehicle established exclusively for the benefit of, any of such Persons.

“FSHCO”: any Subsidiary that owns (directly or through its Subsidiaries) no material assets other than the Capital Stock or indebtedness of one or more Foreign Subsidiaries that is (a) a CFC or (b) a Person described in this sentence.

“Funding Notice”: a notice substantially in the form of Exhibit G-1.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“Gas Contracts”: the Bogue Gas Contract, the OHP Gas Contract and the Steam Supply Agreement.

“Governmental Authority”: any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, authority, court, central bank, agency, regulatory body or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supranational bodies such as the European Union or the European Central Bank).

“Grantors”: the collective reference to Holdings, the Borrower and the Subsidiary Guarantors, together with any other Person that grants a Lien on any of its Property to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Guarantee Agreements”: collectively, (a) the Guarantee Agreement, dated as of Closing Date, made by each of the signatories thereto, in favor of the Administrative Agent for the benefit of the Secured Parties and governed by the Laws of the State of New York, and (b) any such other guarantee made in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase or lease Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, indemnification obligations incurred in the ordinary course of business or obligations in respect of indemnification, purchase price adjustments and earnouts incurred in connection with Permitted Acquisitions, Investments permitted under Section 6.6(n) and Dispositions permitted under Section 6.4. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made, or if not stated or determinable, the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor (including interest, fees and expenses after the filing of any petition in bankruptcy (or which, but for the filing of such petition, would be accruing), or the commencement of any insolvency, reorganization or like proceeding, relating to such Guarantor, whether or not a claim for post-filing or post-petition interests, fees or expenses is allowed or allowable in such proceeding) which arise under or in connection with the Guarantee Agreement, any other Loan Document to which such Guarantor is a party, or any Secured Hedge Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, excluding, in each case, Excluded Swap Obligations.

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors, together with any other Subsidiary of Holdings or the Borrower or any direct or indirect parent of Holdings added as a Guarantor at the election of the Borrower or pursuant to Section 5.10.

“Hazardous Materials”: any material, substance, chemical, or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, or words of similar meaning or effect under any Environmental Law; or (b) can form the basis of any liability under any Environmental Law, including, without limitation, any Environmental Law relating to petroleum, petroleum products, asbestos, urea formaldehyde, radioactive materials, polychlorinated biphenyls and toxic mold.

“Hedge Agreements”: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master derivatives agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, in each case entered into by Holdings or any of its Subsidiaries.

“Holdings”: New Fortress Energy Holdings LLC, a Delaware limited liability company; provided that upon and after consummation of any IPO Reorganization Transactions, “Holdings” shall refer to any entity that is a direct parent of the Borrower as a result of the IPO Reorganization Transactions.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) accounts payable and accrued expenses incurred in the ordinary course of such Person’s business, (ii) purchase price adjustment, earn-outs, holdbacks and contingent payment obligations to which the seller of such Property or services may become entitled to the extent such obligation is fixed and determinable and not otherwise contingent and such amount is paid within 90 days after the date such obligation becomes fixed and determinable  and  not otherwise  contingent and  (iii)  obligations incurred under  ERISA  or deferred employee or director compensation and accruals for employee expenses or obligations (including workers’ compensation and retiree medical care)), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) the maximum amount of all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person, (h) all Synthetic Debt and Synthetic Lease Obligations of such Person, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (k) for the purposes of Section 7.1(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. For purposes of clause (k) above, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such “plan” is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, proprietary technology, proprietary know-how and proprietary processes, and all rights to sue at law or in equity for any infringement or other violation thereof, including the right to receive all proceeds and damages therefrom.

“Interest Expense and Amortization” means, for any period, the sum, without duplication, of (a) Consolidated Cash Interest Expense for such period and (b) the aggregate amount of regularly scheduled principal payments made during such period in respect of Indebtedness of the NFE Group Members of the type specified in clauses (a), (c), (e) and (i) (solely with respect to Guarantee Obligations in respect of obligations of the kind referred to in clauses (a), (c) and (e) of the definition of “Indebtedness” and solely to the extent actually paid by an NFE Group Member) of the definition of “Indebtedness”.

“Interest Payment Date”: with respect to (a) any Term Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Term Loan; and (b) any Term Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Term Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period”: in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month; and (iii) no Interest Period with respect to any portion of Term Loans shall extend beyond the Maturity Date.

“Interest Rate Determination Date”: with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investments”: as to any Person, any direct or indirect investment by such Person, including by means of (a) the purchase or other acquisition of Capital Stock or debt or other securities of another Person, (b) a loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business and other than trade credit established in the ordinary course of business and advances in the ordinary course of business that would be recorded as accounts receivable of such Person in accordance with GAAP) or capital contribution to, guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment outstanding at any time shall be the amount actually invested, reduced by any dividend, distribution, return of capital or repayment received by such Person in respect of the Investment, but otherwise without adjustment for subsequent increases or decreases in the value of, or write-ups, write-downs or write-offs with respect to, such Investment.

“Investor Agreements”: (i) the Partnership Framework Agreement, dated as of August 23, 2017, by and among Atlantic Distribution Holdings SRL, a Barbados society with restricted liability,  and  DevTec  Environment  Limited, a  limited  company  organized  under the  laws of Jamaica, as amended from time to time (other than any such amendments that would be materially adverse to the Lenders) (the “Partnership Framework Agreement”), and (ii) any agreements entered into to effect the Partnership Framework Agreement, including (a) the Investor Agreement of NFE North Distribution Limited, a Jamaican limited company, substantially in the form presented to the Administrative Agent prior to the Closing Date or such other form reasonably acceptable to the Administrative Agent, to be entered into by and among Atlantic Distribution Holdings SRL, a Barbados society with restricted liability, DevTec Environment Limited, a Jamaica limited company, Atlantic Energy Holdings LLC, a Delaware limited liability company, and NFE North Holdings Limited, a Bermuda limited company, and (b) the Consulting Agreement.

“IPO”: the initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) of Capital Stock constituting common equity in the Borrower or Holdings or any other parent entity of the Borrower.

“IPO Entity”: at any time at and after an IPO, the entity the Capital Stock of which was issued or otherwise sold pursuant to the IPO.

“IPO Listco”: a wholly-owned Subsidiary of Holdings formed in contemplation of an IPO to become the IPO Entity.

“IPO Reorganization Transactions”: collectively, the transactions taken in connection with and reasonably related to consummating an IPO, including (a) formation and ownership of IPO Shell Companies, (b) entry into, and performance of, (i) a reorganization agreement among any of Holdings, the Borrower, its Subsidiaries and/or IPO Shell Companies implementing IPO Reorganization Transactions and other reorganization transactions in connection with an IPO and (ii) customary underwriting agreements in connection with an IPO and any future follow-on underwritten public offerings of common Capital Stock in the IPO Entity, including the provision by IPO Entity and the Borrower of customary representations, warranties, covenants and indemnification to the underwriters thereunder, (c) the merger of one or more IPO Subsidiaries with one or more direct or indirect holders of Capital Stock in Holdings, the Borrower or any other parent entity of the Borrower with the surviving entity in any such merger holding Capital Stock in Holdings, the Borrower or any other parent entity of the Borrower, as applicable, and the merger of such entities with any IPO Shell Company or IPO Subsidiary, (d) the issuance of Capital Stock of IPO Shell Companies to holders of Capital Stock of Holdings, the Borrower or any parent entity of the Borrower in connection with any IPO Reorganization Transactions, (e) the entry into an exchange agreement, pursuant to which holders of Capital Stock of Holdings, the Borrower or any other parent entity of the Borrower will be permitted to exchange such interests for certain economic/voting Capital Stock in IPO Listco, and (f) the entry into, and performance of, any tax receivables agreements by any IPO Shell Company or IPO Subsidiary, in each case of clauses (a) through (f), so long as after completion of all IPO Reorganization Transactions, (i) the security interests of the Lenders in the Collateral and the Guarantee Obligations, taken as a whole, would not be impaired in any material respect, and the Administrative Agent shall have received, at its request, a legal opinion, in form and substance reasonably acceptable to it, to such effect,  (ii) no Change of Control shall result therefrom and (iii) the Administrative Agent shall continue to have a pledge of 100% of the issued and outstanding Capital Stock of the Borrower.

“IPO Shell Company”: each of IPO Listco and any IPO Subsidiary.

“IPO Subsidiary”: a wholly-owned Subsidiary of IPO Listco formed in contemplation of, and to facilitate, IPO Reorganization Transactions and an IPO.

“Jamaican Guarantors”: collectively, NFE South Holdings Limited, NFE North Distribution Limited, NFE North Transport Limited and NFE South Power Holdings Limited, each a limited company incorporated under the laws of Jamaica.

“JAMALCO”: the collective reference to General Alumina Jamaica LLC, a Delaware limited liability company, and Clarendon Alumina Production Limited, a Jamaica limited company.

“JPS”: Jamaica Public Service Company Limited, a limited company incorporated under the laws of Jamaica.

“Law”: all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, any Governmental Authority.

“Lender Counterparty”: each Lender, the Administrative Agent and each of their respective Affiliates counterparty to a Hedge Agreement (including any Person who is Administrative Agent or a Lender (or an Affiliate of the Administrative Agent or a Lender) as of the date of entering into such Hedge Agreement but subsequently ceases to be (or whose Affiliate ceases to be) Administrative Agent or a Lender, as the case may be); provided that no Person shall be a Lender Counterparty unless the Required Lenders have consented in writing to such Person being a Lender Counterparty.

“Lenders”: as defined in the preamble hereto.

“Lien”: any mortgage, pledge, hypothec, hypothecation, assignment, deposit arrangement, right of retention, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional or installment sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“LNG Credit Agreement”: the Senior Secured Delayed Draw Term Loan Credit Agreement, dated as of November 24, 2014, among LNG Holdings LLC, FEP GP LNG Holdings LLC, LNG Holdings (Florida) LLC, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

“Loan Documents”: this Agreement, the Security Documents, the Guarantee Agreements and the Term Loan Notes.

“Loan Parties”: the collective reference to Holdings, the Borrower and each Subsidiary Guarantor; provided that if any direct or indirect parent of Holdings has been added as a Grantor at the request of the Borrower, “Loan Parties” shall include such direct or indirect parent of Holdings.

“Management Equity”: profits interests, restricted Capital Stock or options to acquire Capital Stock of Holdings or any of its Subsidiaries issued to directors, management or employees of Holdings, the Borrower and its Subsidiaries, which profits interests, Capital Stock or options may be convertible into, or exchangeable or exercisable for, Capital Stock of or options to acquire Capital Stock of Holdings or any of its Subsidiaries.

“Material Adverse Effect”: any circumstances or conditions that would have a material adverse effect on (a) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under this Agreement or any other Loan Document, (b) the rights or remedies of the Secured Parties under this Agreement or any other Loan Document or (c) the business, assets, properties, liabilities or financial condition of the NFE Group Members, taken as a whole.

“Material Environmental Amount”: an amount or amounts payable by the NFE Group Members, individually or in the aggregate in excess of $10,000,000, for: costs to prevent, resolve or correct a violation by any NFE Group Member of any Environmental Law; costs of any investigation, and any remediation, of any Hazardous Material in the Environment; and compensatory damages (including, without limitation, damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

“Material Subsidiary”: any Subsidiary of the Borrower (other than an Excluded Subsidiary) that (i) has total assets (as determined on a consolidated basis in accordance with GAAP) at the end of the fiscal quarter most recently ended for which financial statements have been or are required to be delivered pursuant to Section 5.1 on or before the relevant date of determination in excess of 10% of Total Assets or (ii) has total revenues (as determined on a consolidated basis in accordance with GAAP) for the fiscal quarter most recently ended for which financial statements have been or are required to be delivered pursuant to Section 5.1 on or before the relevant date of determination in excess of 10% of the total revenues of the NFE Group Members (as determined on a consolidated basis in accordance with GAAP) for such fiscal quarter; provided, that if at the end of or for any such fiscal quarter, the combined total assets (as determined on a consolidated basis in accordance with GAAP) or the combined revenues (as determined on a consolidated basis in accordance with GAAP) of all Subsidiaries (other than Excluded Subsidiaries) that under clauses (i) and (ii) above would not constitute Material Subsidiaries shall have exceeded 10% of Total Assets or 10% of the total revenues of the NFE Group Members (as determined on a consolidated basis in accordance with GAAP), then one or more of such Subsidiaries (other than Excluded Subsidiaries) that would not otherwise constitute  Material  Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their total assets or total revenues, as the case may be, until such excess shall have been eliminated.

“Maturity Date”: the earlier of (a) (i) if no Maturity Extension Option is exercised pursuant to Section 2.20, the Original Maturity Date, (ii) if the First Maturity Extension Option is exercised pursuant to Section 2.20, the First Extended Maturity Date or (iii) if the Second Maturity Extension Option is exercised pursuant to Section 2.20, the Second Extended Maturity Date and (b) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise; provided that, in each case, if such date is not a Business Day, then the applicable Maturity Date shall be the immediately preceding Business Day.

“Miami Mortgaged Property”: the real property listed on Schedule 1.1D.

“Montego Bay Credit Agreement”: the Syndicated Loan Agreement, dated as of June 3, 2016, among NFE North Holdings Limited, a limited company incorporated under the laws of Jamaica, National Commercial Bank Jamaica Limited, a bank incorporated under the laws of Jamaica, the lending institutions party thereto and JCSD Trustee Services Limited, a limited company incorporated under the laws of Jamaica.

“Moody’s”: Moody’s Investors Service, Inc.

“Morgan Stanley”: as defined in the preamble hereto.

“Mortgaged Properties”: the real properties as to which the Administrative Agent for the benefit of the Secured Parties has been or shall be granted a Lien pursuant to one or more Mortgages, including those real properties listed on Schedule 1.1B and, subject to Section 5.10(a), the real properties acquired by any Loan Party after the Closing Date.

“Mortgages”: each of the mortgages or deeds of trust, including, without limitation, assignments of leases and rents, whether in the same or a separate agreement, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent taking into consideration the law of the jurisdiction in which such mortgage or deed of trust is to be recorded, registered or filed, to the extent applicable, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan”: a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any Commonly Controlled Entity has an obligation to make contributions or has any actual or contingent liability.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents actually received by any NFE Group Member (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when such cash or Cash Equivalents is received) of such Asset Sale or Recovery Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees and brokerage and sales commissions paid to third parties that are not  NFE Group Members,  (ii)  amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), and all accrued interest, premiums and fees incurred and payable in connection with the repayment of such Indebtedness, (iii) other customary fees paid to third parties that are not NFE Group Members, (iv) expenses actually incurred in connection therewith, including any and all costs incurred and payable in connection with the repair and/or restoration of any property in connection with any Recovery Event with respect to such property and (v) Taxes paid or reasonably estimated to be payable (including any Restricted Payments made pursuant to Section 6.5(g)) as a result thereof (after taking into account any available Tax credits or deductions and any Tax sharing arrangements) and the amount of any reserves established to fund indemnification payments (fixed or contingent) or other contingent liabilities (including purchase price adjustments, payments made in connection with non-compete agreements, retained liabilities (such as pension and other post-employment benefit liabilities and liabilities related to environmental matters)) reasonably estimated to be payable as a result thereof; and (b) in connection with any issuance or sale of debt or equity securities or instruments or the incurrence of Indebtedness, the cash proceeds actually received from such issuance or incurrence, net of any reasonable acquisition or construction costs, attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith. Notwithstanding the foregoing, the amount of Net Cash Proceeds from any Asset Sale or Recovery Event, issuance or sale of debt securities or the incurrence of loans received by any NFE Group Member that is not a Wholly Owned Subsidiary shall be deemed to equal the amount received by the non-Wholly Owned Subsidiary multiplied by the pro rata amount of Capital Stock of such non-Wholly Owned Subsidiary beneficially owned by the NFE Group Members; provided that, in the event that any Contractual Obligation of such non-Wholly Owned Subsidiary or Requirement of Law prohibits a distribution of such Net Cash Proceeds, such Net Cash Proceeds shall be deemed to have been received by a NFE Group Member upon the earlier of (x) the date of the actual receipt of such Net Cash Proceeds by the Borrower or a Wholly Owned Subsidiary holding an ownership interest in such non-Wholly Owned Subsidiary and (y) the date such Net Cash Proceeds are first permitted to be distributed by such non-Wholly Owned Subsidiary to the Borrower or a Wholly Owned Subsidiary holding an ownership interest in such non-Wholly Owned Subsidiary.

“NFE Group Members”: Holdings, the Borrower and each Subsidiary of the Borrower; provided that if any direct or indirect parent of Holdings has been added as a Guarantor at the request of the Borrower, “NFE Group Members” shall include such direct or indirect parent of Holdings.

“Non-Guarantor Subsidiary”: any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Non-Public Information”: material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to the NFE Group Members or their securities.

“Non-Recourse Indebtedness”: (i) Indebtedness of any NFE Group Member for which the sole legal recourse for collection of principal and interest on such Indebtedness (other than Customary Recourse Exceptions) is the specific assets, property or equipment identified in the instruments evidencing or securing such Indebtedness, replacements thereof, additions and accessions thereto, proceeds and products thereof and customary security deposits, (ii) unsecured Guarantee Obligations provided by any NFE Group Member with respect to Customary Recourse Exceptions and (iii) Guarantee Obligations of the parent entity of the NFE Group Member that is the obligor in respect of such Indebtedness in respect of Non-Recourse Indebtedness of the type described in clause (i) of such NFE Group Member; provided, in the case of this clause (iii), that, except with respect to Customary Recourse Exceptions, recourse for such Guarantee Obligations shall be limited to the Capital Stock of such NFE Group Member.

“Notice”: a Funding Notice or a Conversion/Continuation Notice.

“Obligations”: (a) in the case of the Borrower, the Borrower Obligations, and (b) in the case of each Guarantor, its Guarantor Obligations.

“OHP Gas Contract”: the Amended and Restated Gas Sales Agreement, dated as of December 21, 2016, by and between NFE South Holdings Limited, a company limited by shares incorporated in the Islands of Bermuda, as Seller, and JPS, as Buyer, with respect to gas sales from the planned LNG terminal at Old Harbour, Jamaica, as the same may be amended, restated, supplemented or modified from time to time in accordance with Error! Reference source not found..

“Original Maturity Date”: August 14, 2019.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document).

“Other Taxes”: any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (and any interest, additions to Tax or penalties applicable thereto), except any such Taxes that are Other Connection Taxes imposed as a result of an assignment by a Lender (other than an assignment made pursuant to Section 2.19).

“Parent”: Fortress Equity Partners (A) LP, a Delaware limited partnership.

“PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: a “pension plan,” as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which the Borrower may have liability, including any liability by reason of the Borrower’s (a) being jointly and severally liable for liabilities of any Commonly Controlled Entity in connection with such Pension Plan, (b) having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or (c) being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permit”: any permit, license, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, registration, notification, authorization, franchise, privilege, grant, waiver, exemption and other similar concession or bylaw, rule or regulation of, by or from any Governmental Authority.

“Permitted Acquisition”: any acquisition, directly or indirectly, by any NFE Group Member, whether by purchase, merger or otherwise, of no less than 50% of the assets of, the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(a)
in the case of the acquisition of Capital Stock (other than any such acquisition for consideration having a fair market value equal to or less than $5,000,000), all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares or other similar shares required pursuant to applicable Law) acquired in connection with such acquisition shall be owned, directly or indirectly, by the Borrower or a Subsidiary thereof, and the Borrower shall have taken, or caused to be taken, within the time periods and subject to the limitations specified therein, each of the actions set forth in Section 5.10;

(b)	at the time of, and immediately following, the execution and delivery by the applicable NFE Group Members of the definitive documentation relating to such acquisition, no Event of Default shall exist;

(c)
if such acquisition is consummated after the financial statements for the fiscal quarter ending March 31, 2019, have been delivered pursuant to Section 5.1(b), after giving pro forma effect to the consummation of such acquisition, and any related assumption or incurrence of Indebtedness, Holdings and the Borrower shall be in compliance with the covenant set forth in Section 6.9 (calculated for the period then most recently ended for which the financial statements have been delivered pursuant to Section 5.1(a) or 5.1(b)); and

(d)
if such acquisition is consummated prior to delivery of the financial statements for the fiscal quarter ending March 31, 2019, pursuant to Section 5.1(b), then the aggregate consideration (excluding purchase price adjustments, earn-outs, holdbacks and contingent payment obligations) for all acquisitions, directly or indirectly,  by  any   NFE  Group   Member,  whether   by   purchase,   merger  or  otherwise, of no less than 50% of the assets of, the Capital Stock of, or a business line or unit or a division of, any Person that have been consummated from the Closing Date until the delivery of the financial statements for the fiscal quarter ending March 31, 2019 pursuant to Section 5.1(b) shall not exceed $50,000,000.

“Permitted Investors”: the collective reference to Fortress, Fortress Equity Partners and their respective Control Investment Affiliates; provided that the definition of “Permitted Investors” shall not include any Control Investment Affiliate whose primary purpose is the operation of an ongoing business (excluding any business whose primary purpose is the investment of capital or assets).

“Person”: an individual, general partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pledge Agreements”: collectively, (i) the Pledge Agreement, dated as of the Closing Date, made by certain Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties and governed by the Laws of the State of New York and (ii) any such other pledge agreement made in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Equity”: with respect to each Grantor, the shares of Capital Stock of any other Person in which such Grantor has granted a security interest to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Pledge Agreements, together with any other shares, stock or partnership unit certificates, options or rights of any nature whatsoever in respect of such Capital Stock that may be issued or granted to, or held by, such Grantor.

“Prime Rate”: the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office”: the Administrative Agent’s “Principal Office” as set forth in Section 9.2, or such other office or office of a third party or sub-agent, as appropriate, as the Administrative Agent may from time to time designate in writing to the Borrower and each Lender.

“Pro Forma Basis”: for purposes of calculating the Debt Service Coverage Ratio for any period, determined on a pro forma basis by giving pro forma effect to (1) the Transactions occurring on the Closing Date (to the extent then applicable), (2) all Permitted Acquisitions, (3) all Investments and Capital Expenditures and (4) all Dispositions of any material assets outside of the ordinary course of business (and in each case, the incurrence or repayment of any Indebtedness   in  connection  therewith)  that  have  occurred  during such  period   (or,  if  such calculation is being made for the purpose of determining whether (i) any proposed acquisition will constitute (or will be permitted as) a Permitted Acquisition, (ii) any Indebtedness or Liens may be incurred or (iii) any Disposition or Restricted Payment may be made, (x) during the applicable period or (y) subsequent to the end of the applicable period and prior to or simultaneously with the event for which the calculation of any such ratio is made), in each case, as if they occurred on the first day of such period. Whenever pro forma effect is to be given to any such transaction or such action, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and may include expected cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from such transactions or actions (without duplication of actual cost savings, operating expense reductions and synergies), which cost savings, operating expense reductions and synergies are reasonably identifiable and quantifiable and shall be certified in writing to the Administrative Agent by a Responsible Officer, as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period; provided that no amounts shall be added back as a pro forma adjustment hereunder to the extent duplicative of any amounts that are otherwise added back in calculating Consolidated Operating EBITDA.

“Pro Rata Share”: with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all Lenders; provided that, if the Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the aggregate Commitments by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Commitments.

“Property”: any right or interest in or to property of any kind whatsoever, whether real or immovable, personal or moveable or mixed and whether tangible or intangible, corporeal or incorporeal, including, without limitation, Capital Stock.

“Public Lenders”: Lenders that do not wish to receive Non-Public Information with respect to the NFE Group Members or their securities.

“Qualified Equity Interests”: Capital Stock of Holdings other than Disqualified Capital Stock.

“Recipient”: (a) the Administrative Agent, (b) any Lender or (c) the Arrangers, as applicable.

“Recovery Event”: the actual receipt of any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any NFE Group Member.

“Refinancing Indebtedness”: with respect to any Indebtedness (the “Original Indebtedness”), modifications, refinancing, refundings, renewals or extensions of such Original Indebtedness, or Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund such Original Indebtedness; provided that:

(a)
the principal amount (or accreted value, if applicable) plus unfunded commitments of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) plus unfunded commitments of the Original Indebtedness (plus any related fees and expenses and other amounts paid, unpaid accrued interest and premium thereon);

(b)
the weighted average life to maturity of such Refinancing Indebtedness is greater than or equal to (and the maturity of such Refinancing Indebtedness is no earlier than) the shorter of (i) the weighted average life to maturity of the Original Indebtedness remaining as of the date of such modification, refinancing, refunding, renewal or extension and (ii) the weighted average life to maturity of the Term Loans remaining as of the date of such modification, refinancing, refunding, renewal or extension;

(c)
the Refinancing Indebtedness shall not have different obligors than the obligors under the Term Loans (unless such obligors are obligors under the Original Indebtedness, or if the obligors under the Original Indebtedness are Non- Guarantor Subsidiaries, obligors under the Original Indebtedness and other Non-Guarantor Subsidiaries) or greater guarantees or security than the guarantees and security provided in respect of the Obligations (unless such guarantees and security are the same as provided in respect of the Original Indebtedness, or if the guarantees and security under the Original Indebtedness are provided by Non-Guarantor Subsidiaries, additional guarantees and security provided by such Non-Guarantor Subsidiaries or additional Non-Guarantor Subsidiaries);

(d)
if the Original Indebtedness is subordinated in right of payment to the Obligations, such Refinancing Indebtedness shall be subordinated in right of payment on terms at least as favorable to the Lenders as those contained in the documentation governing the Original Indebtedness;

(e)
to the extent the Liens securing such Original Indebtedness are subordinated to the Liens securing the Obligations, the Liens, if any, securing such Refinancing Indebtedness are subordinated to the Liens securing the Obligations pursuant to intercreditor arrangements reasonably acceptable to the Administrative Agent; and

(f)	if the Original Indebtedness is Non-Recourse Indebtedness, such Refinancing Indebtedness shall be Non-Recourse Indebtedness.

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release”: any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement is waived.

“Required Lenders”: one or more Lenders having or holding more than 50% of the aggregate Term Loans of all Lenders; provided that, prior to the making of the Term Loans, such determination shall be made based on the unused Term Loan Commitments of the Lenders.

“Requirements of Law”: as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any Law applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: with respect to any NFE Group Member the chief executive officer, president, chief financial officer, vice president, treasurer, assistant treasurer, controller, secretary, assistant secretary, board member or manager of such NFE Group Member, or any other authorized officer or signatory of such NFE Group Member reasonably acceptable to the Administrative Agent.

“S&P”: Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Second Extended Maturity Date”: August 14, 2020.

“Secured Hedge Agreements”: each Hedge Agreement permitted under Section 6.1 that is entered into by and between the Borrower or any of its Subsidiaries and any Lender Counterparty.

“Secured Parties”: a collective reference to the Administrative Agent, the Lenders and the Lender Counterparties.

“Security Agreement”: the Security Agreement, dated as of the Closing Date, made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

“Security Documents”: the collective reference to (a) the Pledge Agreements, (b) the Security Agreement, (c) the Collateral Assignments, (d) the Mortgages, (e) the Foreign Collateral Documents and (f) all other security documents now or hereafter delivered to the Administrative Agent granting (or purporting to grant) a Lien on any Property of any Person to secure the Obligations.

“Similar Business”: any business conducted or proposed to be conducted by the NFE Group Members on the Closing Date or any business that is similar, reasonably related, incidental, ancillary or complementary thereto, or is a reasonable extension, development or expansion thereof.

“Solvent”: with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Steam Supply Agreement”: the Steam Supply Agreement, dated as of October 10, 2017, between JAMALCO and NFE South Power Holdings Limited, a Jamaica limited company, as the same may be amended, restated, supplemented or modified from time to time in accordance with Error! Reference source not found..

“Subsidiary”: as to any Person: (a) any corporation of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned (i) by such Person, (ii) by such Person and one or more subsidiaries of such Person, or (iii) by one or more subsidiaries of such Person; or (b) any trust, partnership, joint venture or other Person as to which such Person, or one or more subsidiaries of such Person, owns more than 50% of the voting ownership, equity or similar interest of such trust, partnership, joint venture or other Person, as the case may be.

“Subsidiary Guarantor”: each Subsidiary of the Borrower providing a guarantee of the Obligations pursuant to a Guarantee Agreement.

“Swap Obligations”: as defined in “Excluded Swap Obligations.”

“Synthetic Debt”: with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligations”: the monetary obligations of a Person under (a) a so- called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan”: a term loan made by a Lender to the Borrower pursuant to Section 2.1(a).

“Term Loan Commitment”: the commitment of a Lender to make or otherwise fund a Term Loan and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment is set forth on Schedule 1.1A. The aggregate amount of the Term Loan Commitments as of the Closing Date is $240,000,000.

“Term Loan Exposure”: with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Facility”: as defined in the recitals hereto.

“Term Loan Note”: a promissory note in the form of Exhibit D, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Termination Conditions”: collectively, (a) the payment in full in cash of the Obligations (other than (i) Unasserted Contingent Obligations and (ii) Obligations owing to Lender Counterparties under any Secured Hedge Agreements that are not then due and payable) and (b) the termination of the Commitments.

“Total Assets”: as at any date of determination, the total assets of the NFE Group Members  determined on a consolidated basis  in  accordance with  GAAP  as shown on the  most recent consolidated balance sheet of Holdings and its Subsidiaries delivered pursuant to Section 5.1.

“Total Cash”: as at any date of determination, the aggregate amount of cash and Cash Equivalents of the NFE Group Members determined on a consolidated basis in accordance with GAAP.

“Transactions”: as defined in the recitals hereto.

“Type of Term Loan”: a Base Rate Loan or a Eurodollar Rate Loan.

“Unasserted Contingent Obligations”: at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Obligations in respect of the principal of, and interest and premium (if any) on, any Obligation) in respect of which no assertion of liability and no claim or demand for payment has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee at such time).

“Wholly Owned Subsidiary”: as to any NFE Group Member, any other Person all of the Capital Stock of which (other than directors’ qualifying shares or other similar shares required pursuant to applicable Law) is owned by the Loan Parties directly and/or through other Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2       Other Definitional Provisions.

(a)          Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)         As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holdings, the Borrower and their respective Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall (subject to Section 9.15) have the respective meanings given to them under GAAP.

(c)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section,  Schedule and  Exhibit references are  to this Agreement unless otherwise specified. The words “include,” “includes” and “including shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(d)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)         All calculations of financial ratios set forth herein shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

(f)         As used herein and in the other Loan Documents, references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, replacements, refinancings, supplements or other modifications set forth herein or in any other Loan Document). Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law shall, unless otherwise specified, refer to such Law as amended, supplemented or otherwise modified from time to time.

(g)          The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(h)          Any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns.

Section 1.3       Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period” and in the definition of “Maturity Date”) or performance shall extend to the immediately succeeding Business Day.

Section 1.4       Currency Equivalents Generally.

(a)         For purposes of determining compliance with Sections 6.1, 6.2 and 6.6 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b)         For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determination of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the exchange rate in effect on the Business Day immediately preceding the date of such transaction (subject to the following proviso) or determination and shall not be affected by subsequent fluctuations in exchange rates.

Section 1.5       Other Defined Terms.  As used in this Agreement, the following terms shall have the respective meanings set forth in the described Sections.

Defined Term	Section

“Accounting Change”	9.15
“Affected Lender”	2.15(b)
“Affected Loans”	2.15(b)
“Agent Parties”	9.2
“Aggregate Amounts Due”	2.14
“Agreement Currency”	9.17(b)
“Anti-Money Laundering Laws”	3.22(a)(i)
“Applicable Creditor”	9.17(b)
“Assignee”	9.6(c)
“Assignor”	9.6(c)
“Benefited Lender”	9.7(a)
“Borrower Materials”	9.2(a)
“Cure Amount”	7.3(a)
“Cure Right”	7.3(a)
“Eligible Collateral Property”	5.10(d)
“FCPA”	3.22(a)
“First Maturity Extension Option”	2.20
“Flood Laws”	3.23
“Foreign Disposition”	2.11(h)
“Granting Lender”	9.6(g)
“Increased Cost Lender”	2.19
“Indemnified Liabilities”	9.5(a)
“Indemnitee”	9.5(a)
“Information”	9.14
“Installment”	2.9
“Judgment Currency”	9.17(b)
“Maturity Extension Options”	2.20
“Maturity Extension Notice”	2.20
“Netted Tax Amount”	2.11(h)
“Non-Consenting Lender”	2.19
“Participant”	9.6(b)
“Participant Register”	9.6(b)
“Platform”	5.2
“Post-Closing Actions”	5.12

Defined Term	Section
“Private Side Information”	5.2
“Refused Proceeds”	2.12(c)
“Register”	2.4(b)
“Replacement Lender”	2.19
“Required Prepayment Date”	2.12(c)
“Restricted Payments”	6.5
“Sanctions”	3.22(c)(i)
“Sale-Leaseback Transaction”	2.11(a)
“Second Maturity Extension Option”	2.20
“SPC”	9.6(g)
“Successor Benchmark Rate”	2.15(f)
“Successor Borrower”	6.3(a)
“Successor Holdings”	6.3(a)
“Terminated Lender”	2.19
“Transferee”	9.14
“Voluntary Prepayment”	6.7
“Waivable Mandatory Prepayment”	2.12(c)

SECTION 2.        LOANS

Section 2.1       Term Loans.

(a)         Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, from time to time during the period from and including the Closing Date to the Commitment Termination Date, Term Loans to the Borrower in an aggregate amount up to but not exceeding such Lender’s Term Loan Commitment. The Borrower may not borrow Term Loans on the Closing Date in an amount in excess of $130,000,000. The Borrower may not make more than three borrowings under the Term Loan Commitments, one of which shall be on the Closing Date. The Term Loans may be Eurodollar Rate Loans or Base Rate Loans, as provided herein. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.9, 2.10(a) and 2.11, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date with respect thereto. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Commitment Termination Date to the extent such Term Loan Commitment is unused or not otherwise terminated prior to such date.

(b)          Borrowing Mechanics for Term Loans.

(i)             With respect to each Term Loan requested by the  Borrower, the Borrower shall deliver to the Administrative Agent a fully executed  Funding Notice no later than (x) one Business Day prior to the proposed Credit Date with respect to Base Rate Loans and (y) three Business Days prior to the proposed Credit Date with respect to Eurodollar Rate Loans (or, with respect to a Term Loan requested to be made on the Closing Date, such shorter period as may be acceptable to the Lenders on the Closing Date). Promptly upon receipt by the Administrative Agent of such Funding Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)            Each Lender shall make its Pro Rata Share of the Term Loans requested to be made on any Credit Date available to the Administrative Agent not later than 10:00 a.m. (New York City time) on such Credit Date, by wire transfer of same day funds in Dollars, at the principal office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of the Term Loans available to the Borrower on the requested Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by the Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated in writing to the Administrative Agent by the Borrower.

Section 2.2       Pro Rata Shares; Availability of Funds.

(a)         Pro Rata Shares. All Term Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby.

(b)        Availability of Funds. Unless the Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Term Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event that (i) the Administrative Agent declines to make a requested amount available to the Borrower until such time as all applicable Lenders have made payment to the Administrative Agent, (ii) a Lender fails to fund to the Administrative Agent all or any portion of the Term Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in the Administrative Agent failing to make a corresponding amount available to the Borrower on the applicable Credit Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Term Loans for the period commencing with the time specified in this Agreement for receipt of payment  by the  Borrower  through  and  including  the  time  of  the  Borrower’s  receipt  of  the requested amount. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from the applicable Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.3       Use of Proceeds. The proceeds of the Term Loans shall be applied by the Borrower to fund the uses specified in the recitals hereto and in Section 2.1(a).

Section 2.4       Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)         Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Borrower Obligations to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrower and each other Loan Party, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)         Register. The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders (and each assignee thereof) and the Commitments and Term Loans (and related interest amounts) of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Borrower or any Lender (provided that any such Lender may only inspect (i) any entry relating to such Lender’s Commitments and Term Loans or (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Commitments and Term Loans except upon the occurrence and during the continuance of an Event of Default)) at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Term Loans (and related interest amounts), as well as any assignments thereof, in accordance with the provisions of Section 9.6, and each repayment or prepayment in respect of the principal amount (and related interest amounts) of the Term Loans, and any such recordation shall be conclusive and binding on the Borrower, each other Loan Party and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Borrower Obligations in respect of any Term Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4. The parties hereto shall treat each Person listed in the Register as the owner of the applicable Term Loan, notwithstanding notice to the contrary. This Section 2.4(b) is intended to establish a “book entry system” within the meaning of Treasury Regulation Section 5f.103-1(c)(1)(ii) and shall be interpreted consistently with such intent.

(c)          Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an Assignee of such Lender pursuant to Section 9.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’s receipt of such notice) a Term Loan Note to evidence such Lender’s Term Loan.

Section 2.5       Interest on Term Loans.

(a)          Except as otherwise set forth herein, each Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)              if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii)             if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b)         The basis for determining the rate of interest with respect to any Term Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)          In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Term Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Term Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)         Interest payable pursuant to clause (a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365 day or 366 day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Term  Loan,  the  date  of  the  making  of  such  Term Loan or the first day of an  Interest  Period applicable to such Term Loan or the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Term Loan or the expiration date of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Term Loan.

(e)         Except as otherwise set forth herein, interest on each Term Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Term Loans, including final maturity of the Term Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

Section 2.6       Conversion/Continuation.

(a)          Subject to Section 2.15 and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

(i)             to convert at any time all or any part of any Term Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Term Loan to another Type of Term Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii)             upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Term Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b)         Subject to clause (c) below, the Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 2:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Term Loan is outstanding with respect to  which a  Funding  Notice or  Conversion/Continuation  Notice  has not  been  delivered to  the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Term Loan shall be a Base Rate Loan.

(c)          Any Conversion/Continuation Notice shall be executed by a Responsible Officer of the Borrower in a writing delivered to the Administrative Agent. In lieu of delivering a Conversion/Continuation Notice, the Borrower may give the Administrative Agent telephonic notice by the required time of such proposed conversion or continuation, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Conversion/Continuation Notice to the Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Conversion/Continuation Notice, the written Conversion/Continuation Notice shall govern. In the case of any Conversion/Continuation Notice that is irrevocable once given, if the Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given. Neither the Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.

Section 2.7      Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 7.1(a) or Section 7.1(f), the overdue principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Term Loans or any overdue fees or other amounts owed hereunder shall bear interest (including post-petition interest in any proceeding under Debtor Relief Laws (or interest that would have accrued after the commencement of a proceeding but for the commencement of such proceeding)) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Term Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.8       Fees.

(a)          [Reserved];

(b)          The Borrower agrees to pay to the Arrangers and the Administrative Agent such fees in the amounts and at the times separately agreed upon.

Section 2.9      Scheduled Payments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments and at final maturity (each such payment, an “Installment”) in the aggregate amounts set forth below on the four quarterly scheduled Interest Payment Dates applicable to Term Loans, commencing:

Amortization Date	Term Loan Installments
December 31, 2018	$600,000
March 31, 2019	$600,000
June 30, 2019	$600,000
September 30, 2019	$600,000
December 31, 2019	$600,000
March 31, 2020	$600,000
June 30, 2020	$600,000
Maturity Date	Remainder

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.10, 2.11 and 2.12, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

Section 2.10     Voluntary Prepayments.

(a)          Voluntary Prepayments of Term Loans.

(i)           Any time and from time to time:

(A)            with respect to Base Rate Loans, the Borrower may prepay any such Term Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(B)            with respect to Eurodollar Rate Loans, the Borrower may prepay any such Term Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)          All such prepayments shall be made:

(A)            upon written or telephonic notice on the date of prepayment, in the case of Base Rate Loans; and

(B)            upon not less than two Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to the Administrative Agent by 3:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to the Administrative Agent (and the Administrative Agent will promptly transmit such original notice for Term Loans by telefacsimile or telephone to each applicable Lender). Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that a notice of voluntary prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness or the Disposition of assets  or  the  closing  of  a  merger  or  acquisition  transaction,  in  which  case  such  notice  of prepayment may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied or delayed in effectiveness, provided that the Borrower shall make any payments required to be made pursuant to Section 2.15(c) in connection therewith. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

Section 2.11      Mandatory Prepayments.

(a)         Asset Sales. No later than the tenth Business Day following the date of receipt by any NFE Group Member of any Net Cash Proceeds from any Asset Sale, the Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Cash Proceeds, to be applied as specified in Section 2.12(b); provided, so long as no Event of Default under Section 7.1(a) or (f) shall have occurred and be continuing at the time such Net Cash Proceeds from Asset Sales are received, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to reinvest such Net Cash Proceeds within 365 days (or, in the case of an Asset Sale in which the real or personal property subject to such Asset Sale are then leased back to Holdings, the Borrower or any Subsidiary (a “Sale-Leaseback Transaction”), 90 days) of receipt thereof in assets useful in the business of the Borrower and its Subsidiaries (or to use such Net Cash Proceeds to replace assets Disposed of in such Asset Sale) or to enter into a binding commitment to acquire such assets within 365 days (or, in the case of a Sale-Leaseback Transaction, 90 days) of receipt thereof so long as such assets are actually acquired within an additional 180 days (or, in the case of a Sale-Leaseback Transaction, 30 days); provided further, that no Net Cash Proceeds in excess of $50,000,000 in the aggregate during the term of this Agreement may be reinvested pursuant to the previous proviso and not used to prepay the Term Loans as set forth in this Section 2.11(a); provided further, that any Net Cash Proceeds not so reinvested shall be applied to the prepayment of the Term Loans as set forth in this Section 2.11(a) at the end of such reinvestment period.

(b)         Recovery Events. No later than the tenth Business Day following the date of receipt by any NFE Group Member of any Net Cash Proceeds from any Recovery Event, the Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Cash Proceeds, to be applied as specified in Section 2.12(b); provided, so long as no Event of Default under Section 7.1(a) or (f) shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to reinvest such Net Cash Proceeds within 365 days of receipt thereof in assets useful in the business of the Borrower and its Subsidiaries (or to use such Net Cash Proceeds to replace assets damaged or destroyed in connection with the property or casualty insurance claim or condemnation proceeding that is the basis for such Recovery Event) or to enter into a binding commitment to acquire such assets within 365 days of receipt thereof so long as such assets are actually acquired within an additional 180 days; provided further, that any Net Cash Proceeds not so reinvested shall be applied to the prepayment of the Term Loans as set forth in this Section 2.11(b) at the end of such reinvestment period.

(c)          Extraordinary Receipts. No later than the tenth Business Day following the date of receipt by any NFE Group Member of any Net Cash Proceeds from the receipt of any Extraordinary Receipts, the Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Cash Proceeds, to be applied as specified in Section 2.12(b); provided, that so long as no Event of Default under Section 7.1(a) or (f) shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to reinvest such Net Cash Proceeds within 365 days of receipt thereof in assets useful in the business of the Borrower and its Subsidiaries or to enter into a binding commitment to acquire such assets within 365 days of receipt thereof so long as such assets are actually acquired within an additional 180 days; provided, further, that any Net Cash Proceeds not so reinvested shall be applied to the prepayment of the Term Loans as set forth in this Section 2.11(c) at the end of such reinvestment period.

(d)          Issuance of Debt.

(i)             Immediately upon receipt by any NFE Group Member of any Net Cash Proceeds from the incurrence by any NFE Group Member of any Indebtedness (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Cash Proceeds, to be applied as specified in Section 2.12(b).

(ii)            No later than the tenth Business Day following the date of receipt by any NFE Group Member of any Net Cash Proceeds from the incurrence by any NFE Group Member of any Indebtedness permitted to be incurred pursuant to Section 6.1(c) to finance assets other than the Philadelphia gas terminal or real property located in Mexico or Puerto Rico, the Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Cash Proceeds, to be applied as specified in Section 2.12(b).

(e)         Initial Public Offering. No later than the tenth Business Day following the date of receipt by any NFE Group Member of any Net Cash Proceeds from any IPO, the Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Cash Proceeds, to be applied as specified in Section 2.12(b).

(f)          Consolidated Excess Cash Flow. If, as of any Excess Cash Flow Determination Date (commencing with December 31, 2019), the Excess Cash Flow Prepayment Amount exceeds $0, then within ten (10) Business Days after the date on which the annual audited financial statements for each fiscal year ended on any Excess Cash Flow Determination Date are required to be delivered pursuant to Section 5.1(a), the Borrower shall prepay the Term Loans in an amount equal to (i) the Excess Cash Flow Prepayment Amount, minus (ii) voluntary prepayments of Term Loans made during such fiscal year, except to the extent funded with Net Cash Proceeds of any borrowing or issuance of Indebtedness for borrowed money, to be applied as specified in Section 2.12(b).

(g)         Prepayment Certificate. Concurrently with any prepayment of the Term Loans pursuant to Sections 2.11(a) through Section 2.11(f), the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating the calculation of the amount of the applicable Net Cash Proceeds or Excess Cash Flow Prepayment Amount, as the case may be. In the event that the Borrower shall subsequently determine  that the actual amount required to be  prepaid  exceeded the amount set forth  in  such certificate, the Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower demonstrating the derivation of such excess.

(h)         Foreign Dispositions/Excess Cash Flow. Notwithstanding any other provision of this Section 2.11, (i) to the extent that any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (a “Foreign Disposition”) or Excess Cash Flow Prepayment Amount attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow Prepayment Amount so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow Prepayment Amount that, in each case, would otherwise be required to be used to make a prepayment pursuant to this Section 2.11, is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow Prepayment Amount will be promptly (and in any event not later than ten Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the prepayment of the Term Loans pursuant to this Section 2.11 and (ii) to the extent that the Borrower has determined in its sole discretion exercised in good faith that repatriation to the United States of any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary or Excess Cash Flow Prepayment Amount attributable to Foreign Subsidiaries would have material adverse Tax consequences (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow Prepayment Amount, such Net Cash Proceeds or Excess Cash Flow Prepayment Amount so affected may be retained by the applicable Foreign Subsidiary; provided that in the case of this clause (ii), on or before the date on which any such Net Cash Proceeds or any such Excess Cash Flow Prepayment Amount would have been required to be applied to prepayments pursuant to this Section 2.11, the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow Prepayment Amount to such reinvestments or prepayments, as applicable, as if such Net Cash Proceeds or Excess Cash Flow Prepayment Amount had been received by the Borrower rather than such Foreign Subsidiary, less the amount (the “Netted Tax Amount”) of additional Taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow Prepayment Amount had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow Prepayment Amount that would be calculated if received by such Foreign Subsidiary); provided that, to the extent that the repatriation of any Net Cash Proceeds or Excess Cash Flow Prepayment Amount from such Foreign Subsidiary would no longer have an adverse Tax consequence, such Foreign Subsidiary shall promptly repatriate (and in any event not later than ten Business Days after such repatriation) an amount equal to the Netted Tax Amount to the Borrower, which amount shall be applied by the Borrower to prepayment of the Term Loans in accordance with this Section 2.11.

Section 2.12     Application of Prepayments/Reductions.

(a)          Application of Voluntary Prepayments. Any prepayment of any Term Loan pursuant to Section 2.10(a) shall be applied to prepay the Term Loans in direct order of maturity of the scheduled remaining Installments of principal of the Term Loans.

(b)         Application of Mandatory Prepayments. Any amount required to be used to prepay the Term Loans pursuant to Sections 2.11(a) through Section 2.11(f) shall be applied to the Term Loans in direct order of maturity of the scheduled remaining Installments of principal of the Term Loans.

(c)          Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Term Loans are outstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option to refuse its Pro Rata Share of such Waivable Mandatory Prepayment (such refused amount of all such Lenders, the “Refused Proceeds”) by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the second Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall (i) pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, less the Refused Proceeds, which such remaining amount shall be applied to prepay the Term Loans of those Lenders that have elected not to exercise such option (which prepayment shall be applied to the scheduled Installments of principal of the Term Loans in accordance with (b)), and (ii) retain any Refused Proceeds or use such Refused Proceeds for any other purpose permitted hereunder.

(d)         Application of Prepayments of Term Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of Term Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.15(c).

Section 2.13     General Provisions Regarding Payments.

(a)         All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 3:00 p.m. (New York City time) on the date due at the Principal Office of the Administrative  Agent for the account of  Lenders;  for purposes of computing  interest and  fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)         All payments in respect of the principal amount of any Term Loan shall be accompanied by payment of any fees required to be paid in connection with such principal payment pursuant to Section 2.8 and payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)         The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due related thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d)        Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)          Whenever any payment to be made hereunder with respect to any Term Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(f)          The Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 3:00 p.m. (New York City time) (unless a later time is otherwise specified herein with respect to such payment) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7, if applicable, from the date such amount was due and payable until the date such amount is paid in full.

Section 2.14     Ratable Sharing. The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, or by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral  under  Debtor  Relief  Laws,   receive  payment  or  reduction  of  a  proportion  of  the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts  Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it. For purposes of clause (C) of the definition of “Excluded Taxes”, a Lender that acquires a participation pursuant to this Section 2.14 shall be treated as having acquired such participation on the earlier date on which such Lender acquired the applicable interest in the Term Loan to which such participation relates.

Section 2.15     Making or Maintaining Eurodollar Rate Loans.

(a)          Inability to Determine Applicable Interest Rate. In the event that the Required Lenders shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Term Loans on the basis provided for in the definition of “Adjusted Eurodollar Rate,” the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Term Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Term Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

(b)          Illegality or Impracticability of Eurodollar Rate Loans. In the event  that  on a ny date  (i)  any  Lender shall have  reasonably determined  (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) the Administrative Agent is advised by the Required Lenders (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining, converting to or continuation of its Eurodollar Rate Loans has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lenders in that market, then, and in any such event, such Lenders (or in the case of the preceding clause (i), such Lender) shall be an “Affected Lender” and such Affected Lender shall on that day give notice (by e-mail or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). If the Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) Lenders constituting Required Lenders pursuant to clause (ii) of the preceding sentence, then (A) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Term Loans as, or to convert Term Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender, (B) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Term Loan as (or continue such Term Loan as or convert such Term Loan to, as the case may be) a Base Rate Loan, (C) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of clause (c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.15(a) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Term Loans as, or to convert Term Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c)         Compensation for Breakage or Non-Commencement of Interest Periods. The Borrower shall compensate each Lender, upon written request by such Lender  (which request shall set forth the basis for requesting such amounts in reasonable detail), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Term Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d)          Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)         Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.15 and under Section 2.16 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of “Adjusted Eurodollar Rate” in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.15 and under Section 2.16.

(f)          LIBO Successor Rate. If the Borrower and the Administrative Agent reasonably determine in good faith that an interest rate is not ascertainable pursuant to the provisions of the definition of “Adjusted Eurodollar Rate” and the inability to ascertain such rate is unlikely to be temporary, the “London interbank offered rate” as used in the definition of “Adjusted Eurodollar Rate” shall be an alternate rate of interest established by the Administrative Agent and the Borrower that is commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its reasonable discretion) and is generally accepted as the then prevailing market convention for determining a rate of interest (including the making of appropriate adjustments to such alternate rate and this Agreement to preserve pricing in effect at the time of selection of such alternate rate or necessary to reflect the available interest periods for such alternate rate) for syndicated leveraged loans of this type in the United States at such time (any such rate, the “Successor Benchmark Rate”), and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 9.1, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided, that if a Successor Benchmark Rate has not been established pursuant to the foregoing, at the option of the  Borrower, the  Borrower and the  Required  Lenders  may selec t a  different Successor Benchmark Rate that is reasonably commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its reasonable discretion) and, upon not less than 15 Business Days’ prior written notice to the Administrative Agent, the Administrative Agent, such Required Lenders and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable and, notwithstanding anything to the contrary in Section 9.1, such amendment shall become effective without any further action or consent of any other party to this Agreement; provided, further, that until such Successor Benchmark Rate has been determined pursuant to this paragraph, any request for Term Loans, the conversion of any Term Loan to, or continuation of any Term Loan as, a Eurodollar Rate Loan shall be ineffective.

Section 2.16     Increased Costs; Capital Requirements.

(a)          Increased Costs. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate);

(ii)          subject any Recipient to any Taxes (other than (a) Indemnified Taxes, (b) Taxes described in clauses (B) through (D) of the definition of “Excluded Taxes” and (c) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)         Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding  company could have achieved but for such Change  in  Law  (taking  into  consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)         Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)         Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.17     Taxes.

(a)         All payments made by or on behalf of any Loan Party to a Recipient under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes (except as required by applicable Law). If applicable Law (as determined in the good faith discretion of any applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)         Without duplication of Section 2.17(a), the Loan Parties shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)         Whenever any Indemnified Taxes are payable or remittable by a Loan Party, as soon as practicable thereafter the Loan Party shall send to the applicable Recipient the original or a certified copy of an original official receipt received by the Loan Party or other reasonably satisfactory evidence showing payment thereof.

(d)         Without duplication of Section 2.17(a), the Loan Parties shall indemnify each Recipient for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed on amounts payable under this Section 2.17) payable by such Recipient, and any liability (including penalties, additions to Tax, interest and any reasonable expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. Such indemnification shall be made within 10 Business Days after the date the Recipient makes written demand therefor (which demand shall set forth in reasonable detail the nature and amount of Indemnified Taxes for which indemnification is being sought). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by any Arranger or Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          If any Recipient determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of such Recipient, agrees to repay the amount paid over to the Loan Party (plus interest attributable to the period during which the Loan Party held such funds and any penalties, additions to Tax, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. This Section 2.17(c) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f)          Without limiting the generality of Section 2.17(g), each Lender, to the extent such Lender is not a “U.S. person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Withholding Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), whichever of the following is applicable, in each case to the extent such Lender is legally entitled to do so:

(i)             two executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party and which provides for an exemption from or reduction in United States federal withholding Tax,

(ii)             two executed copies of IRS Form W-8ECI (or any successor form),

(iii)          in the case of a Lender claiming the benefits of the exemption  for  portfolio  interest  under  section  881(c)  of the Code,  (A) a certificate in substantially the form of Exhibit E-1, to the effect that such Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code, and (4) was not engaged in a conduct of a trade or business within the United States to which the interest payment is effectively connected, and (B) two executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor form);

(iv)           to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender granting a participation), a complete and executed IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, a certificate in substantially the form of Exhibit E-3 or E-4, as applicable, IRS Form W-9, and/or other certification documents from each beneficial owner (or any successor forms), as applicable; provided that, if the Lender is a partnership (and not a participating Lender) and one or more partners of such Lender are claiming the portfolio interest exemption, such Lender shall provide a certificate, in substantially the form of Exhibit E-2, as applicable, on behalf of such beneficial owner(s) in lieu of requiring each beneficial owner to provide its own certificate; or

(v)           any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax on payments under this Agreement and the other Loan Documents executed together with such supplementary documentation as may be prescribed by applicable Law to permit the Withholding Agent to determine the withholding or deduction required to be made; provided, that the completion, execution or submission of such documentation required under this Section 2.17(f)(v) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

To the extent a Lender is a “U.S. person” (as defined in Section 7701(a)(30) of the Code), such Lender shall deliver to the Withholding Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent) two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.

(g)        Upon the reasonable request of the Withholding Agent, a Lender that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to any payments under this Agreement or any Loan Document shall deliver to the Withholding Agent such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Withholding Agent (in such number of copies as shall be reasonably requested by the Withholding Agent) as will permit such payments to be made without withholding or at a reduced rate prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent); provided that the completion, execution or submission of such documentation required under  this  Section  2.17(g)  shall  not  be  required  if  in the  Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(h)          If a payment made to any Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Withholding Agent at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with their obligations under FATCA, to determine whether such Recipient has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for the purpose of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i)          Each Lender shall deliver the forms and other documentation required to be provided under this Section 2.17: (i) on or before the date it becomes a party to this Agreement, (ii) promptly upon the obsolescence, expiration, inaccuracy, or invalidity of any form previously delivered by such Lender, and (iii) at such other times as may be reasonably requested by the Withholding Agent or as required by Law. Each Lender shall promptly notify the Withholding Agent at any time it determines that it is no longer in a position to provide any documentation previously delivered to the Withholding Agent. Notwithstanding any other provision of this Section 2.17, a Lender shall not be required to deliver any documentation pursuant to Section 2.17(f)(v) or Section 2.17(g) if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(j)          If the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the date on which it becomes the Administrative Agent, provide the Borrower with a properly completed and duly executed copy of IRS Form W-9 confirming that the Administrative Agent is exempt from U.S. federal back-up withholding. If the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, then it shall, on or prior to the date on which it becomes the Administrative Agent, provide the Borrower with, (i) with respect to payments made to the Administrative Agent for its own account, a properly completed and duly executed IRS Form W-8ECI (or other applicable IRS Form W-8), and (ii) with respect to payments made to the Administrative Agent on behalf of the Lenders, a properly completed and duly executed IRS Form W-8IMY confirming that the Administrative Agent agrees to be treated as a “United States person” for U.S. federal withholding Tax purposes. On or prior to the date on which it becomes an Arranger, each Arranger shall provide the Borrower with a properly completed and duly executed copy of IRS Form W-9 confirming that such Arranger is exempt from U.S. federal back-up withholding. The Administrative Agent and such Arranger shall, (A) promptly upon the obsolescence, expiration, inaccuracy or invalidity of any form previously delivered by the Administrative Agent or such Arranger under this clause (j), and (B) at such other times as may be reasonably  requested  by  the  Borrower  or  as  required  by  Law,   deliver  promptly  to  the Borrower an updated form or other appropriate documentation (in such number of copies as shall be reasonably requested by the Borrower) or promptly notify the Borrower in writing of its legal ineligibility to do so.

(k)        The agreements in this Section 2.17 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 2.18     Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.15, 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Term Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.15, 2.16 or 2.17 would be reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office or take such other measures pursuant to this Section 2.18 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office or taking such other measures as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 45 days after receipt thereof.

Section 2.19    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a)(i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.15, 2.16 or 2.17, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.1, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election  to do so, elect to  cause such  Terminated  Lender  (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans in full to one or more Persons permitted to become Lenders hereunder pursuant to and in accordance with the provisions of Section 9.6 (each a “Replacement Lender”) and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender; provided that, (A) on the date of such assignment, such Terminated Lender shall have received payment from the Replacement Lender or the Borrower in an amount equal to the sum of (1) the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender, (2) all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (3) all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.8; (B) in the case of any such assignment resulting from a claim for compensation under Section 2.15(c), 2.16 or 2.17, such assignment will result in a material reduction in such compensation and on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15, 2.16 or 2.17; or otherwise as if it were a prepayment and (C) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.6; provided that each party hereto agrees that an assignment required pursuant to this Section 2.19 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto, and each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.6.

Section 2.20     Maturity Extension Option. The Borrower may, pursuant to the provisions of this Section 2.20, in its sole discretion (a) extend the maturity date of the Term Loan Facility to the First Extended Maturity Date (the “First Maturity Extension Option”), by giving irrevocable written notice (a “Maturity Extension Notice”) to the Administrative Agent of the exercise of such Maturity Extension Option at least five Business Days and not more than 20 Business Days prior to the Original Maturity Date and (b) extend the maturity date of the Term Loan Facility to the Second Extended Maturity Date (the “Second Maturity Extension Option” and, together with the First Maturity Extension Option, the “Maturity Extension Options”) by giving a Maturity Extension Notice to the Administrative Agent of the exercise of such Maturity Extension Option at least five Business Days and not more than 20 Business Days prior to the First Extended Maturity Date. No Maturity Extension Option shall become effective unless (i) on the date of the applicable extension, no Default or Event of Default is continuing and (ii) on or prior to the date of the applicable extension, the Borrower has paid to the Administrative Agent, for the account of each  Lender party to this  Agreement as a  Lender on such date,  an extension fee in cash in an amount equal to 1.00% of the principal amount of such Lender’s Term Loans outstanding on such date that are being extended.

SECTION 3.    REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Term Loans, Holdings, the Borrower and the other Loan Parties hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

Section 3.1      Financial Condition. The audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at December 31, 2017, and the audited consolidated statements of operations and comprehensive loss and cash flows of Holdings and its consolidated Subsidiaries for the fiscal period then ended, copies of which have been heretofore furnished to the Administrative Agent for delivery to each Lender, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal period then ended. The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at March 31, 2018, and the unaudited consolidated statements of operations and comprehensive loss and cash flows of Holdings and its consolidated Subsidiaries for the fiscal period then ended, copies of which have heretofore been furnished to the Administrative Agent for delivery to each Lender, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal period then ended. Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved (except as approved by the aforementioned firm of accountants and disclosed therein).

Section 3.2       No Change. Since December 31, 2017, there has been no development or event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.3       Existence; Compliance with Law. Each NFE Group Member (a) is duly organized or formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, (b) has the organizational power and authority, and all requisite Permits from Governmental Authorities, to own and operate its Property, to lease the Property it leases as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction (if applicable) where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except, in the case of clause (a) with respect to any NFE Group Member other than the Loan Parties and in the cases of clauses (b), (c) and (d) above, to the extent that failure of the same could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4       Power; Authorization; Enforceable Obligations. Each Loan Party has the requisite corporate or other organizational power and authority to make, deliver and perform the Loan Documents to which it is a party. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the borrowings hereunder, the granting of Liens pursuant to the Security Documents or the execution, delivery or performance of this Agreement or any of the other Loan Documents, except (a) those consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (b) the filings or other actions referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto and constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5       No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not contravene, violate or result in a breach of or default under any Requirement of Law or any Contractual Obligation of any NFE Group Member, other than any violation that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

Section 3.6       No Material Litigation. No litigation, action, suit, claim, dispute, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Holdings or the Borrower, threatened by or against Holdings, the Borrower or any of their respective Subsidiaries or against any of their respective properties or revenues (i) that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) purport to affect or pertain to any of the Loan Documents or any of the transactions contemplated hereby or thereby.

Section 3.7      No Default. No Default or Event of Default has occurred and is continuing. No NFE Group Member is in default under or with respect to, or a party to, any Contractual Obligation that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8       Ownership of Property; Liens. Each of the NFE Group Members has title in fee simple or good and valid title, as the case may be, to, or a valid leasehold interest in, or easements or other limited property interests in, all its real or immoveable property necessary in the ordinary conduct of its business, and good title to, or a valid leasehold interest in, or valid license of or other right to use, all its other Property necessary for the conduct of its business as currently conducted, in each case except where the failure to have such title, interest, license or right could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by Section 6.2.

Section 3.9       Intellectual Property. Each of the NFE Group Members owns, or is licensed or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business as currently conducted except to the extent such failure could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Holdings or the Borrower know of any valid basis for any such claim, except to the extent that any such claim could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of Holdings and the Borrower, the use of Intellectual Property by the NFE Group Members does not infringe on the Intellectual Property rights of any Person, except for such infringements which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10     Taxes. Each of the NFE Group Members has filed or caused to be filed all tax returns that are required to be filed and has paid all Taxes due and payable by it (including in its capacity as a withholding agent) other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant NFE Group Member or (b) where the failure to make such filing, payment, deduction, withholding, collection or remittance could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and no Lien for Tax has been filed, and, to the knowledge of Holdings and the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge except, in each case, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.11     Federal Regulations. No part of the proceeds of any Term Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of Regulations T, U or X.

Section 3.12     Labor Matters. There are no strikes or other labor disputes against any NFE Group Member pending or, to the knowledge of Holdings or the Borrower, threatened that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All payments due from the NFE Group Members on account of employee health and welfare insurance that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant NFE Group Member.

Section 3.13     ERISA. As of the date hereof, there are no Pension Plans or Multiemployer Plans. None of the Borrower or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA, except as could not reasonably be expected to have a Material Adverse Effect.

Section 3.14     Investment Company Act. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

Section 3.15     Subsidiaries.

(a)          The Subsidiaries listed on Schedule 3.15 constitute all the Subsidiaries of Holdings and the Borrower as of the Closing Date. Schedule 3.15 sets forth as of the Closing Date the name and jurisdiction of incorporation or organization of each such Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock thereof owned by the applicable NFE Group Member.

(b)          As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments granted to any Person other than Holdings, the Borrower or any Subsidiary of the Borrower (other than Management Equity and directors’ qualifying shares or other similar shares required pursuant to applicable Law) of any nature relating to any Capital Stock of Holdings or the Borrower or any Capital Stock of any Subsidiary of the Borrower owned directly or indirectly by the Borrower; provided that, with respect to any non-Wholly Owned Subsidiary, its Capital Stock may be subject to customary rights of first refusal, tag-along, drag-along and other similar rights.

Section 3.16     Use of Proceeds. The proceeds of the Term Loans shall be used for the purposes set forth in Section 2.3.

Section 3.17     Environmental Matters. Other than exceptions to any of the following that could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect:

(a)          The Borrower and its Subsidiaries and each of their respective facilities: (i) are in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; (iii) are in compliance with all of their Environmental Permits; (iv) have taken reasonable steps to ensure each of their Environmental Permits will be timely maintained, renewed and complied with; and (v) have no knowledge of any facts or circumstances upon which any such Environmental Permits could reasonably be expected to be adversely amended or revoked.

(b)         Hazardous Materials are not present at, on, under, in, or emanating from any property now or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower, at any other location (including, without limitation, any location to which Hazardous Materials have been sent for reuse or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries to comply with any Environmental Law, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations.

(c)          There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or pursuant to any Environmental Law to which the Borrower or any of its  Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened. To the knowledge of the Borrower or any of its Subsidiaries, there are no facts or circumstances that could reasonably be expected to give rise to any such proceeding.

(d)        None of the Borrower or any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party or subject to liability under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law, or with respect to any Hazardous Materials, excluding any such matters that have been fully resolved with no further obligation or liability on the part of the Borrower or any of its Subsidiaries.

(e)         None of the Borrower or any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral or other form of dispute resolution, relating to compliance with or liability under any Environmental Law, excluding any such matters that have been fully resolved with no further obligation or possible liability on the part of the Borrower or any of its Subsidiaries.

Section 3.18     Accuracy of Information, Etc. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (as modified or supplemented by other information so furnished), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of the other NFE Group Members is subject, and all other matters known to it, that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

Section 3.19     Security Documents. (a) Each of the Security Documents (other than the Mortgages) is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of (i) any Pledged Equity as described in the Security Documents which is in certificated form, when any stock, membership or partnership unit certificates representing such Pledged Equity are delivered to, and in the possession of, the Administrative  Agent,  (ii)  [Reserved],  and  (iii)  the other  Collateral described in  the Security Documents, when financing statements in appropriate form are filed in the offices specified on Schedule 3.19, the security interest created in favor of the Administrative Agent for the benefit of the Secured Parties in such Pledged Equity and other Collateral shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Equity and other Collateral and the proceeds thereof, in which a security interest may be perfected by delivery to the Administrative Agent of such Pledged Equity or by filing a financing statement in the United States, as security for the Obligations, in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights that are permitted by this Agreement to be incurred pursuant to Section 6.2).

(b)         When executed and delivered, each of the Mortgages is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when the Mortgages are filed or published (or registered upon the relevant office of certificates of title in the case of Mortgaged Properties situated in Jamaica) in the offices specified on Schedule 3.19 (in the case of the Mortgages to be executed and delivered on the date hereof or pursuant to Section 5.12) or in the title or recording office of the applicable jurisdiction in which the subject real property is located (in the case of any Mortgage to be executed and delivered pursuant to Section 5.10(a)), each Mortgage shall constitute a fully perfected (and in the case of the Mortgaged Properties located in Jamaica, legally registered) Lien on, and security interest in, all right, title and interest of the applicable party to the Mortgage in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by this Agreement to be incurred pursuant to Section 6.3).

Section 3.20     Solvency. As of the Closing Date, after giving effect to the Transactions, and as of each other Credit Date, after giving effect to any borrowing of Term Loans and the use of the proceeds thereof on such Credit Date, the NFE Group Members, on a consolidated basis, are Solvent.

Section 3.21     Non-Guarantor Subsidiaries. Each Excluded Subsidiary as of the Closing Date is set forth on Schedule 3.21.

Section 3.22     Anti-Money Laundering and Anti-Corruption Laws; Sanctions.

(a)         To the extent applicable, each NFE Group Member is in compliance and the operations of each NFE Group Member are and have been conducted at all time in compliance, in all material respects, with all applicable financial recordkeeping and reporting requirements, including those of (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and Sanctions, (ii) the PATRIOT Act and (iii) the applicable anti-money laundering statutes of jurisdictions where such NFE Group Member conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any  Governmental  Authority in such jurisdictions  (collectively, the  “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Authority in such jurisdictions involving any NFE Group Member with respect to the Anti-Money Laundering Laws or Sanctions is pending or, to the best knowledge of the Loan Parties party hereto, threatened.

(b)         No part of the proceeds of the Term Loans will be used, directly or, to the knowledge of any NFE Group Member, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), or otherwise in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption laws. No NFE Group Member or any director or officer thereof, nor, to the knowledge of any NFE Group Member, any employee, agent, Affiliate or representative thereof, has taken or will take any action in furtherance of an offer, payment, promise to pay or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or, to the knowledge of any NFE Group Member, indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for public office) in order to influence official action, or to any Person in violation of the FCPA or any applicable anti-corruption laws in jurisdictions where an NFE Group Member conducts business. The NFE Group Members have conducted their businesses in compliance in all material respects with the FCPA and applicable anti-corruption laws in jurisdictions where an NFE Group Member conducts business and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein.

(c)          No NFE Group Member or any director or officer thereof, nor, to the knowledge of any NFE Group Member, any employee, agent, Affiliate or representative of any NFE Group Member, is a Person that is, or is owned or controlled by one or more Persons that are, (i) on the list of “Specially Designated Nationals and Blocked Persons” or (ii) subject to any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”) or (iii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea and Syria); and the Borrower will not directly or, to the knowledge of any NFE Group Member, indirectly use the proceeds of the Term Loans or lend, contribute or otherwise make available such proceeds to any Person (A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (B) in any other manner that will result in a violation of Sanctions by any Person.

Section 3.23     Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the  Secretary of  Housing and  Urban Development as an area having special flood hazards and in which flood insurance has been made available under the Flood Laws (except any real property that is the subject of such Mortgage as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

Section 3.24     Insurance. Subject to Section 5.12, the properties of the Borrower and the other NFE Group Members are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable NFE Group Member operates.

Section 3.25     Gas Contracts. Each Gas Contract has been duly executed and delivered on behalf of the applicable Loan Party (and, to the knowledge of the Borrower, JPS or JAMALCO, as applicable) and constitutes a legal, valid and binding obligation of such applicable Loan Party (and, to the knowledge of the Borrower, JPS or JAMALCO, as  applicable), enforceable against such applicable Loan Party (and, to the knowledge of the Borrower, JPS or JAMALCO, as applicable) in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Except as set forth on Schedule 3.25, (i) the applicable Loan Party (and, to the knowledge of the Borrower, JPS or JAMALCO, as applicable) is not in default in any material respect, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default in any material respect, under any Gas Contract and (ii) to the knowledge of the Borrower, there is no basis upon which any party thereto could terminate any Gas Contract prior to its scheduled termination date. The Borrower has delivered complete and correct copies of the Gas Contracts as in effect on the Closing Date, including any amendments, supplements or modifications with respect thereto entered into on or prior to the date hereof. Other than exceptions set forth on Schedule 3.25 and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) each applicable Loan Party has obtained and holds all Permits required for the current operation of its business and all Permits required to be obtained by it on or prior to the date hereof under the Gas Contracts, and (b) each applicable Loan Party has performed and observed all requirements of such Permits (to the extent required to be performed by it).

SECTION 4.        CONDITIONS PRECEDENT

Section 4.1       Conditions to Closing Date. The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction or waiver, prior to or substantially concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)          Funding Notice. The Administrative Agent shall have received a fully executed and delivered Funding Notice with respect to the Closing Date.

(b)        Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer or signatory of Holdings, the Borrower and the other Loan Parties party thereto on the Closing Date, (ii) the Pledge Agreement, dated as of the Closing Date, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto on the Closing Date, (iii) the Guarantee Agreement, dated as of the Closing Date, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto on the Closing Date, and (iv) the Security Agreement, executed and delivered by a duly authorized officer or signatory of each Loan Party that is a party thereto on the Closing Date.

(c)          Financial Statements. The Lenders shall have received the financial statements described in Section 3.1.

(d)         Fees and Expenses. The Borrower shall have paid (or the initial Lenders and/or the Administrative Agent shall withhold from the proceeds of the Term Loans on the Closing Date), all fees due and payable as of the Closing Date pursuant to Section 2.8 to the Administrative Agent (for distribution, as appropriate, to the Lenders), and all expenses required to be paid pursuant to Section 9.5 for which reasonably detailed invoices have been presented prior to the Closing Date shall have been paid to the Administrative Agent.

(e)          Solvency Certificate. The Lenders shall have received a solvency certificate, substantially in the form of Exhibit F, executed by a Responsible Officer of Holdings.

(f)         Lien Searches. The Administrative Agent shall have received the results of recent Uniform Commercial Code, Tax and judgment lien searches in each relevant jurisdiction reasonably requested by the Administrative Agent with respect to each of the entities set forth on Schedule 4.1(f); and such searches shall reveal no Liens on any of the Collateral except for Liens permitted by Section 6.2 or Liens to be discharged on or prior to the Closing Date.

(g)         Closing and Secretary’s Certificates. The Administrative Agent shall have received certificates of each Loan Party, dated the Closing Date, substantially in the forms of Exhibit B-1 and Exhibit B-2 or otherwise in form and substance reasonably satisfactory to the Administrative Agent, in the case of Exhibit B-2 with appropriate insertions and attachments.

(h)          Legal Opinions. The Administrative Agent shall have received, in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders, a legal opinion of (i) Cravath, Swaine & Moore LLP, New York counsel to Holdings, the Borrower and its Subsidiaries, (ii) Myers, Fletcher & Gordon, Jamaican counsel to Holdings, the Borrower and its Subsidiaries, (iii) Clarke Gittens Farmer, Barbados counsel to Holdings, the Borrower and its Subsidiaries, and (iv) Conyers Dill & Pearman Limited, Bermuda counsel to Holdings, the Borrower and its Subsidiaries, in each case dated the date hereof and addressed to the Administrative Agent and the Lenders.

(i)         Pledged Equity; Stock Powers; Pledged Notes.  The Administrative Agent shall have received (i) the certificates, if any, representing the shares or membership or partnership units of Capital Stock pledged on the Closing Date pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized representative or officer of the pledgor thereof and (ii) any Pledged Notes (as defined in the Security Agreement), duly endorsed in blank, in each case, as required by the Security Documents to be delivered to the Administrative Agent on the Closing Date.

(j)        Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required as of the Closing Date by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.2), shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation, or arrangements reasonably satisfactory to the Administrative Agent for such filing, registration, recordation and/or filing shall have been made.

(k)        PATRIOT Act. The Lenders shall have received, at least three Business Days prior to the Closing Date, to the extent requested sufficiently in advance thereof, all documentation and other information with respect to the Borrower required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(l)           Funds Flow. The Administrative Agent shall have received a funds flow for the transactions contemplated to occur on the Closing Date.

(m)        Beneficial Ownership Certification. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver to the Administrative Agent a Beneficial Ownership Certification at least five (5) days prior to the Closing Date.

(n)         Representations and Warranties. As of the Closing Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text hereof.

(o)         No Default. No event shall have occurred and be continuing or would result from the making of the Term Loans on the Closing Date that would constitute an Event of Default or a Default.

Section 4.2       Conditions to the Making of any Term Loan After the Closing Date. The obligation of each Lender to make any Term Loan on any Credit Date after the Closing Date is subject to the satisfaction or waiver, prior to or substantially concurrently with the making of such Term Loan on such Credit Date, of the following conditions precedent:

(a)          Funding Notice. The Administrative Agent shall have received a fully executed and delivered Funding Notice with respect to such Credit Date.

(b)         Additional Collateral, Etc. The Borrower shall have caused any NFE Group Member that ceases to constitute an Excluded Subsidiary as a result of actions required to be taken pursuant to clause (i) below to satisfy the requirements set forth in Section 5.10(b) with respect to such NFE Group Member without giving effect to the ninety (90) day period set forth therein.

(c)          Miami Mortgaged Property.

(i)          The Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the Miami Mortgaged Property:

(A)        a Mortgage encumbering the Miami Mortgaged Property (the “Miami Mortgage”) in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by LNG Holdings (Florida) LLC, in proper form for recording in the Office of the Clerk of the Circuit Court of Miami-Dade County, Florida and sufficient to create a valid and enforceable first priority mortgage lien on the Miami Mortgaged Property subject only to the Liens permitted by Section 6.2;

(B)       a fully paid extended coverage ALTA or other mortgagee’s title policy (or signed proforma therefor) in the amount of $55,000,000, issued by First American Title Insurance Company (the “Title Company”) including all customary endorsements reasonably requested by the Administrative Agent and available in Florida, insuring the Administrative Agent’s first priority lien against the Miami Mortgaged Property subject only to the Liens permitted by Section 6.2;

(C)        a certificate of no-change survey affidavit with respect to the survey of the Miami Mortgaged Property dated July 15, 2014, in a form sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy relating to such Miami Mortgaged Property and issue endorsements reasonably acceptable to the Administrative Agent; and

(D)       an opinion of (A) Florida local counsel with respect to the enforceability and perfection of the Miami Mortgage and other matters customarily included in such opinion and (B) counsel for the Borrower regarding due authorization, execution and delivery of the Miami Mortgage.

(ii)            The Borrower shall have used commercially reasonable efforts to obtain and deliver to the Administrative Agent an estoppel certificate executed by FDG LR 7 LLC, as landlord under that certain Ground Lease dated November 20, 2014, with respect to the Miami Mortgaged Property (the “Miami Lease”), confirming that (1) the Miami Lease is in full force and effect in accordance with its terms, and (2) there are no defaults (beyond any applicable notice and cure periods) under the Miami Lease by either party thereto.

(d)          Expenses. The Borrower shall have paid all expenses required to be paid pursuant to Section 9.5 for which reasonably detailed invoices have been presented prior to such Credit Date shall have been paid to the Administrative Agent.

(e)       Closing and Secretary’s Certificates. The Administrative Agent shall have received a certificate of the Borrower, dated such Credit Date, substantially in the form of Exhibit B-1 or otherwise in form and substance reasonably satisfactory to the Administrative Agent, and a certificate of the NFE Group Members referred to in clause (b) above, dated such Credit Date, substantially in the form of Exhibit B-2 or otherwise in form and substance reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments.

(f)         Funds Flow. The Administrative Agent shall have received a funds flow for the repayment of the Indebtedness and other amounts owing under the LNG Credit Agreement or the Montego Bay Credit Agreement, to the extent either such repayment is to occur on such Credit Date.

(g)         Representations and Warranties. As of such Credit Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text hereof.

(h)         No Default. No event shall have occurred and be continuing or would result from the making of the Term Loans on such Credit Date that would constitute an Event of Default or a Default.

(i)          Repayment of Certain Indebtedness. (i) With respect to the first borrowing of Term Loans after the Closing Date, all Indebtedness and other amounts owing under the LNG Credit Agreement shall be repaid in full with the proceeds of such Term Loans or shall have been repaid prior to such Credit Date, (ii) with respect to the second borrowing of Term Loans after the Closing Date (or the first borrowing of Term Loans after the Closing Date if such borrowing exceeds $40,000,000), all Indebtedness and other amounts owing under the Montego Bay Credit Agreement shall be repaid in full with the proceeds of such Term Loans or shall have been repaid prior to such Credit Date, and (iii) in each case, the Administrative Agent shall have received, in form and substance reasonably satisfactory to it, any releases, terminations and such other documents as the Administrative Agent may reasonably request to evidence and effectuate such repayment, the termination of the loan documents with respect thereto and any commitments thereunder and the termination and release of all Liens and guarantees relating thereto.

SECTION 5.       AFFIRMATIVE COVENANTS

Holdings, the Borrower and the other Loan Parties hereby jointly and severally agree that, so long as the Termination Conditions have not been satisfied, each of Holdings, the Borrower and the other Loan Parties shall and shall cause each of its Subsidiaries to:

Section 5.1       Financial Statements. Furnish to the Administrative Agent for delivery to each Lender and take the following actions:

(a)          within 90 days after the end of each fiscal year of Holdings, beginning with the fiscal year ending December 31, 2018, a copy of the audited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, by Ernst & Young LLP or any other independent certified public accountants of nationally recognized standing, together with a report and opinion by such certified public accountants, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like emphasis, qualification or exception or any emphasis, qualification or exception as to the scope of such audit (other than any emphasis, qualification or exception that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under any Indebtedness that is scheduled to occur within one year from the time such report and opinion are delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period; and

(b)          not later than 45 days after the end of each fiscal quarter of Holdings, beginning with the fiscal quarter ending September 30, 2018, the unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, other than for the financial statements for the fiscal quarter ending September 30, 2018, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

Financial statements and other information required to be delivered pursuant to this Section 5.1, Section 5.2 or Section 5.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower or Holdings posts such information, or provides a link thereto, on the website of the Borrower or Holdings, as applicable; (ii) on which such information is posted on behalf of the Borrower on an Internet or intranet  website,   if  any,  to  which  each  Lender and  the  Administrative  Agent  have  access (whether a commercial or third-party website or whether sponsored by the Administrative Agent); or (iii) to the extent such financial statements are set forth in the Borrower’s, Holdings’s or any other IPO Entity’s Form 10-K or 10-Q, as applicable, filed with the SEC, on which date such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents.

Section 5.2        Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (d), to the relevant Lender:

(a)          concurrently with the delivery of any financial statements pursuant to Section 5.1, a Compliance Certificate of the Borrower (the first such Compliance Certificate to be delivered for the fiscal quarter ending September 30, 2018) (i) certifying as to whether a Default then exists and, if a Default does then exist, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with the covenant set forth in Section 6.9;

(b)         no later than 60 days after the end of each fiscal year of the Borrower, a consolidated budget for the following fiscal year (including a consolidated statement of projected results of operations of the Borrower and its consolidated subsidiaries as of the end of the following fiscal year presented on a quarterly basis);

(c)          concurrently with the delivery of any financial statements pursuant to Section 5.1(a) or (b), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated subsidiaries, in each case, for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;

(d)         promptly upon their becoming publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Parent with the SEC or sent or made available generally by Parent to its security holders acting in such capacity;

(e)          promptly after the execution or delivery thereof, any amendment, waiver, supplement or other modification of any Gas Contract (other than operational notices and ordinary course of business correspondence relating thereto); and

(f)          promptly, such additional financial information or information regarding any Gas Contract as the Administrative Agent on behalf of any Lender may from time to time reasonably request.

The Borrower hereby acknowledges that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to Section 5.1 or this Section 5.2 or otherwise are being  distributed through IntraLinks/IntraAgency,  SyndTrak or  another  relevant website or other information platform (the “Platform”), any document or notice that the Borrower has not clearly and conspicuously marked “PUBLIC” shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to use commercially reasonable efforts to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this paragraph contains Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Non-Public Information with respect to the Borrower, its Subsidiaries and their securities (“Private Side Information”). Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected to receive Private Side Information in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to communications that are not made through the “Public” portion of the Platform and that may contain Non-Public Information.

Section 5.3       Payment of Taxes. Pay, discharge or otherwise satisfy all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, except where (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be or (ii) the failure could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.4       Conduct of Business and Maintenance of Existence; Compliance with Law. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and good standing in its jurisdiction of incorporation or organization and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of each of (i) and (ii), as otherwise permitted by Sections 6.3 or 6.4 or, other than with respect to the organizational existence of each of the Loan Parties, to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (b) comply with all Requirements of Law, except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5       Maintenance of Property; Insurance. (a) Keep all real and tangible Property and systems used, useful, or necessary in its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) subject to Section 5.12, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses) as are customarily carried under similar circumstances by such other Persons. All such insurance shall, to the extent the applicable  insurer  will  agree  based  on  the  commercially reasonably  efforts  of the  Borrower, (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 10 days (or, to the extent reasonably available, 30 days) after receipt by the Administrative Agent of written notice thereof (the Borrower shall deliver an insurance certificate with respect thereto) and (ii) name the Administrative Agent as mortgagee and/or loss payee (in the case of property insurance) or additional insured (in the case of liability insurance) on behalf of the Secured Parties, as applicable. In the event any material asset of any NFE Group Member is materially damaged or destroyed at any time or from time to time, (x) to the extent any NFE Group Member has actually received proceeds of any settlement of or payment in respect of a property or casualty insurance claim made in connection with such damage or destruction, no NFE Group Member shall use the proceeds of the Term Loans to replace or repair such assets until such proceeds of such settlement or payment have been fully expended in respect of such replacement or repair, and (y) in no event shall any NFE Group Member expend any amount of proceeds of the Term Loans to repair or replace such assets in excess of the aggregate amount of any property or casualty insurance claims in connection with such damage or destruction that have been made in good faith by the applicable NFE Group Member.

Section 5.6       Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries which are full, true and correct, in all material respects, in conformity with GAAP shall be made of all material dealings and transactions in relation to its business and activities, (b) upon the request of the Administrative Agent or the Required Lenders, participate in a meeting or conference call with the Administrative Agent and the Lenders once during each fiscal quarter at such time as may be agreed to by the Borrower and the Administrative Agent and (c) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired (but, the Administrative Agent may not have more than one visit per any twelve month period except during an Event of Default), upon reasonable advance notice to the Borrower, and to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and their respective Subsidiaries with officers and employees of Holdings, the Borrower and their respective Subsidiaries and with their independent certified public accountants (and the Borrower will be given the opportunity to participate in any such discussions with such independent certified accountants). Any such inspection shall be at the Administrative Agent’s sole cost and expense unless an Event of Default has occurred and is continuing at the time of such inspection, in which event the Borrower shall reimburse the Administrative Agent for its reasonable, actual out-of-pocket costs and expenses. Notwithstanding anything to the contrary in this Section 5.6, none of Holdings, the Borrower and their respective Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its representatives) is prohibited by any Requirement of Law or any binding agreement (provided that, with respect to any prohibition by any binding agreement, Borrower shall attempt to obtain consent to such disclosure if requested by the Administrative Agent) or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.7       Notices. Promptly after obtaining knowledge of the same, give notice to the Administrative Agent of:

(a)          the occurrence of any Default or Event of Default;

(b)          any dispute, claim, litigation, investigation or proceeding (i) affecting Holdings, the Borrower or any of its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby;

(c)          [Reserved];

(d)         as soon as practicable after, and in any event within 30 days of, obtaining knowledge that any condition would reasonably be expected to result in the payment by the Borrower and its Subsidiaries of a Material Environmental Amount (to the extent not reflected as a specific line item in the most recent budget delivered by the Borrower pursuant to Section 5.2(b));

(e)          any material breach or notice of termination of or default under, or any event giving any party thereto the right, with the passage of time or giving of notice, to terminate, any Gas Contract;

(f)          any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(g)         any other development or event that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action Holdings, the Borrower or the relevant Subsidiary thereof has taken or proposes to take with respect thereto.

Section 5.8       Environmental Laws.

(a)         Except in each case to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all material Environmental Permits.

(b)         Except in each case to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or to the extent the relevant NFE Group Member is in good faith disputing its responsibility in the appropriate forum, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other similar actions required by any Governmental Authority under Environmental Laws, and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

Section 5.9       Plan Compliance. Except as could not reasonably be expected to result in a Material Adverse Effect, establish, maintain and operate any and all Pension Plans, Multiemployer Plans and Foreign Employee Benefit Plans (other than government-sponsored plans) in compliance with all Requirements of Law applicable thereto and the respective requirements of the governing documents for such plans to the extent the Borrower or any Commonly Controlled Entity has the authority to establish, maintain and operate such plans.

Section 5.10     Additional Collateral, Etc.

(a)        Subject to Sections 5.10(c) and (d), with respect to any fee interest or absolute right of ownership in any real or immoveable property having a fair market value (together with improvements thereof on the date such property is acquired) of at least $5,000,000 (as determined in good faith by a Responsible Officer of the Borrower) acquired after the Closing Date by any Loan Party (in each case, other than any such real property subject to any Lien permitted pursuant to Section 6.2(j), (o), (p) or (r) or any Requirement of Law that prohibits or restricts compliance with the terms and conditions of this Section 5.10) (which, for the purposes of this paragraph, shall include any owned real property of any Loan Party that ceases to be subject to the foregoing restrictions), promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties, covering such real or immoveable property (to the extent such property is not already subject to a perfected first priority Lien pursuant to a Security Document), (ii) if reasonably requested by the Administrative Agent, (x) provide the Lenders with a fully paid extended coverage title insurance policy covering such real property in an amount at least equal to the purchase price of such real property (or such other lesser amount as shall be reasonably specified by the Administrative Agent) as well as an ALTA survey (or other map reasonably acceptable to the Administrative Agent) of such real property, together with a surveyor’s certificate and (y) use commercially reasonable efforts to provide the Lenders with any estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Prior to recording any Mortgage, the Administrative Agent shall have obtained a completed flood hazard determination from a third party vendor, and if such Mortgaged Property is located in a “special flood hazard area”, the Borrower shall provide to the Administrative Agent evidence of required flood insurance to the extent that flood insurance has been made available under applicable Flood Laws.

(b)         Subject to Sections 5.10(c) and (d), upon (x) the formation or acquisition of any new direct or indirect Subsidiary of the Borrower (in each case, other than an Excluded Subsidiary), (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary or (z) any Subsidiary (other than an Excluded Subsidiary) that  is  not  a Subsidiary Guarantor on the Closing Date becoming a Material Subsidiary, promptly (and in any event within ninety (90) days after such formation or acquisition or such Subsidiary so ceases to be an Excluded Subsidiary or becomes a Material Subsidiary, or such longer period as the Administrative Agent may agree in writing in its discretion) (i) cause such Subsidiary (A) to become a party to this Agreement as a Subsidiary Guarantor pursuant to a joinder in form and substance reasonably satisfactory to the Administrative Agent, (B) to become a party to a Guarantee Agreement and appropriate Security Documents (or enter into amendments to an existing Guarantee Agreement or any existing Security Document as the Administrative Agent deems necessary or advisable) to grant to the Administrative Agent for the benefit of the Secured Parties, a perfected first priority (subject to Liens permitted pursuant to Section 6.2) security interest in the Capital Stock held by such Subsidiary (subject to any limitations set forth in the Pledge Agreements and the other Collateral described in the relevant Security Document) and to cause such Subsidiary to be a Guarantor and (C) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties, a perfected first priority (subject to Liens permitted pursuant to Section 6.2) security interest in the Collateral described in the relevant Security Document with respect to such Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements or other similar filings in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent, (ii) deliver to the Administrative Agent the certificates, if any, representing the Capital Stock of such Subsidiary, together with undated stock powers, in blank, and all intercompany notes owing from such Subsidiary to any Loan Party and all other promissory notes held by such Subsidiary and required to be delivered to the Administrative Agent under the applicable Security Documents, together with instruments of transfer in blank, in each case executed and delivered by a duly authorized officer of the relevant Loan Party, as the case may be, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)         Notwithstanding anything to the contrary contained herein, in the event that the compliance by a NFE Group Member (including any non-Wholly Owned Subsidiary) with any of clause (a) would require the consent of any un-Affiliated third-party, such NFE Group Member shall use commercially reasonable efforts to obtain such consents or other deliveries. For the avoidance of doubt, (x) the use of commercially reasonable efforts, as contemplated by this Section 5.10, to obtain any consent or delivery shall not require the applicable NFE Group Member to pay to such un-Affiliated third-party a fee, premium or penalty or other consideration (other than expense reimbursement) and (y) in the event following the use of commercially reasonable efforts to obtain a consent or delivery, the applicable NFE Group Member is unable to obtain a necessary consent or delivery of the relevant un-Affiliated third-party, the Lenders hereby waive compliance by such NFE Group Member with the provisions of this Section 5.10 solely to the extent such consent or delivery is not obtained.

(d)         Notwithstanding anything to the contrary contained herein, with respect to any Property of any NFE Group Member that would otherwise be required to be mortgaged or pledged in favor of the Secured Parties in accordance with this Section 5.10 (each such Property, an “Eligible Collateral Property”), (i) in no event shall any NFE Group Member have any obligation to mortgage or pledge such Property  in  favor  of  the  Administrative Agent for the benefit of the Secured Parties if such Property is to be used (A) to secure any Indebtedness permitted by Section 6.1(r), or an NFE Group Member enters into a binding commitment to use such Property to secure any such Indebtedness (so long as such Property is so used within 180 days of entry into such binding commitment), within 365 days of the date such Property first qualifies as an Eligible Collateral Property or (B) to secure any Indebtedness permitted by Section 6.1(f) within 365 days of the date such Property first qualifies as an Eligible Collateral Property, and (ii) in no event shall Eligible Collateral Property include more than 65% of the issued and outstanding voting Capital Stock and 100% of the issued and outstanding non-voting Capital Stock of any CFC or FSHCO. Notwithstanding anything to the contrary herein, the Borrower shall be permitted at any time and from time to time to add any of its Subsidiaries as an additional Subsidiary Guarantor in accordance with this Section 5.10.

Section 5.11     Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of more fully creating, maintaining, preserving, perfecting or renewing the Liens granted in favor of (together with the other rights of) the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by any Loan Party which are required to become part of the Collateral pursuant to Section 5.10) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement, the other Loan Documents or any Secured Hedge Agreement which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Holdings and the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Secured Party may be reasonably required to obtain from any NFE Group Member or any of their Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Section 5.12     Post-Closing Covenants. The Borrower shall, and shall cause its Subsidiaries to, take the actions set forth on Schedule 5.12 (the “Post-Closing Actions”) within the time periods specified therein or by such later date as the Administrative Agent may agree.

Section 5.13     Gas Contracts. Comply with all of the material terms and provisions of each Gas Contract, maintain each such Gas Contract in full force and effect, and enforce, to the extent commercially reasonable, each such Gas Contract in accordance with its terms.

Section 5.14     Use of Proceeds. Use the proceeds of the Term Loans only for those purposes set forth in Section 2.3.

Section 5.15     Repayment of Certain Indebtedness.

(a)          LNG Credit Agreement. On or prior to August 31, 2018, repay or pay in full all Indebtedness and all other amounts owing under the LNG Credit Agreement, and deliver to the Administrative Agent, in form and substance reasonably satisfactory to it, any releases, terminations and such other documents  as  the  Administrative  Agent  may  reasonably request to evidence and effectuate such repayment, the termination of the loan documents with respect thereto and any commitments thereunder and the termination and release of all Liens and guarantees relating thereto.

(b)        Montego Bay Credit Agreement. On or prior to October 12, 2018, repay or pay in full all Indebtedness and all other amounts owing under the Montego Bay Credit Agreement, and deliver to the Administrative Agent, in form and substance reasonably satisfactory to it, any releases, terminations and such other documents as the Administrative Agent may reasonably request to evidence and effectuate such repayment, the termination of the loan documents with respect thereto and any commitments thereunder and the termination and release of all Liens and guarantees relating thereto.

SECTION 6.        NEGATIVE COVENANTS

Holdings, the Borrower and the other Loan Parties hereby jointly and severally agree that, so long as the Termination Conditions are not satisfied, each of Holdings, the Borrower and the other Loan Parties shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

Section 6.1       Limitation on Indebtedness. Create, incur or assume any Indebtedness, except:

(a)          Indebtedness of any Loan Party pursuant to any Loan Document;

(b)          Indebtedness of any Loan Party to any other Loan Party, and Indebtedness of any NFE Group Member that is not a Loan Party to any other NFE Group Member that is not a Loan Party;

(c)         To the extent constituting Indebtedness, (i) leases, charters or other contracts for the use or hire of vessels and leases of equipment at marine terminals in the ordinary course of business and (ii) leases of Property (real or personal) owned by, and tolling arrangements with, any Governmental Authority to the extent the acquisition, construction, development or improvement of Property subject to such lease or tolling arrangement is financed with the proceeds of a municipal bond financing;

(d)         Indebtedness outstanding on the Closing Date (or future advances or Indebtedness contemplated by the existing documentation evidencing such Indebtedness (including any commitment with respect thereto)) and listed and identified by type on Schedule 6.1(d) and any Indebtedness that is Refinancing Indebtedness with respect thereto;

(e)         (i) Non-Recourse Indebtedness of any NFE Group Member in an aggregate amount not to exceed $50,000,000 incurred in respect of the financing, purchase, lease, improvement, development, construction, remanufacturing, refurbishment, handling and repositioning, maintenance or repair of property (real or personal) or equipment, in each case other than the properties listed on Schedule 1.1B, Schedule 1.1D and Schedule 1.1E and the Gas Contracts, whether such financing, purchase, lease, improvement, development, construction, remanufacturing, refurbishment handling  and  repositioning, maintenance or repair has occurred or commenced prior to, concurrently with or reasonably promptly following such incurrence of Non-Recourse Indebtedness or (ii) Refinancing Indebtedness to refinance other Non-Recourse Indebtedness incurred pursuant to this clause (e);

(f)         (i) Indebtedness (including Capital Lease Obligations and purchase money Indebtedness) incurred, issued or assumed by any NFE Group Member to finance the acquisition, purchase, lease, development, construction, repair, replacement, refurbishment, repositioning or improvement of fixed or capital property, equipment or other assets; provided that such Indebtedness is incurred reasonably promptly prior to, concurrently with or within 365 days after the applicable acquisition, purchase, lease, development, construction, repair, replacement, refurbishment, repositioning or improvement and (ii) any Refinancing Indebtedness of any Indebtedness set forth in the immediately preceding clause (i); provided further, that, the aggregate principal amount of all Indebtedness at any time outstanding and incurred in reliance on this Section 6.1(f) shall not exceed $10,000,000;

(g)         Guarantee Obligations of Indebtedness permitted to be incurred by Loan Parties pursuant to this Section 6.1; provided that any Guarantee Obligation of Indebtedness incurred pursuant to Section 6.1(e) shall not have recourse to any asset, property or equipment of any Person other than the assets, property and equipment securing the applicable Indebtedness incurred pursuant to Section 6.1(e);

(h)         (i) Indebtedness arising under or in respect of any surety, performance, bid or appeal bonds and performance and completion guarantees provided by Holdings, the Borrower or any Subsidiary of the Borrower, or obligations in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments related thereto, in the ordinary course of its business, and (ii) Indebtedness in respect of customary agreements providing for indemnification, purchase price adjustments or similar obligations incurred in connection with any Investment, Disposition or acquisition;

(i)         letters of credit and the related guarantees thereof incurred in the ordinary course of business in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding, which Indebtedness may be secured by cash collateral; provided, however, that upon the drawing of any such letters of credit, such obligations are reimbursed within 90 days following such drawing or incurrence;

(j)          Indebtedness of any NFE Group Member incurred or assumed after the date hereof (or of any Person not previously a NFE Group Member that is merged or consolidated with or into a NFE Group Member); provided that the aggregate principal amount of Indebtedness at any time outstanding and incurred in reliance on this Section 6.1(j) shall not exceed $5,000,000;

(k)         Indebtedness of any NFE Group Member under working capital facilities or lines of credit (including letters of credit) in an aggregate amount not to exceed $40,000,000 which working capital facilities or lines of credit may be secured on a pari passu basis with the  Term Loan  Facility pursuant  to intercreditor  arrangements reasonably  acceptable to the Administrative Agent and may be provided by any direct or indirect parent company of the Borrower or by Fortress, Parent or their respective affiliated funds;

(l)          Indebtedness of NFE North Distribution Holdings Limited incurred in accordance with the Investor Agreements;

(m)        Indebtedness assumed by the Borrower or any of its Subsidiaries in connection with any acquisition of any Person at the time such Person becomes a Subsidiary of the Borrower in connection with any acquisition (provided that such Indebtedness existed at the time of such acquisition or at the time such Person becomes a Subsidiary of the Borrower and was not created in connection therewith or in contemplation thereof) that is either unsecured or secured only by the assets or business acquired in such acquisition or the assets or business of such Person who becomes a Subsidiary of the Borrower (including any acquired Capital Stock), so long as the Loan Parties shall be in compliance with the covenant set forth in Section 6.9 on a Pro Forma Basis for such acquisition and such assumption of such Indebtedness; provided that the aggregate principal amount of Indebtedness at any time outstanding and incurred or assumed in reliance on this Section 6.1(m) shall not exceed $15,000,000;

(n)         [Reserved];

(o)          Indebtedness consisting of cash management obligations, netting services, overdraft protection and similar arrangements incurred in the ordinary course of business;

(p)          Indebtedness consisting of the financing of insurance premiums or take-or-pay obligations contained in supply agreements, in each case incurred in the ordinary course of business;

(q)        Indebtedness incurred in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in respect of workers’ compensation claims and health, disability, retiree or other employee benefits;

(r)          [Reserved]; and

(s)          Indebtedness under any Hedge Agreement, to the extent permitted by Section 6.6(l).

Section 6.2      Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)         Liens for Taxes not overdue by more than 45 days or Liens with respect to Taxes, assessments or other governmental charges or levies that are being contested in good faith by appropriate proceedings, provided that, in the case of Liens with respect to contested Taxes, assessments or other governmental charges or levies, adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or its Subsidiaries, as the case  may  be,  in  conformity  with  GAAP, and  Liens for  property  Taxes  on property  that the Borrower or any of its Subsidiaries has determined to abandon (so long as such abandonment is not prohibited by this Agreement or any of the other Loan Documents), if the sole recourse for such Tax is to such property;

(b)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(h);

(c)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, contractor’s or other like Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days, or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings, the Borrower or its Subsidiaries, as the case may be, in conformity with (i) GAAP or (ii) a bond or other security reasonably acceptable to the Administrative Agent in an amount equal to 100.0% of such obligations is procured;

(d)          undetermined or inchoate Liens incidental to current operations which have not at such time been filed and which do not secure Indebtedness;

(e)          pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)          pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, concessions, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, or deposits to secure letters of credit, bank guarantees, bankers’ acceptances, cash management obligations (including credit card processing obligations) or similar instruments related thereto;

(g)          restrictions, covenants, land use contracts, rent charges, building schemes, declarations of covenants, conditions and restrictions, servicing agreements in favor of any Governmental Authority, easements, rights-of-way, servitudes or other similar rights in or with respect to real property (including open space and conservation easements, restrictions or similar agreements and rights of way and servitudes for railways, water, sewer, drainage, gas and oil pipelines, electricity, light, power, telephone, telegraph, internet or cable television services and utilities) granted to or reserved by other Persons or properties, incurred in the ordinary course of business, which in the aggregate do not materially impair the use of or the operation of the business of such Person or the property subject thereto;

(h)          the right reserved to or vested in any Governmental Authority, by the terms of any Permit acquired by such Person or by any Law, to terminate any such Permit or to require annual or other payments as a condition to the continuance thereof;

(i)          the Lien resulting from the deposit of cash or securities in connection with any of the Liens permitted by Sections 6.2(a), (b) or (c), or in connection with contracts, tenders, leases or expropriation proceedings, or to secure workers’ compensation, surety  or  appeal  bonds,  costs  of litigation  when  required  by Law  and  public  and  statutory obligations, and  any right  of refund,  set-off or charge-back, or Liens of a collection bank on items in the course of collection, available to any bank or financial institution, including under the general terms and conditions of such bank or financial institution and/or its bank account opening documents or arising as a matter of Law;

(j)           any security given to a public authority or other service provider or any other Governmental Authority when required by such utility or other Governmental Authority in connection with the operations of such person in the ordinary course of its business;

(k)         any agreement or option to lease, license, sub-lease or sub-license (as lessee, lessor, licensee or licensor) any Property or right of use or occupancy assumed or entered by or on behalf of any NFE Group Member in the ordinary course of its business (including any Liens arising in connection with Indebtedness permitted by Section 6.1(c));

(l)          the reservations, limitations, provisos and conditions, if any, expressed in any grants from any Governmental Authority or any similar authority;

(m)         title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the Property for the purposes for which it is held by the Borrower or any of its Subsidiaries;

(n)         [Reserved];

(o)         Liens securing Indebtedness permitted by Section 6.1(d) in existence on the Closing Date and listed on Schedule 6.2(o), and any modifications, replacements, renewals or extensions thereof, provided, that no such Lien is spread to cover any additional Property after the Closing Date (other than (i) after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted to be incurred under Section 6.1(d) and (ii) proceeds and products thereof) and that the principal amount of Indebtedness secured thereby is not increased (other than capitalized amounts related to fees and expenses incurred with respect thereto and unpaid accrued interest and premiums thereon);

(p)         Liens securing Non-Recourse Indebtedness (or Refinancing Indebtedness in respect thereof) permitted to be incurred pursuant to Section 6.1(e); provided that such Liens shall not encumber any property other than (i) the assets, property or equipment the purchase, lease, improvement, development, construction, remanufacturing, refurbishment, handling and repositioning or repair of which such Non-Recourse Indebtedness was incurred to finance, replacements thereof, additions and accessions thereto, proceeds and products thereof and customary security deposits (whether such purchase, lease, improvement, development, construction, manufacturing, refurbishment, handling and repositioning or repair occurs or is commenced prior to, concurrently with or reasonably promptly following such incurrence) and (ii) the Capital Stock of the NFE Group Member incurring such Non-Recourse Indebtedness;

(q)         Liens created pursuant to the Loan Documents;

(r)          Liens securing Indebtedness incurred pursuant to Section 6.1(f); provided, that (i) such Liens shall be created within 365 days of the acquisition purchase, lease, development, construction, repair, replacement, refurbishment, repositioning or improvement of such Property, equipment or other assets and (ii) such Liens do not at any time encumber any Property, equipment or other assets other than the Property, equipment or other assets financed by such Indebtedness, replacements thereof, additions and accessions to such property, proceeds and products thereof and customary security deposits;

(s)          Liens on property of any NFE Group Member that is not a Loan Party, which Liens secure Indebtedness of such NFE Group Member or another NFE Group Member that is not a Loan Party, in each case, to the extent permitted under Section 6.1;

(t)           any right of set-off, refund or charge-back available to any bank or other financial institution or any other Lien arising in connection therewith;

(u)          Liens securing Indebtedness incurred pursuant to Section 6.1(k);

(v)          Liens securing Indebtedness incurred pursuant to Error! Reference source not found.; provided that such Liens do not at any time encumber any property or assets other than the assets or business (including Capital Stock) acquired in such acquisition or, in the case of financing of multiple financings of property or assets provided by the applicable financing source, any other property or assets financed by such financing source;

(w)         Liens on cash collateral to secure letters of credit permitted by Section 6.1(i);

(x)          Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(y)          Restrictions on the Disposition of any Property subject to an agreement to Dispose of such Property in a transaction permitted under Section 6.4;

(z)         Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any NFE Group Member in the ordinary course of business;

(aa) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(bb) [Reserved];

(cc) other Liens of any NFE Group Member securing obligations not constituting Indebtedness in an aggregate principal amount at any time outstanding not to exceed $5,000,000;

(dd) [Reserved]; and

(ee) Liens on assets of Excluded Subsidiaries securing Indebtedness permitted by Section 6.1(t).

Section 6.3     Limitation on Fundamental Changes. Merge, consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of (other than the granting of a Lien permitted by Section 6.2) all or substantially all of its Property or business, except:

(a)         that (i) any Person (including, without limitation, any Subsidiary of the Borrower) may be merged, amalgamated or consolidated with or into the Borrower or the Borrower may Dispose of all or substantially all of its Property or business to any Person (provided that (x) the Borrower shall be the continuing or surviving entity of such merger, amalgamation or consolidation or (y) if the Person formed by or surviving any such merger, amalgamation or consolidation or to which such Property or business is Disposed is not the Borrower (any such Person, a “Successor Borrower”), (A) no Default or Event of Default is continuing or would result therefrom, (B) the Successor Borrower shall be an entity organized or existing under the laws of any state of the United States, and the Successor Borrower shall provide all documentation and other information reasonably requested by the Administrative Agent or any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, (C) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (D) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the applicable Guarantee Agreement confirmed that its guarantee thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) such transaction does not otherwise involve a Change of Control, and (F) the security interests of the Lenders in the Collateral and the Guarantee Obligations, taken as a whole, would not be materially impaired as a result thereof, and the Administrative Agent shall have received, at its request, a legal opinion, in form and substance reasonably acceptable to it, to such effect; provided that, if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement); (ii) any Person (including, without limitation, any Subsidiary of the Borrower) may be merged, amalgamated or consolidated with or into any Subsidiary Guarantor or any Subsidiary Guarantor may Dispose of all or substantially all of its Property or business to any Person (provided that, (x) such Subsidiary Guarantor shall be the continuing or surviving entity of such merger, amalgamation or consolidation or (y) simultaneously with, or promptly after the consummation of, such transaction, the continuing or surviving entity of any such merger, amalgamation or consolidation, or the Person to whom such Property or business was Disposed, shall become a Subsidiary Guarantor); (iii) unless such Person is Holdings, the Borrower or a Subsidiary Guarantor, any Person (including, without limitation, any Subsidiary of the Borrower) may be merged, amalgamated or consolidated with or into any Subsidiary of the Borrower (other than a Subsidiary Guarantor) or any Subsidiary of the Borrower (other than a Subsidiary Guarantor) may Dispose of all or substantially all of its Property or business to any Person (provided that after giving effect to such transaction the continuing or surviving entity of such merger, amalgamation or consolidation, or the Person to which such Property or business was Disposed, shall remain a  Subsidiary  of  the  Borrower);  or (iv) any Person (including, without limitation, any Subsidiary of the Borrower) may be merged, amalgamated or consolidated with or into Holdings or Holdings may Dispose of all or substantially all of its Property or business to any Person (provided that (x) Holdings shall be the continuing or surviving entity of such merger, amalgamation or consolidation or (y) if the Person formed by or surviving any such merger, amalgamation or consolidation, or to whom such Property or business was Disposed, is not Holdings (any such Person, a “Successor Holdings”), (A) Successor Holdings shall be an entity organized or existing under the laws of any state of the United States, and (B) Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; provided that, if the foregoing are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement);

(b)         that (i) any Subsidiary Guarantor may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor (or to a Subsidiary of the Borrower that becomes a Subsidiary Guarantor simultaneously with, or promptly after the consummation of, such transaction) and (ii) any Subsidiary (other than a Subsidiary Guarantor) of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary of the Borrower;

(c)         that the Borrower or any parent entity of the Borrower may consolidate with, amalgamate or merge into an Affiliate of the Borrower solely for the purpose of reincorporating or reorganizing under the laws of any state of the United States so long as the amount of Indebtedness of Holdings and its Subsidiaries is not materially increased thereby (unless such increase is permitted by this Agreement);

(d)          in connection with any Disposition permitted by Section 6.4; and

(e)          in connection with any IPO Reorganization Transactions.

Section 6.4     Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of the Borrower or any of its Subsidiaries, issue or sell any shares of the Borrower’s or such Subsidiary’s Capital Stock to any Person, except:

(a)          the Disposition of obsolete, worn out or surplus Property or Property no longer used or useful in the business;

(b)          to the extent constituting Dispositions, transactions permitted by Sections 6.2, 6.3 (other than Section 6.3(d)), 6.5 (other than Section 6.5(f)) or 6.6;

(c)          the sale or issuance of any Capital Stock of any Subsidiary of the Borrower to the Borrower or any Subsidiary Guarantor;

(d)          the sale or issuance of any Capital Stock of any Subsidiary of the Borrower (other than a Subsidiary Guarantor) to any other Subsidiary of the Borrower;

(e)          any Recovery Event, provided that the requirements of Section 2.11(b), if applicable, are complied with in connection therewith;

(f)          the sale or other Disposition of inventory in the ordinary course of business;

(g)         the sale or other Disposition of Capital Stock of the Borrower in connection with an IPO;

(h)         (i) the sale or Disposition by Atlantic Energy Holdings LLC of Indebtedness of NFE North Distribution Holdings Limited and (ii) the issuance of Capital Stock by NFE North Distribution Holdings Limited, in each case in accordance with the Investor Agreements;

(i)          (i) leases, subleases, licenses, sublicenses or charters of Property in the ordinary course of business and (ii) Dispositions of Intellectual Property that is no longer material to the business of such NFE Group Member;

(j)          Dispositions by any NFE Group Member to any other NFE Group Member; provided that the gross proceeds from all Dispositions made by any Loan Party to any Non-Guarantor Subsidiary pursuant to this clause (j) shall not exceed $5,000,000 during the term of this Agreement;

(k)         Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or other Property used or useful in the business of the Borrower and its Subsidiaries or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

(l)          Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)        Dispositions of cash and Cash Equivalents in the ordinary course of business;

(n)         Dispositions of Investments received in consideration of Dispositions permitted under this Section 6.4;

(o)         Dispositions by any NFE Group Member the gross proceeds of which do not exceed an aggregate amount of $5,000,000 during the term of this Agreement;

(p)         the sale or Disposition set forth in Schedule 6.4(p);

(q)         any sale or Disposition arising in connection with any fundamental change permitted by Section 6.3(e); and

(r)         any other Disposition of Property or assets by any NFE Group Member; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a binding commitment entered into at a time when no Default or Event of Default exists), no Default or Event of Default shall exist or would result from such Disposition, (ii) the consideration for such Disposition shall be at least equal to the fair market value of such Property or assets at the time of such Disposition (or at the time such binding commitment is entered into) and (iii) at least 75% of such consideration shall be in cash or Cash Equivalents; provided that the amount of:

(A)       any liabilities (as reflected on Holdings’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Holdings’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such consolidated balance sheet, as determined in good faith by the Borrower) of any NFE Group Member, other than liabilities that are by their terms subordinated to the Term Loans, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Borrower and all such Subsidiaries have been validly released by all applicable creditors in writing;

(B)        Indebtedness, other than liabilities that are by their terms subordinated to the Term Loans, of any NFE Group Member that is no longer an NFE Group Member as a result of such Disposition, to the extent that the NFE Group Members have been validly released from any Guarantee Obligation in respect of such Indebtedness in connection with such Disposition; and

(C)       any Designated Non-Cash Consideration received by any NFE Group Member in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C), not to exceed $5,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this clause (iii) of this Section 6.4(q) and for no other purpose.

Section 6.5     Limitation on Restricted Payments. Declare or pay any dividend or other distribution on or with respect to, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, cancellation, termination or other acquisition of, any Capital Stock of Holdings, the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other payment on account of any return of capital to any such Person’s stockholders, partners or members (or the equivalent  of  any thereof),  either directly  or   indirectly,  whether   in  cash  or  property  or  in obligations of Holdings, the Borrower or any of its Subsidiaries (collectively, “Restricted Payments”), except that:

(a)         any Subsidiary of the Borrower or the Borrower may make Restricted Payments to any of Holdings, the Borrower or any of its Subsidiaries which owns the Capital Stock of such Subsidiary (so long as, with respect to any Restricted Payment made by a non-Wholly Owned Subsidiary, to Holdings, the Borrower or any Subsidiary of the Borrower and to each other owner of Capital Stock of such non-Wholly Owned Subsidiary based on their relative ownership interests of the relevant class of Capital Stock);

(b)          any NFE Group Member may make Restricted Payments (x) payable in the Capital Stock (other than Disqualified Capital Stock not otherwise permitted by Section 6.1) of such Person and (y) in cash in lieu of fractional shares of such Capital Stock;

(c)          any NFE Group Member may make Restricted Payments to any other NFE Group Member for the purpose of facilitating the application of all or any portion of any Net Cash Proceeds in connection with a reinvestment of such Net Cash Proceeds pursuant to Section 2.11 by any NFE Group Member;

(d)         any non-Wholly Owned Subsidiary may make distributions to its partners or other equity holders in accordance with its partnership agreements, articles of incorporation or shareholder agreement, in each case, to the extent that such distributions are made on a pro rata basis to the NFE Group Members (based upon the percentage interests held) and each of the other partners or other equity holders of such Subsidiary;

(e)          Restricted Payments by NFE North Distribution Holdings Limited made pursuant to the Consulting Agreement;

(f)          to the extent constituting Restricted Payments, the NFE Group Members may enter into and consummate transactions permitted by any provision of Section 6.3, 6.4 (other than Section 6.4(b)), 6.6 or 6.7;

(g)         Holdings may make Restricted Payments:

(i)              to pay the operating costs and expenses of Parent incurred in the ordinary course of business and other corporate overhead costs and expenses of Parent (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Holdings, the Borrower, its Subsidiaries and any directors and officers liability insurance and reasonable and customary indemnification claims made by directors, managers or officers of Parent attributable to the ownership or operations of Holdings, the Borrower and its Subsidiaries;

(ii)            to its equity holders with respect to any taxable period ending after the Closing Date for which Holdings is treated as a partnership or disregarded entity for U.S. federal income Tax purposes, in an aggregate amount equal to the product of (A) the taxable income of Holdings for such taxable period (determined, for any taxable period with respect to which Holdings is a disregarded entity, by treating Holdings as if it were a partnership), reduced by any cumulative net taxable loss with respect to all prior taxable periods ending after the Closing Date (determined as if all such taxable periods were one taxable period and, in the case of any taxable period with respect to which Holdings is a disregarded entity, determined by treating Holdings as if it were a partnership) to the extent such cumulative net taxable loss is of a character that would permit such loss to be deducted against the current period taxable income, taking into account any applicable limitations to which such cumulative net taxable losses are subject, as reasonably determined by Holdings, and (B) the highest combined marginal U.S. federal, state and local income tax rate applicable to any direct or indirect equity owner of Holdings for such taxable period (taking into account the character of the taxable income in question (ordinary income, long-term capital gain, qualified dividend income, etc.) and the deductibility of state and local income Taxes for U.S. federal income Tax purposes (and any applicable limitations thereon)). Any distributions under this clause (ii) with respect to any taxable period may be made in quarterly installments during the course of such period using reasonable estimates of the anticipated aggregate amount of such distributions under this clause (ii) for such period, (A) with any excess of aggregate installments actually paid with respect to any such period over the actual amount of such distributions permitted under this clause (ii) for such period reducing the amount of distributions permitted under this clause (ii) with respect to the immediately subsequent period (and, to the extent such excess is not fully absorbed in the immediately subsequent period, the following period(s)) and (B) with any excess of the actual amount of such distributions permitted under this clause (ii) for such period over the aggregate installments actually paid with respect to any such period increasing the amount of distributions permitted under this clause (ii) with respect to the immediately subsequent period; and

(iii)           the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Parent or any other direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Borrower and its Subsidiaries;

(h)          Holdings, the Borrower or any of its Subsidiaries may pay cash in lieu of fractional Capital Stock in connection with any dividend, split or combination thereof, any Permitted Acquisition or any Investment permitted by Section 6.6(n); and

(i)           following an IPO, the IPO Entity may make cash payments to Holdings and/or each holder of common shares of Holdings pursuant to a customary tax receivable agreement.

Section 6.6       Limitation on Investments. Make or hold any Investment, except:

(a)        extensions of trade credit (or notes receivable arising from such grant) and  deposits, prepayments  and other  credits to  suppliers made  in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in connection with the bankruptcy or reorganization of suppliers or customers or in settlement of delinquent obligations of, or other disputes with, suppliers and customers, and other credits to suppliers in the ordinary course of business;

(b)          Investments in assets that were Cash Equivalents at the time such Investments were made;

(c)          Investments arising in connection with the incurrence of Indebtedness, Liens, fundamental changes, Dispositions, Restricted Payments and sale/leaseback transactions permitted by Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.9, respectively;

(d)         Investments (other than those relating to the incurrence of Indebtedness permitted by clause (c)) by (i) any NFE Group Member in the Borrower or any Subsidiary Guarantor, (ii) any NFE Group Member in any Non-Guarantor Subsidiary not to exceed $35,000,000 and (ii) any Excluded Subsidiary in any other Excluded Subsidiary;

(e)          Investments in an aggregate amount, when taken together with the Investments previously made pursuant this Section 6.6(e), not to exceed $10,000,000;

(f)          extensions of credit or loans to, or the acquisition or purchase of Capital Stock of, any entity that is a party to any lease, charter or other contract with respect to the use or hire of vessels by any NFE Group Member, to the extent the Indebtedness incurred by such counterparty pursuant to such extension of credit or loan is used by such counterparty to finance the purchase, lease, improvement, development, construction, remanufacturing, refurbishment, handling and repositioning, maintenance or repair of assets that are used in the use or hire of vessels by any NFE Group Member pursuant to such contract;

(g)        Investments existing on the Closing Date by any NFE Group Member in any other NFE Group Member and any modification, renewal or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 6.6(g) is not increased from the amount of such Investment on the Closing Date except (A) by capitalized amounts related to unpaid accrued interest and premium, (B) pursuant to the terms of such Investment as of the Closing Date or (C) as otherwise permitted by this Section 6.6;

(h)          promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.4;

(i)           Permitted Acquisitions;

(j)         Investments held by a Subsidiary of the Borrower acquired after the Closing Date or of a Person merged, amalgamated or consolidated with or into the Borrower or any Subsidiary of the Borrower in accordance with Section 6.3 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(k)          Guaranties by any NFE Group Member of leases (other than Capital Leases) or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(l)          Investments consisting of Hedge Agreements to protect against changes in interest rates, commodity prices, foreign exchange rates, volumes or quantities in accordance with prudent industry practice;

(m)        Investments in any property or equipment any portion of the purchase, lease, improvement, development, construction, remanufacturing, refurbishment, handling and repositioning or repair of which is financed with Non-Recourse Indebtedness incurred in reliance on Section 6.1(e);

(n)          Investments the consideration for which is Capital Stock of Holdings (other than Disqualified Capital Stock) and proceeds thereof; and

(o)          Investments pursuant to or in connection with the performance of the Investor Agreements.

Section 6.7       Limitation on Optional Payments of Certain Other Indebtedness and Modifications of Certain Other Debt Instruments or Contracts.          (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Indebtedness incurred pursuant to Sections 6.1(d), (e), (f), (j), (l) or Error! Reference source not found., or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance (each a “Voluntary Prepayment”); (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any term of any agreement governing or related to Indebtedness permitted under Sections 6.1(d), (e), (f), (j), (k), (l) or Error! Reference source not found. in a manner that is either materially adverse to the Lenders or not permitted by the applicable intercreditor agreement with respect thereto for the benefit of the Administrative Agent or the Lenders with respect to the Obligations; (c) amend its certificate of incorporation or other organizational documents in any manner that is materially adverse to the Lenders; or (d) enter into any amendment, waiver, supplement or modification of any Gas Contract that is materially adverse to the Lenders or assign any of its rights, interests or obligations under any Gas Contract to any Person (other than any assignment pursuant to or in connection with any surety in the ordinary course of business or that is required by applicable Law) without the prior written consent of the Administrative Agent and the Required Lenders.

Section 6.8      Limitation on Transactions with Affiliates. Enter into any transaction involving payments in excess of $5,000,000 in the aggregate during the term of this Agreement (other than the issuance, repurchase, retirement or acquisition of Management Equity and other employment and severance arrangements with officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements), including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the  Borrower or  any Subsidiary  of the  Borrower, or  any  entity that becomes a Subsidiary of the Borrower as a result of such transaction), unless such transaction (or, if applicable, the series of related transactions to which such transaction is related) is upon terms no less favorable to Holdings, the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, other than (a) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants (including those with respect to the Parent) in the ordinary course of business, (b) Indebtedness permitted under Section 6.1, Restricted Payments permitted under Section 6.5 and Investments permitted under Section 6.6, (c) the Transactions, (d) the transactions set forth on Schedule 6.8 and (e) any IPO Reorganization Transactions.

Section 6.9       Financial Covenant. For each period set forth below, permit the Debt Service Coverage Ratio (calculated on a Pro Forma Basis) for such period to be less than the amount set forth below opposite such period:

Period	Minimum Debt Service Coverage Ratio

January 1, 2019 – March 31, 2019	1.20:1.00

January 1, 2019 – June 30, 2019	1.40:1.00

January 1, 2019 – September 30, 2019	1.50:1.00

January 1, 2019 – December 31, 2019	1.50:1.00

April 1, 2019 – March 31, 2020	1.50:1.00

July 1, 2019 – June 30, 2020	1.50:1.00

Section 6.10     Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change any such Person’s method of determining fiscal quarters; provided, however, that, upon written notice to the Administrative Agent, the Borrower may change its fiscal year ending date or method of determining fiscal quarters to another date or method, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.11     Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under any Guarantee Agreement, other than this Agreement and the other Loan Documents and except to the extent that any such agreement (a) exists as of the Closing Date or is a modification, amendment, restatement, replacement, refinancing, renewal or extension thereof, (b) is assumed by Holdings, the Borrower or any of its Subsidiaries in connection with any Permitted Acquisition or any Investment permitted by Section 6.6(n) or is binding on any Subsidiary of the Borrower at the time such Person becomes a Subsidiary of the Borrower (provided that such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower), (c) is an agreement governing Indebtedness permitted by Section 6.1 or any customary provisions in leases, subleases, licenses, sublicenses, contracts for management or development of Property, asset sale agreements, merger agreements, stock purchase agreements and other contracts restricting the same, (d) is an agreement governing any non-Wholly Owned Subsidiary or joint venture or a Contractual Obligation of any non-Wholly Owned Subsidiary or joint venture, (e) relates to cash or other deposits (including escrowed funds) received by Holdings, the Borrower or any of its Subsidiaries or (f) relates to assets subject to Liens permitted by Sections 6.2(c), 6.2(d), 6.2(e), 6.2(f), 6.2(g), 6.2(h), 6.2(i), 6.2(j), 6.2(l), 6.2(p) or 6.2(r), provided that, (i) to the extent any such agreement is entered into after the Closing Date, such prohibition or limitation shall only be effective against the Property or Person (and its Subsidiaries) acquired in such Permitted Acquisition or Investment, securing such Indebtedness or that is the subject of such other leases, subleases, licenses, sublicenses, agreements, contracts, deposits or liens and (ii) solely with respect to any non-Wholly Owned Subsidiary or joint venture, such prohibition or limitation shall only be effective against the Property, revenues or Capital Stock of such non-Wholly Owned Subsidiary or joint venture.

Section 6.12     Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to make Restricted Payments in respect of any Capital Stock of such Subsidiary held by the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (a) any restrictions existing under the Loan Documents, (b) any restrictions with respect to a Subsidiary of the Borrower imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (c) any agreement existing as of the Closing Date (or a modification, replacement, renewal or extension thereof) or that is assumed by Holdings, the Borrower or any of its Subsidiaries in connection with any Permitted Acquisition or any Investment permitted by Section 6.6(n) or is binding on any Subsidiary of the Borrower at the time such Person becomes a Subsidiary of the Borrower (provided that such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower), or that is an agreement governing Indebtedness permitted by Section 6.1 or any customary provisions in leases, subleases, licenses, sublicenses, contracts for management or development of Property, asset sale agreements, merger agreements, stock purchase agreements and other contracts restricting the same; provided that, (x) to the extent any such agreement is entered into after the Closing Date, such encumbrance or restriction shall only be effective against (i) the Property or Person (and its Subsidiaries) acquired in such Permitted Acquisition or Investment, securing such Indebtedness or that is the subject of such Disposition or other leases, subleases, licenses, sublicenses, agreements or contracts, and (ii) the distributions of any Subsidiary of the Borrower (provided that such Subsidiary shall not have any assets other than such assets to be Disposed of or acquired or financed) and (y) solely with respect to any non-Wholly Owned Subsidiary or joint venture, such encumbrance or restriction shall only be effective against such non-Wholly Owned Subsidiary or joint venture.

Section 6.13     Limitation on Activities of Holdings. In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) directly conduct, transact or otherwise engage in any material business or operations other than those incidental to its ownership of interests in the Borrower, the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), the filing of tax returns and payment of taxes, the provision of sureties, the preparation of reports to Governmental Authorities and its shareholders or partners, and the opening and maintenance of bank accounts and the deposit of cash and cash equivalents therein (ii) incur, create, assume or suffer to exist any Indebtedness or financial obligations other than in connection with the activities described in clause (i), except (w) any guarantee obligations permitted to be incurred hereunder, (x) nonconsensual obligations imposed by operation of law, (y) pursuant to the Loan Documents to which it is a party and (z) obligations with respect to its Capital Stock, or (iii) directly own, lease, manage or otherwise operate any properties or assets (including cash and cash equivalents) other than the ownership of interests in the Borrower and in connection with the activities described in clause (i) or any IPO or IPO Reorganization Transactions.

Section 6.14     Plans. Establish, maintain or operate any Pension Plan, Multiemployer Plan or Foreign Employee Benefit Plan (other than a government sponsored plan).

Section 6.15     Anti-Money Laundering and Anti-Corruption Laws; Sanctions. Fail to comply in all material respects with the Laws referred to in Section 3.22.

SECTION 7.  EVENTS OF DEFAULT

Section 7.1       Events of Default. Each of the following events shall constitute an “Event of Default”:

(a)         the Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Term Loan, or any other amount payable hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)         any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)          (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a), Section 5.15 or Section 6 (other than Section 6.9); or

(ii)             any Loan Party shall default in the observance or performance of any agreement contained in Section 6.9; provided that any Event of Default with respect to Section 6.9 is subject to cure as provided in Section 7.3; or

(d)        any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which a Responsible Officer of any NFE Group Member obtains knowledge of such default and (ii) the date on which the Borrower has received written notice of such default from the Administrative Agent, or if such default is of a nature that it cannot with reasonable effort be completely remedied within said period of 30 days, such additional period of time as may be reasonably necessary to cure same, provided that the applicable Loan Party commences such cure within such 30 day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed 60 days; or

(e)         any NFE Group Member shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation or Hedge Agreement, but excluding the Term Loans and any Non-Recourse Indebtedness) on the scheduled due date with respect thereto; (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than (A) the voluntary sale or transfer of any asset securing such Indebtedness, (B) a refinancing of such Indebtedness permitted to be incurred pursuant to Section 6.1, (C) a drawing by a beneficiary under a letter of credit that gives rise to a reimbursement obligation in respect thereof in accordance with the terms of such Indebtedness and (D) an issuance of capital stock, incurrence of other Indebtedness or sale or other disposition of any assets, in each case that gives rise to mandatory prepayment with the net cash proceeds thereof, so long as such event shall not have otherwise resulted in an event of default with respect to such Indebtedness), the effect of which default or other event or condition is to cause, or with respect to any Indebtedness, to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness, with respect to any individual transaction, the outstanding principal amount of which exceeds $10,000,000; or

(f)          (i) any NFE Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, except as permitted under Section 6.3(b) or Section 6.3(c), or (B) seeking appointment of a receiver, trustee, custodian, conservator, receiver and manager, liquidator, sequestrator, monitor, or other similar official for it or for all or any substantial part of its assets, or any NFE Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any NFE Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any NFE Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any NFE Group Member shall consent to, approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any NFE Group Member shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)          (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan, (ii) any failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, shall exist with respect to any Pension Plan, or any Lien in favor of the PBGC or a Pension Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Pension Plan for purposes of Title IV of ERISA, (iv) any Pension Plan shall terminate for purposes of Title IV of ERISA or (v) the Borrower or any Commonly Controlled Entity shall incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan; and in each case in clauses (i) through (v) above, such event or condition results in or could reasonably be expected to result in a Material Adverse Effect; or

(h)         one or more judgments or decrees shall be entered against any NFE Group Member involving for the NFE Group Members taken as a whole a liability (to the extent not paid or covered by insurance as to which the relevant insurance company has not denied coverage in writing) of $10,000,000 or more, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)          any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 8.10 or the terms thereof or the failure of the Administrative Agent to file continuation statements or take any other actions required to be taken by the Administrative Agent under the Loan Documents), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease for any reason (other than by reason of the express release thereof pursuant to Section 8.10 or the terms thereof or by the failure of the Administrative Agent to file continuation statements or take any other actions required to be taken by the Administrative Agent under the Loan Documents) to be valid, perfected, enforceable and of the same effect and priority purported to be created thereby with respect to any of the Collateral, or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(j)          the guarantee contained in any Guarantee Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 8.10 or the terms thereof), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert in writing; or

(k)          any Change of Control shall occur.

If any Event of Default shall have occurred and be continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall automatically and immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Section 7.2      Application of Proceeds. All proceeds collected by the Administrative Agent upon any collection, sale, foreclosure or other realization upon any Collateral (including without limitation any distribution pursuant to a plan of reorganization), including any Collateral consisting of cash, shall be applied as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of all Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

THIRD, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

In addition, in the event that the Administrative Agent receives any non-cash distribution upon any collection, sale, foreclosure or other realization upon any Collateral, such non-cash distribution shall be allocated in the manner described above, with the value of such non-cash distribution being reasonably determined by the Administrative Agent; provided that the Administrative Agent shall apply any cash distribution in accordance with this Section 7.2 prior to application of any such non-cash distribution. The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

Section 7.3      Right to Cure.

(a)         Notwithstanding anything to the contrary contained in Section 7.1, in the event that the Loan Parties fail to comply with the requirements of Section 6.9 (if applicable) as of the last day of any applicable fiscal quarter of Holdings, at any time after the beginning of such fiscal quarter (but in any event after the date hereof) until the expiration of the tenth Business Day following the date on which financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter, as applicable) are required to be delivered pursuant to Section 5.1(a) or (b), as applicable, Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity or other Qualified Equity Interests (collectively, the “Cure Right”), and upon receipt by Holdings of the Net Cash Proceeds of such issuance (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, the Debt Service Coverage Ratio, for purposes of determining compliance with the requirements of Section 6.9, shall be recalculated giving effect to the following pro forma adjustment:

(i)           Consolidated Operating EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter solely for the purpose of measuring the Debt Service Coverage Ratio to determine compliance with the requirements of Section 6.9 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)          if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of Holdings and its Subsidiaries, in each case, with respect to such fiscal quarter only), the Loan Parties shall be in compliance with the requirements of Section 6.9, Holdings shall be deemed to have satisfied the requirements of Section 6.9 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.9 that had occurred shall be deemed to be cured for purposes of this Agreement;

provided, that the Borrower shall have notified the Administrative Agent of the exercise of such Cure Right within five Business Days of the issuance of the relevant Qualified Equity Interests for cash or the receipt of the cash contributions by Holdings.

(b)         Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of Holdings, there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than four times and (iii) for purposes of this Section 7.3, the Cure Amount shall be no greater than the amount required for purposes of complying with the covenant set forth in Section 6.9 and any amounts in excess thereof shall not be deemed to be a Cure Amount. Notwithstanding anything herein to the contrary, any Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining the availability of any basket under Section 6. For the avoidance of doubt, no Cure Amounts shall be applied to reduce the Indebtedness of Holdings and its Subsidiaries on a Pro Forma Basis for purposes of determining compliance with the covenant set forth in Section 6.9 for the fiscal quarter in which such Cure Right was exercised (provided that to the extent such Cure Amount was applied to prepay Indebtedness, such reduction may be given effect in determining compliance with the covenant set forth in Section 6.9 for fiscal quarters after the fiscal quarter in which such Cure Right was exercised) and there shall not have been a breach of any covenant under Section 6 solely by reason of having no longer included such Cure Amount in any basket during the relevant period.

SECTION 8.        THE ADMINISTRATIVE AGENT

Section 8.1       Appointment and Authority.

(a)         Each of the Lenders hereby irrevocably appoints Morgan Stanley to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 8.1 are solely for the benefit of the Administrative Agent and the Lenders, and none of the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (except as provided in Section 8.6 below).

(b)          The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as collateral agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 8 and Section 9 (including Section 9.5(b), as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.2       Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.3       Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)          shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.1) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender;

(e)         shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, (vi) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien (including the priority thereof) granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (vii) the filing, re-filing, recording, re-recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, (viii) providing, maintaining, monitoring or preserving insurance on or the payment of Taxes with respect to any of the Collateral or (ix) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent;

(f)          shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Agent; and

(g)         shall not be required to (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or powers, or (ii) otherwise incur any financial liability in the performance of its duties hereunder or the exercise of any of its rights or powers, except for such expense, indemnity or liability, if any, arising out of the Administrative Agent’s gross negligence, bad faith or willful misconduct in the performance of its duties hereunder or under any other Loan Document, as determined by a judgment of a court of competent jurisdiction.

No requirement in any Loan Document for a Loan Party to provide evidence, opinion, information, documentation or other material requested or required by the Administrative Agent shall be construed to mean that the Administrative Agent has any responsibility to request or require such evidence, opinion, information, documentation or other material. No Lender shall assert, and each Lender hereby waives, any claim against the Administrative Agent, including any predecessor agent, its sub-agents and their respective Affiliates in respect of any action taken or omitted to be taken by any of them, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.

Section 8.4         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any Lender), independent accountants and other experts, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5     Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 8 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

Section 8.6      Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.1(a) or (f) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, in each case other than a Disqualified Lender. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, with the consent of the Borrower (not to be unreasonably withheld or delayed) unless an Event of Default under Section 7.1(a) or (f) is continuing, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 8 and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 8.7      Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.8     No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arrangers listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacities, as applicable, as the Administrative Agent or a Lender hereunder.

Section 8.9      Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 9.5) allowed in such judicial proceeding; and

(b)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 9.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 8.10     Collateral and Guaranty Matters; Rights Under Hedge Agreements.

(a)         Each of the Lenders irrevocably authorizes the Administrative Agent to release or evidence the release of any Lien on any property granted to or held by the Administrative Agent under any Loan Document, to release any Guarantor from its obligations under a Guarantee Agreement or any Loan Document or to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document, in each case as provided in Section 9.20.

(b)         Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to Section 9.20.

(c)         No Secured Hedge Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights to manage or release any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 9.1(b)(viii). By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed the Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (c).

Section 8.11    Withholding Taxes. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax except to the extent that such Lender has established an exemption from or reduction of such withholding Tax by complying with the requirements of paragraph (f) or (g) of Section 2.17 or that such Tax has been withheld by a Loan Party. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within thirty (30) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding  Tax  ineffective).    A  certificate  as  to  the  amount  of  such  payment  or  liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 8.12    Intercreditor and Subordination Agreements. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to enter into any intercreditor or subordination agreement pertaining to any subordinated debt or other debt secured by the Collateral or any portion thereof on its behalf and to take such action on its behalf under the provisions of any such agreement.

SECTION 9.       MISCELLANEOUS

Section 9.1      Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent, the Borrower and each other Loan Party which is a party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding or removing any provisions to this Agreement or the other Loan Documents or changing in any manner the rights and obligations of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that the Administrative Agent may, with the consent of Holdings and the Borrower only and without the need to obtain the consent of any Lender, amend, supplement or modify this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, supplement or modification does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided further, however, that no such waiver and no such amendment, supplement or modification shall:

(i)          forgive the principal amount of any Term Loan, extend the final scheduled date of maturity of any Term Loan, reduce the stated rate of any interest (subject to Section 2.15), fee or premium payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders), and (y) that any amendment or modification of defined terms used in the financial ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any Installment payment, extend the time for payment of any interest, fees or premium or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly and adversely affected thereby;

(ii)          amend, modify or waive any provision of this Section 9.1, without the consent of each Lender, or, except as contemplated by the last paragraph of this Section 9.1, reduce any percentage specified in the definition of Required Lenders or reduce the consent required under any provision pursuant to which the consent of Required Lenders is necessary, in each case without the consent of each Lender directly affected thereby;

(iii)        consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents without the consent of each Lender;

(iv)        amend, modify or waive any provision of Section 8, or any other provision affecting the rights, duties or obligations of the Administrative Agent, without the consent of the Administrative Agent;

(v)          amend, modify or waive any provision of Section 2.14 without the consent of each Lender directly affected thereby;

(vi)        except upon satisfaction of the Termination Conditions, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(vii)       release all or substantially all of the value of the Guarantee Agreements, without the written consent of each Lender, except (A) to the extent the release of any Subsidiary of the Borrower from a Guarantee Agreement is permitted pursuant to Section 9.20 (in which case such release may be made without the consent of any Lender) or (B) upon satisfaction of the Termination Conditions; or

(viii)     amend, modify or waive any provision of this Agreement or the Security Agreement so as to alter the ratable treatment of Obligations arising under the Loan Documents and Obligations arising under Secured Hedge Agreements or the definitions of “Lender Counterparty,” “Secured Hedge Agreement” or “Obligations” (with respect to the treatment of obligations under Secured Hedge Agreements) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such Lender Counterparty;

provided, further, that any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Administrative Agent (without the consent of any Lender) solely to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Term Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section 9.1; provided that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding the foregoing, Guarantee Agreements, Security Documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent, Holdings and the Borrower only and without the need to obtain the consent of any Lender if such amendment or waiver is delivered solely to the extent necessary to (A) comply with local Law or advice of local counsel or (B) cause such Guarantee Agreement, Security Document or related document to be consistent with this Agreement and the other Loan Documents.

Section 9.2       Notices. Except as otherwise provided in Section 2.6(c), all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telefacsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telefacsimile notice, when received, addressed (a) in the case of Holdings, the Borrower and the Administrative Agent, as follows, (b) in the case of any Lender, as indicated to the Administrative Agent in writing or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Holdings and the Borrower:	c/o NFE Atlantic Holdings LLC
111 W 19th Street, 8th Floor
New York, New York 10011
Attention: General Counsel
Telephone: (516) 268-7400
E-mail: legal@newfortressenergy.com

with a copy to:	Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attention: R. Nardone
Telephone: (212) 798-6110

with a copy to:	Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: George E. Zobitz
Telephone: (212) 474-1996
Email: jzobitz@cravath.com

The Administrative Agent:	Morgan Stanley Senior Funding, Inc., as
Administrative Agent
1300 Thames Street, 4th Floor
Thames Street Wharf
Baltimore, MD 21231
Attention: Morgan Stanley Agency Team
Telephone: (917) 260-0588
E-mail: agency.borrowers@morganstanley.com

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (“BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings’, the Borrower’s or the Administrative Agent’s transmission of materials and/or information provided by or on behalf of the Borrower hereunder through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 9.3       No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4       Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans and other extensions of credit hereunder.

Section 9.5      Payment of Expenses; Indemnification.

(a)        The Borrower agrees (i) to pay or reimburse each of the Agents and the Arrangers for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Term Loan Facility (other than fees payable to syndicate members) and the development, negotiation, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements of a single law firm as counsel to the Agents and the Arrangers and one local counsel to the Agents in any relevant jurisdiction, (ii) to pay or reimburse each Lender and the Agents for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable and documented fees and disbursements of a single law firm as counsel to the Lenders and the Agents taken as a whole and one local counsel to the Lenders and the Agents taken as a whole in any relevant material jurisdiction (or, with respect to enforcement, any relevant jurisdiction) and, if a conflict exists among such Persons and one additional primary counsel and, if necessary or advisable and one local counsel in each relevant jurisdiction, and (iii) to pay, indemnify or reimburse each Lender, the Agents, their respective Affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, claims (including Environmental Claims), actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (limited to, in the case of counsel, the reasonable and documented fees and disbursements of a single law firm as counsel to the Indemnitees taken as a whole and one local counsel to the Indemnitees taken as a whole in any relevant jurisdiction and, if a conflict exists among such Persons and the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict, one additional primary counsel and, if necessary or advisable, one local counsel in each relevant jurisdiction) whether direct, indirect, special or consequential, incurred by an Indemnitee or asserted against any Indemnitee arising out of, or as a result of (A) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, (B) any Term Loan or the use or proposed use of the proceeds thereof, (C) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any liability under any Environmental Law related in any way to the Borrower or any of its Subsidiaries or any of their respective properties, or (D) any actual or prospective claim, litigation, investigation or proceeding arising out of, or as a result of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”), but excluding, in each case, Taxes other than any Taxes that represent losses, damages, etc., arising from a non-tax claim; provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (x) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct or material breach of its obligations under this Agreement of such Indemnitee or any of its officers, directors, trustees, employees, advisors, agents and controlling persons or (y) resulted from any proceeding that does not involve an act or omission by the Borrower or any of its Affiliates, shareholders, partners or other equity holders and that is brought by an Indemnitee against another Indemnitee other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent or an Arranger under the Term Loan Facility. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons, except to the extent that such damages have resulted from the gross negligence, bad faith, willful misconduct or material breach of its obligations under this Agreement of such Indemnitee or any of its officers, directors, trustees, employees, advisors, agents and controlling persons. No Indemnitee or Loan Party shall be liable for any special, indirect, consequential or punitive damages in connection with the Term Loan Facility; provided, however, that this sentence shall not otherwise affect the indemnification and reimbursement obligations of the Borrower in this Section 9.5. Without limiting the foregoing, and to the extent permitted by applicable Law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee other than those resulting from the gross negligence, bad faith, willful act or omission or material breach of its obligations under this Agreement of such Indemnitee or any of its officers, directors, trustees, employees, advisors, agents and controlling persons. All amounts due under this Section 9.5 shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to the Chief Financial Officer, at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. The agreements in this Section 9.5 shall survive the termination of the Commitments and the repayment of the Term Loans and all other amounts payable hereunder.

(b)          Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) of this Section 9.5 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub¬agent) in connection with such capacity.

Section 9.6       Successors and Assigns; Participations and Assignments.

(a)          This Agreement shall be binding upon and inure to the benefit of Holdings, the Borrower, the Lenders, the Administrative Agent, all future holders of the Term Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

(b)         Any Lender may, without the consent of the Borrower, in accordance with applicable Law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Term Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided, however, no Lender shall be permitted to sell any such participating interest to (i) any of the Permitted Investors, any of their respective Affiliates or any of their respective associated investment funds, (ii) a natural person or (iii) any Disqualified Lender. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Term Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1. The Borrower agrees that if amounts outstanding under this Agreement and the Term Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled through the Lender granting the participation to the benefits of Sections 2.15, 2.16 or 2.17 (subject to the requirements and limitations of such Sections, Section 2.18 and 2.19, including the requirements of Section 2.17(f) through (i) (it being agreed that any required forms shall be provided solely to the participating Lender)) with respect to its participation in the Commitments and the Term Loans outstanding from time to time as if such Participant were a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent that entitlement to a greater amount results from a change in Law that occurs after such Participant acquires the applicable participation, unless such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Term Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary. No Lender shall have any obligation to disclose all or any portion of a Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(c)         Any Lender (an “Assignor”) may, in accordance with applicable Law and the written consent of the Administrative Agent (which shall not be unreasonably withheld or delayed, and which consent shall not be required in connection with an assignment made by or to an Arranger) and, so long as no Event of Default under Section 7.1(a) or (f) has occurred and is continuing, the Borrower (which shall not be unreasonably withheld or delayed, and which consent shall not be required in connection with an assignment made to an Arranger) (provided that the Borrower shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof), at any time and from time to time assign to any Lender or any Affiliate, Related Fund or Control Investment Affiliate thereof, or to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance executed by such Assignee and such Assignor and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that assignments made to any Lender, an Affiliate of a Lender or a Related Fund will not be subject to the above described consents; provided, further, that no assignment to an Assignee (other than any Lender or any Affiliate thereof) of Term Loans shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interests in the Term Loan Facility under this Agreement) and, after giving effect thereto, the assigning Lender (if it shall retain any Term Loans) shall have Term Loans aggregating at least $1,000,000 unless otherwise agreed by the Administrative Agent and the Borrower; provided, further, no Lender shall be permitted to assign all or any part of its rights and obligations under this Agreement to (i) any of the Permitted Investors, any of their respective Affiliates or any of their respective associated investment funds, (ii) Holdings, the Borrower or any of their respective Subsidiaries, (iii) any natural person or (iv) any Disqualified Lender. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Term Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.16, 2.17 and 9.5 in respect of the period prior to such effective date). For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

(d)         [Reserved];

(e)         Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (provided, however, that (i) Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) no such fee shall be required to be paid (A) in connection with an assignment by or to an Arranger or any Affiliate thereof or (B) in the case of an Assignee which is already a Lender or any Affiliate, Related Fund or Control Investment Affiliate thereof), the Administrative Agent shall (1) promptly accept such Assignment and Acceptance and (2) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the applicable Term Loan Notes of the assigning Lender) a new Term Loan Note to such Assignee in an amount equal to the Term Loans assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained Term Loans, upon request, a new Term Loan Note to the Assignor in an amount equal to the Term Loans retained by it hereunder. Such new Term Loan Note or Term Loan Notes shall be dated the Closing Date and shall otherwise be in the form of the Term Loan Note or Term Loan Notes replaced thereby.

(f)         For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments of Term Loans and Term Loan Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Term Loans and Term Loan Notes, including, without limitation, any pledge or assignment by a Lender of any Term Loan or Term Loan Note to any Federal Reserve Bank in accordance with applicable Law.

(g)         Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof. The making of a Term Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. Each party hereto also agrees that each SPC shall be entitled to the benefits of Sections 2.15, 2.16 or 2.17 (subject to the requirements and limitations of such Sections, Section 2.18 and 2.19, including the requirements of Section 2.17(f) through (i) (it being agreed that any required forms shall be provided solely to the Granting Lender)) with respect to its granted interest in the Commitments and the Term Loans outstanding from time to time as if such SPC were a Lender; provided that no SPC shall be entitled to receive any greater amount pursuant to any such Section than the Granting Lender would have been entitled to receive in respect of the amount of the interest granted by such Granting Lender to such SPC had no such grant occurred, except to the extent that entitlement to a greater amount results from a change in Law that occurs after such interest was granted, unless such transfer was made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed). In addition, notwithstanding anything to the contrary in this Section 9.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or a portion of its interests in any Term Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion) to any financial institutions (other than any Disqualified Lender) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans, and (B) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to any NFE Group Member may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This Section 9.6(g) may not be amended without the written consent of any SPC with Term Loans outstanding at the time of such proposed amendment. To the extent an SPC provides a Term Loan, the applicable Lender may maintain a register on behalf of the Borrower and the SPC’s interest must be entered in the register.

Section 9.7       Adjustments; Set-off.

(a)         If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)         In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuation of any Event of Default, each Lender shall have the right, without prior notice to Holdings or the Borrower, any such notice being expressly waived by Holdings and the Borrower to the extent permitted by applicable Law, upon any amount becoming due and payable by Holdings or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Holdings or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.8      Counterparts. This Agreement may be executed by one or more of the parties to this  Agreement  on  any  number  of  separate  counterparts,  and  all  of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 9.9       Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of Holdings, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 9.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.12     Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)         submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)         consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)         agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)         agrees that the Administrative Agent and the Lenders retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction in connection with the exercise of any rights under any Security Document or the enforcement of any judgment;

(e)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(f)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages.

Section 9.13     Acknowledgments. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings, and the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between Holdings, the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (ii) each of Holdings and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of Holdings, and the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent and the Arrangers are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Holdings, the Borrower or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent nor any Arranger has any obligation to Holdings, the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to Holdings, the Borrower or any of their respective Affiliates. To the fullest extent permitted by law, each of Holdings, and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.14     Confidentiality. Each of the Administrative Agent and the Lenders agrees to keep confidential all information provided to it by any Loan Party other than (i) any such information that is available to the Administrative Agent or such Lender on a nonconfidential basis prior to disclosure by such Loan Party and (ii) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, provided that in the case of information provided by a Loan Party after the date hereof, such information is designated by a Loan Party as confidential (“Information”); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any Information (a) to the Administrative Agent, any other Lender or any Affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section 9.14 or substantially equivalent  provisions,  (c) to  any  of  its  or its  Affiliates’  employees,  directors,  agents, attorneys, accountants and other professional advisors, it being understood and agreed that such Persons to whom such Information is disclosed will be informed of the confidential nature of such Information and will be instructed to keep such Information confidential, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements relating to any NFE Group Member and its obligations hereunder, or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section or substantially equivalent provisions), (e) upon the request or demand of any Governmental Authority having jurisdiction over such Person, (f) to the extent required by order of any court or other Governmental Authority or to the extent otherwise required pursuant to any Requirement of Law, (g) that has been publicly disclosed other than in breach of this Section 9.14, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) to any other party hereto, (j) with the consent of the Borrower or (k) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that, in the event a Lender receives a summons or subpoena to disclose confidential information to any party, such Lender shall, if legally permitted, endeavor to notify the Borrower thereof as soon as possible after receipt of such request, summons or subpoena and to afford the Loan Parties an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Loan Parties may deem reasonable. Any Person required to maintain the confidentiality of Information as provided in this Section 9.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything to the contrary in this Section 9.14, no Information shall be disclosed to a Disqualified Lender that is a Disqualified Lender at the time of such disclosure without the Borrower’s prior written consent.

Section 9.15    Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, and either the Borrower or the Required Lenders shall so request, then the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered in accordance with Section 9.1, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. Notwithstanding anything to the contrary contained herein, this Section 9.15 shall not apply to any Accounting Change that is the subject of the proviso to the definition of “Capital Lease”. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB, any other generally accepted accounting authority which provides regulation standard or, if applicable, the SEC.

Section 9.16     WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.16.

Section 9.17     Conversion of Currencies.

(a)          If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)        The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.18     USA PATRIOT ACT. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 9.19     Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.20    Releases of Collateral and Guarantees. Each of the Lenders (including in its capacity as a potential Lender Counterparty) irrevocably authorizes the Administrative Agent to be the agent for the representative of the Lenders with respect to the Guarantee Agreements, the Collateral and the Security Documents; provided that the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Secured Hedge Agreements, and the Administrative Agent agrees that:

(a)          The Administrative Agent’s Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically and fully released (i) upon satisfaction of the Termination Conditions, (ii) at the time the Property subject to such Lien is sold (other than to any other Loan Party or other Person that would be required pursuant to any Security Document to grant a Lien on such Collateral to the Administrative Agent for the benefit of the Secured Parties after giving effect to such Disposition) as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) if the Property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its obligations under a Guarantee Agreement pursuant to clause (b) below, (iv) to the extent (and only for so long as) such property constitutes an “Excluded Asset” (as defined in the Security Agreement), or (v) if approved, authorized or ratified in writing in accordance with Section 9.1.

(b)         Any Guarantor shall be released from its obligations under a Guarantee Agreement or any other Loan Document if such Person ceases to be a Subsidiary of the Borrower as a result of a transaction permitted hereunder, to the extent necessary to permit consummation of such transaction as permitted by the Loan Documents; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any other Indebtedness expressly subordinated to the Obligations.

(c)         At the request of the Borrower, it will subordinate or release its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.2(n) solely to the extent, and for so long as, the terms of the obligations secured by such Lien do not permit such property to be subject to a Lien in favor of the Administrative Agent or require that such Lien in favor of the Administrative Agent be subordinated to the Lien of the holder of such Lien on such property.

(d)          At the request of the Borrower, it will subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.2(e), (f), (g), (i), (j), (p), (r), (w) or (cc), in each case to the extent required by the terms of the obligations secured by such Liens, or with respect to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 9.1) have otherwise consented.

(e)         On the date that the Termination Conditions are satisfied, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without the need to deliver any instrument or performance of any act by any Person.

(f)          It will promptly execute, authorize or file such documentation as may be reasonably requested by any Grantor to release or subordinate, or evidence the release or subordination (in registrable form, if applicable), its Liens with respect to any Collateral or the guarantee obligations of any Guarantor as set forth in this Section 9.20; provided that the foregoing shall be at the Borrower’s expense.

Section 9.21     Time. Time is of the essence in all respects hereof.

Section 9.22    Excluded Swap Obligations. Notwithstanding any provision of this Agreement or any other Loan Document, no Guarantee Obligation of any Guarantor Subsidiary under any Guarantee Agreement shall include a Guarantee Obligation of any Obligation that, as to such Guarantor Subsidiary, is an Excluded Swap Obligation, and no Collateral provided by any Guarantor Subsidiary shall secure any Obligation that, as to such Guarantor Subsidiary, is an Excluded Swap Obligation. In the event that any payment is made pursuant to any Guarantee Obligation under any Guarantee Agreement by, or any amount is realized from Collateral of, any Non-Guarantor Subsidiary as to which any Obligations are Excluded Swap Obligations, such payment or amount shall be applied to pay the Obligations of such Guarantor Subsidiary as otherwise provided herein and in the other Loan Documents without giving effect to such Excluded Swap Obligations, and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Obligations or any specified portion of the Obligations that would otherwise include such Excluded Swap Obligations shall be deemed to so provide.

Section 9.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

a reduction in full or in part or cancellation of any such liability;

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NEW FORTRESS ENERGY HOLDINGS LLC

By:	/s/ Brittain Rogers
Name: Brittain Rogers
Title: Authorized Signatory

NFE ATLANTIC HOLDINGS LLC

By:	/s/ Brittain Rogers
Name: Brittain Rogers
Title: Authorized Signatory

Signature Page
Credit Agreement

SUBSIDIARY GUARANTORS

Atlantic Energy Holdings LLC

Island LNG LLC

NFE Management LLC

American Energy Logistics Solutions LLC

American LNG Marketing LLC

American Natural Gas Holdings LLC

NFE Plant Development Holdings LLC

Bradford County Development Holdings LLC

Bradford County Real Estate Holdings LLC

Bradford County Real Estate Partners LLC

Bradford County Power Holdings LLC

Bradford County Power Partners LLC

Bradford County GPF Holdings LLC

Bradford County GPF Partners LLC

Bradford County Transport Holdings LLC

Bradford County Transport Partners LLC

NFE Ireland Holdings LLC

NFE Ireland Acquisition LLC

NFE Mexico Holdings LLC

NFE BCS Holdings (A) LLC

NFE BCS Holdings (B) LLC

Amaunet, S.A. de C.V.

Atlantic Power Holdings Limited

NFE South Power Holdings LLC

NFE North Holdings Limited [Bermuda]

NFE North Infrastructure Limited

NFE South Holdings Limited [Bermuda]

NFE South Power Trading Limited

NFE South Trading Limited

NFEnergia Mexico, S. de R.L. de C.V.

Signature Page
Credit Agreement

NFE Pacifico LAP, S. de R.L. de C.V.

NFE Mexico Holdings Parent B.V.

NFE Mexico Holdings B.V.

NFE Equipment Holdings LLC

NFE Equipment Partners LLC

Energy Transport Solutions LLC

NFE Logistics Holdings LLC

New Fortress Energy Marketing LLC

TICO Development Partners Holdings LLC

TICO Development Partners LLC

NFE ISO Holdings LLC

NFE ISO Partners LLC

NFE Transport Holdings LLC

NFE Transport Partners LLC

NFE North Trading Limited

By: /s/	Brittain Rogers
Name: Brittain Rogers
Title: Authorized Signatory

Signature Page
Credit Agreement

SUBSIDIARY GUARANTORS

Atlantic Distribution Holdings SRL

NFE North Distribution Limited

NFE North Transport Limited

Atlantic Power Holdings SRL

NFE South Power Holdings Limited

NFE South Holdings Limited [Jamaica]

Atlantic Terminal Holdings Limited

By:	/s/ Brittain Rogers
Name: Brittain Rogers
Title: Authorized Signatory

By:	/s/ Christopher Guinta
Name: Christopher Guinta

Signature Page
Credit Agreement

MORGAN STANLEY SENIOR
FUNDING, INC.,
as Administrative Agent and a Lender

By:	/s/ Chance Moreland
Name: Chance Moreland
Title: Authorized Signatory

Signature Page
Credit Agreement

BARCLAYS BANK PLC,
Lender

By:	/s/ Craig Molson
Name: Craig Molson
Title: Managing Director

Signature Page
Credit Agreement

SCHEDULE 1.1A

Term Loan Commitments

Lender	Commitment
Morgan Stanley Senior Funding, Inc.	$125,000,000
Barclays Bank PLC	$115,000,000
Total Commitments	$240,000,000

Sched. 1.1A

SCHEDULE 1.1B

Mortgaged Properties

1.            The Leased Premises for the Combined Heat and Power (CHP) facility is a plot of land adjacent to the Jamalco Refinery, Halse Hall, Clarendon to be utilised for the CHP construction; construction of new office buildings; component storage areas; power plant equipment (including Gas turbines, Heat recovery Steam Generators); demolition of remaining structures, foundations, concrete pads, and containment areas, overhead lines; on THAT PART of the plantation or Estate called HALSE HALL situate in the Parish of CLARENDON in Jamaica as determined in accordance with Section 15.17 of this Lease and being part of the land comprised in Certificate of Title registered at Volume 1146 Folio 131 of the Register Book of Titles and subject to Caveat No. 944203.

Sched. 1.1B

SCHEDULE 1.1C

Limited Partners

Wesley R. Edens

Randal A. Nardone

Sched. 1.1C

SCHEDULE 1.1D

Miami Mortgaged Property

LEGAL DESCRIPTION: (LAND LEASE PARCEL)

A PARCEL OF LAND BEING A PORTION OF LOTS 72, 75, 77 AND 88 AND CERTAIN RIGHTS OF WAY WITHIN THE “AMENDED PLAT OF E 1/2 OF SEC. 14 TWP. 53S RGE. 40E”, ACCORDING TO THE PLAT THEREOF, AS RECORDED IN PLATBOOK 13, PAGE 63, OF THE PUBLIC RECORDS OF MIAMI-DADE COUNTY, FLORIDA, LYING WITHIN THE NORTHEAST 1/4 OF SECTION 14, TOWNSHIP 53 SOUTH, RANGE 40 EAST, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS; COMMENCE AT THE NORTHEAST CORNER OF SAID NORTHEAST 1/4 OF SECTION 14; THENCE SOUTH 01°39’24” EAST ON THE EAST LINE OF SAID NORTHEAST 1/4 FOR 457.33 FEET TO THE POINT OF BEGINNING; THENCE CONTINUE SOUTH 01°39’24” EAST ON SAID EAST LINE 119.26 FEET; THENCE SOUTH 54°57’45’WEST 405.80 FEET TO THE BEGINNING OF A NON-TANGENT CURVE CONCAVE SOUTHEASTERLY, WHOSE RADIUS POINT BEARS SOUTH 33°36’34” EAST; THENCE SOUTHWESTERLY ON THE ARC OF SAID CURVE TO THE LEFT, HAVING A RADIUS OF 2,277.65 FEET, A CENTRAL ANGLE OF 11°13’26”, AN ARC DISTANCE OF 446.17 FEET; A CHORD BEARING OF SOUTH 50°46’43” WEST AND A CHORD DISTANCE OF 445.46 FEET TO A POINT OF NON-TANGENCY; THENCE SOUTH 46°15’46” WEST 360.84 FEET; THENCE NORTH 14°12’49” WEST 70.74 FEET; THENCE NORTH 16°27’49” WEST 715.15 FEET; THENCE NORTH 22°25’39” WEST 113.14 FEET; THENCE NORTH 89°46’21” EAST 356.40 FEET; THENCE NORTH 78°46’03” EAST 219.56 FEET; THENCE SOUTH 84°06’08” EAST 326.53 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE NORTHERLY; THENCE EASTERLY ON THE ARC OF SAID CURVE TO THE LEFT, HAVING A RADIUS OF 600.00 FEET, A CENTRAL ANGLE OF 10°21’44”, FOR AN ARC DISTANCE OF 108.51 FEET TO A POINT OF TANGENCY; THENCE NORTH 85°32’08” EAST 193.52 FEET TO THE POINT OF BEGINNING.

SAID LAND SITUATE, LYING AND BEING IN MIAMI-DADE COUNTY, FLORIDA, CONTAINING 545,521 SQUARE FEET (12.5234 ACRES), MORE OR LESS.

Sched. 1.1D

SCHEDULE 1.1E

Montego Bay Mortgaged Property

ALL THAT parcel of land known as Berth # 1 at the Port of Montego Bay part of TORBAY, RECLAIMED LAND now called Montego Freeport in the Parish of Saint James, being the lands comprised in the Certificate of Title Registered at Volume 1070 Folios 145 and 154 to 159 of the Register Book of Titles together with the parts of the Reserved Road known as Harbour Drive, subject to Mortgage No. 1874833 registered on the 2nd day of April, 2015 to JCSD Trustee Services Limited at 40 Harbour Street, Kingston subject to Caveat No. 75347 in favor of the Jamaica Public Service Company Limited.

Sched. 1.1E

SCHEDULE 3.15

Subsidiaries

Legal Name	Jurisdiction of Organization	Class of Capital Stock	Owner of Capital Stock	Percentage of Capital Stock Owned
American LNG Marketing LLC	Delaware	Limited Liability Company	NFE Atlantic Holdings LLC	100%
American Natural Gas Holdings LLC	Delaware	Limited Liability Company	NFE Atlantic Holdings LLC	100%
Atlantic Energy Holdings LLC	Delaware	Limited Liability Company	NFE Atlantic Holdings LLC	100%
Bradford County Development Holdings LLC	Delaware	Limited Liability Company	NFE Atlantic Holdings LLC	100%
Bradford County GPF Holdings LLC	Delaware	Limited Liability Company	Bradford County Development Holdings LLC	100%
Bradford County GPF Partners LLC	Delaware	Limited Liability Company	Bradford County GPF Holdings LLC	100%
Bradford County Power Holdings LLC	Delaware	Limited Liability Company	Bradford County Development Holdings LLC	100%
Bradford County Power Partners LLC	Delaware	Limited Liability Company	Bradford County Power Holdings LLC	100%
Bradford County Real Estate Holdings LLC	Delaware	Limited Liability Company	Bradford County Development Holdings LLC	100%
Bradford County Real Estate Partners LLC	Delaware	Limited Liability Company	Bradford County Real Estate Holdings LLC	100%
Bradford County Transport Holdings LLC	Delaware	Limited Liability Company	Bradford County Development Holdings LLC	100%

Sched. 3.15

Bradford County Transport Partners LLC	Delaware	Limited Liability Company	Bradford County Transport Holdings LLC	100%
Energy Transport Solutions LLC	Delaware	Limited Liability Company	NFE Logistics Holdings LLC	100%
Island LNG LLC	Delaware	Limited Liability Company	NFE Atlantic Holdings LLC	100%
LNG Holdings (Florida) LLC	Delaware	Limited Liability Company	LNG Holdings LLC	100%
LNG Holdings LLC	Delaware	Limited Liability Company	NFE Plant Development Holdings LLC	100%
New Fortress Energy Marketing LLC	Delaware	Limited Liability Company	NFE Atlantic Holdings LLC	100%
NFE BCS Holdings (A) LLC	Delaware	Limited Liability Company	NFE Mexico Holdings LLC	100%
NFE BCS Holdings (B) LLC	Delaware	Limited Liability Company	NFE Mexico Holdings LLC	100%
NFE Equipment Holdings LLC	Delaware	Limited Liability Company	NFE Logistics Holdings LLC	100%
NFE Equipment Partners LLC	Delaware	Limited Liability Company	NFE Equipment Holdings LLC	100%
NFE ISO Holdings LLC	Delaware	Limited Liability Company	NFE Logistics Holdings LLC	100%
NFE ISO Partners LLC	Delaware	Limited Liability Company	NFE ISO Holdings LLC	100%
NFE Logistics Holdings LLC	Delaware	Limited Liability Company	NFE Atlantic Holdings LLC	100%

Sched. 3.15

NFE Management LLC	Delaware	Limited Liability Company	NFE Atlantic Holdings LLC	100%
NFE Mexico Holdings LLC	Delaware	Limited Liability Company	Atlantic Energy Holdings LLC	100%
NFE Plant Development Holdings LLC	Delaware	Limited Liability Company	NFE Atlantic Holdings LLC	100%
NFE South Power Holdings LLC	Delaware	Limited Liability Company	Atlantic Power Holdings Limited	100%
NFE Transport Holdings LLC	Delaware	Limited Liability Company	NFE Logistics Holdings LLC	100%
NFE Transport Partners LLC	Delaware	Limited Liability Company	NFE Transport Holdings LLC	100%
TICO Development Partners Holdings LLC	Delaware	Limited Liability Company	NFE Plant Development Holdings LLC	100%
TICO Development Partners LLC	Delaware	Limited Liability Company	TICO Development Partners Holdings LLC	100%
NFE Ireland Holdings LLC	Delaware	Limited Liability Company	NFE Atlantic Holdings LLC	100%
NFE Ireland Acquisition LLC	Delaware	Limited Liability Company	NFE Ireland Holdings LLC	100%
American Energy Logistics Solutions LLC	Delaware	Limited Liability Company	NFE Atlantic Holdings LLC	100%
Atlantic Distribution Holdings SRL	Barbados	Limited Company	Atlantic Energy Holdings LLC	100%

Sched. 3.15

Atlantic Energy Holdings Limited	Barbados	Limited Company	Atlantic Energy Holdings LLC	100%
Atlantic Power Holdings SRL	Barbados	Limited Liability Company	Atlantic Energy Holdings LLC	100%
Atlantic Terminal Holdings Limited	Barbados	Limited Company	Atlantic Energy Holdings LLC	100%
Atlantic Power Holdings Limited	Bermuda	Limited Company	Atlantic Energy Holdings LLC	100%
NFE North Holdings Limited	Bermuda	Limited Company	Atlantic Power Holdings Limited	100%
NFE North Infrastructure Limited	Bermuda	Limited Company	NFE North Holdings Limited	100%
NFE North Trading Limited	Bermuda	Limited Company	Atlantic Power Holdings Limited	100%
NFE South Holdings Limited	Bermuda	Limited Company	Atlantic Power Holdings Limited	100%
NFE South Power Trading Limited	Bermuda	Limited Company	Atlantic Power Holdings Limited	100%
NFE South Trading Limited	Bermuda	Limited Company	Atlantic Power Holdings Limited	100%
NFE North Distribution Limited	Jamaica	Limited Liability Company	Atlantic Distribution Holdings SRL	100%

Sched. 3.15

NFE North Transport Limited	Jamaica	Limited Liability Company	Atlantic Distribution Holdings SRL	100%
NFE North Holdings Limited	Jamaica	Limited Liability Company	Atlantic Energy Holdings Limited	100%
NFE South Holdings Limited	Jamaica	Limited Liability Company	Atlantic Terminal Holdings Limited	100%
NFE South Power Holdings Limited	Jamaica	Limited Liability Company	Atlantic Power Holdings SRL	100%
Amaunet, S.A. de C.V.	Mexico	Corporation	NFE BCS Holdings (A) LLC	50%
Amaunet, S.A. de C.V.	Mexico	Corporation	NFE BCS Holdings (B) LLC	50%
NFEnergia Mexico S. de R.L. de C.V.	Mexico	Corporation	Atlantic Energy Holdings LLC	.01%
NFEnergia Mexico, S. de R.L. de C.V.	Mexico	Corporation	NFE BCS Holdings (A) LLC	.01%
NFEnergia Mexico, S. de R.L. de C.V.	Mexico	Corporation	NFE Mexico Holdings B.V.	99.98%
NFE Pacifico LAP, S. de R.L. de C.V.	Mexico	Corporation	NFEnergia Mexico, S. de R.L. de C.V.	99.98%
NFE Pacifico LAP, S. de R.L. de C.V.	Mexico	Corporation	NFE BCS Holdings (A) LLC	.01%
NFE Pacifico LAP, S. de R.L. de C.V.	Mexico	Corporation	Atlantic Energy Holdings LLC	.01%

Sched. 3.15

NFE Mexico Holdings B.V.	Netherlands	Limited Liability Company	NFE Mexico Holdings Parent B.V.	100%
NFE Mexico Holdings Parent B.V.	Netherlands	Limited Liability Company	Atlantic Energy Holdings LLC	100%
NFEnergia LLC	Puerto Rico	Limited Liability Company	Atlantic Energy Holdings LLC	100%
NFE Financial Holdings LLC	Delaware	Limited Liability Company	New Fortress Energy Holdings LLC	100%

Sched. 3.15

SCHEDULE 3.19

UCC Filing Jurisdictions

Entity	Filing Office
American LNG Marketing LLC	Delaware Secretary of State
American Natural Gas Holdings LLC	Delaware Secretary of State
Atlantic Energy Holdings LLC	Delaware Secretary of State
Bradford County Development Holdings LLC	Delaware Secretary of State
Bradford County GPF Holdings LLC	Delaware Secretary of State
Bradford County GPF Partners LLC	Delaware Secretary of State
Bradford County Power Holdings LLC	Delaware Secretary of State
Bradford County Power Partners LLC	Delaware Secretary of State
Bradford County Real Estate Holdings LLC	Delaware Secretary of State
Bradford County Real Estate Partners LLC	Delaware Secretary of State
Bradford County Transport Holdings LLC	Delaware Secretary of State
Bradford County Transport Partners LLC	Delaware Secretary of State
Energy Transport Solutions LLC	Delaware Secretary of State
Island LNG LLC	Delaware Secretary of State
New Fortress Energy Holdings LLC	Delaware Secretary of State
New Fortress Energy Marketing LLC	Delaware Secretary of State
NFE Atlantic Holdings LLC	Delaware Secretary of State
NFE BCS Holdings (A) LLC	Delaware Secretary of State
NFE BCS Holdings (B) LLC	Delaware Secretary of State
NFE Equipment Holdings LLC	Delaware Secretary of State
NFE Equipment Partners LLC	Delaware Secretary of State
NFE ISO Holdings LLC	Delaware Secretary of State
NFE ISO Partners LLC	Delaware Secretary of State
NFE Logistics Holdings LLC	Delaware Secretary of State
NFE Management LLC	Delaware Secretary of State
NFE Mexico Holdings LLC	Delaware Secretary of State

Sched. 3.19

NFE Plant Development Holdings LLC	Delaware Secretary of State
NFE South Power Holdings LLC	Delaware Secretary of State
NFE Transport Holdings LLC	Delaware Secretary of State
NFE Transport Partners LLC	Delaware Secretary of State
TICO Development Partners Holdings LLC	Delaware Secretary of State
TICO Development Partners LLC	Delaware Secretary of State
NFE Ireland Holdings LLC	Delaware Secretary of State
NFE Ireland Acquisition LLC	Delaware Secretary of State
American Energy Logistics Solutions LLC	Delaware Secretary of State
Atlantic Distribution Holdings SRL	District of Columbia Recorder of Deeds
Atlantic Power Holdings SRL	District of Columbia Recorder of Deeds
Atlantic Terminal Holdings Limited	District of Columbia Recorder of Deeds
Atlantic Power Holdings Limited	District of Columbia Recorder of Deeds
NFE North Holdings Limited	District of Columbia Recorder of Deeds
NFE North Infrastructure Limited	District of Columbia Recorder of Deeds
NFE North Trading Limited	District of Columbia Recorder of Deeds
NFE South Holdings Limited	District of Columbia Recorder of Deeds
NFE South Power Trading Limited	District of Columbia Recorder of Deeds
NFE South Trading Limited	District of Columbia Recorder of Deeds
NFE North Distribution Limited	District of Columbia Recorder of Deeds
NFE North Transport Limited	District of Columbia Recorder of Deeds
NFE South Holdings Limited	District of Columbia Recorder of Deeds
NFE South Power Holdings Limited	District of Columbia Recorder of Deeds
Amaunet, S.A. de C.V.	District of Columbia Recorder of Deeds
NFEnergia Mexico, S. de R.L. de C.V.	District of Columbia Recorder of Deeds
NFE Pacifico LAP, S. de R.L. de C.V.	District of Columbia Recorder of Deeds
NFE Mexico Holdings B.V.	District of Columbia Recorder of Deeds
NFE Mexico Holdings Parent B.V.	District of Columbia Recorder of Deeds

Sched. 3.19

Mortgage Filing Jurisdictions

1.            Companies Office (Jamaica)
2.            National Security Interest in Personal Property Registry (Jamaica)
3.            Office of Titles (Jamaica)
4.            Island Records Office (Jamaica)
5.            National Land Agency (Jamaica)

Sched. 3.19

SCHEDULE 3.21

Excluded Subsidiaries

1.            NFEnergia LLC

2.            NFE North Holdings Limited [Jamaica]

3.            LNG Holdings LLC

4.            LNG Holdings (Florida) LLC

5.            Atlantic Energy Holdings Limited

Sched. 3.21

SCHEDULE 3.25

Gas Contracts

None.

Sched. 3.25

SCHEDULE 4(e)

Closing Date Lien Searches

Entity	Jurisdiction
American LNG Marketing LLC	Delaware
American Natural Gas Holdings LLC	Delaware
Atlantic Energy Holdings LLC	Delaware
Bradford County Development Holdings LLC	Delaware
Bradford County GPF Holdings LLC	Delaware
Bradford County GPF Partners LLC	Delaware
Bradford County Power Holdings LLC	Delaware
Bradford County Power Partners LLC	Delaware
Bradford County Real Estate Holdings LLC	Delaware
Bradford County Real Estate Partners LLC	Delaware
Bradford County Transport Holdings LLC	Delaware
Bradford County Transport Partners LLC	Delaware
Energy Transport Solutions LLC	Delaware
Island LNG LLC	Delaware
New Fortress Energy Holdings LLC	Delaware
New Fortress Energy Marketing LLC	Delaware
NFE Atlantic Holdings LLC	Delaware
NFE BCS Holdings (A) LLC	Delaware
NFE BCS Holdings (B) LLC	Delaware
NFE Equipment Holdings LLC	Delaware
NFE Equipment Partners LLC	Delaware
NFE ISO Holdings LLC	Delaware
NFE ISO Partners LLC	Delaware
NFE Logistics Holdings LLC	Delaware
NFE Management LLC	Delaware
NFE Mexico Holdings LLC	Delaware

Sched. 4(e)

NFE Plant Development Holdings LLC	Delaware
NFE South Power Holdings LLC	Delaware
NFE Transport Holdings LLC	Delaware
NFE Transport Partners LLC	Delaware
TICO Development Partners Holdings LLC	Delaware
TICO Development Partners LLC	Delaware
NFE Ireland Holdings LLC	Delaware
NFE Ireland Acquisition LLC	Delaware
American Energy Logistics Solutions LLC	Delaware
Atlantic Distribution Holdings SRL	District of Columbia
Atlantic Power Holdings SRL	District of Columbia
Atlantic Terminal Holdings Limited	District of Columbia
Atlantic Power Holdings Limited	District of Columbia
NFE North Holdings Limited	District of Columbia
NFE North Infrastructure Limited	District of Columbia
NFE North Trading Limited	District of Columbia
NFE South Holdings Limited	District of Columbia
NFE South Power Trading Limited	District of Columbia
NFE South Trading Limited	District of Columbia
NFE North Distribution Limited	District of Columbia
NFE North Transport Limited	District of Columbia
NFE South Holdings Limited	District of Columbia
NFE South Power Holdings Limited	District of Columbia
Amaunet, S.A. de C.V.	District of Columbia
NFEnergia Mexico, S. de R.L. de C.V.	District of Columbia
NFE Pacifico LAP, S. de R.L. de C.V.	District of Columbia
NFE Mexico Holdings B.V.	District of Columbia
NFE Mexico Holdings Parent B.V.	District of Columbia

Sched. 4(e)

SCHEDULE 5.12

Post-Closing Actions

1.            No later than thirty (30) days following the Closing Date, to the extent not delivered on or prior to the Closing Date, the Loan Parties shall have delivered to the Administrative Agent shares of the following Pledged Equity together with undated stock powers, executed in blank by a duly authorized officer of the Grantor thereof:

	Current Legal Entities Owned	Grantor/Record Owner	Certificate No.	No. Shares/I nterest
1.	Atlantic Distribution Holdings SRL	Atlantic Energy Holdings LLC	1	1,000
2.	Atlantic Energy Holdings Limited	Atlantic Energy Holdings LLC	1	1,000
3.	Atlantic Power Holdings Limited	Atlantic Energy Holdings LLC	2	10,000
4.	Atlantic Power Holdings SRL	Atlantic Energy Holdings LLC	1	1,000
5.	Atlantic Terminal Holdings Limited	Atlantic Energy Holdings LLC	1	1,000
6.	NFE North Distribution Limited	Atlantic Distribution Holdings SRL	1	100
7.	NFE North Holdings Limited [Bermuda]	Atlantic Power Holdings Limited	2	10,000
8.	NFE North Infrastructure Limited	NFE North Holdings Limited	2	10,000
9.	NFE North Trading Limited	Atlantic Power Holdings Limited	2	10,000
10.	NFE South Holdings Limited [Bermuda]	Atlantic Power Holdings Limited	2	10,000
11.	NFE South Power Trading Limited	Atlantic Power Holdings Limited	1	10,000
12.	NFE South Trading Limited	Atlantic Power Holdings Limited	2	10,000

Sched. 5.12

Current Legal Entities Owned	Grantor/Record Owner	Certificate No.	No. Shares/I nterest
13.	NFEnergia Mexico, S.A. de C.V.	NFE Mexico Holdings B.V.	1	10,000
14.	NFE South Holdings Limited [Jamaica]	Atlantic Terminal Holdings Limited	1	1,000
15.	NFE North Transport Limited	Atlantic Distribution Holdings SRL	1	100
16.	NFE South Power Holdings Limited	Atlantic Power Holdings SRL	1	100

2.            No later than thirty (30) days following the Closing Date, to the extent not delivered on or prior to the Closing Date, the Loan Parties shall have delivered to the Administrative Agent the following originally executed intercompany notes together with original allonges, executed in blank by a duly.

Payee	Payor	Principal Amount	Date of Issuance	Interest Rate	Maturity Date
New Fortress Energy Holdings LLC	LNG Holdings (Florida) LLC	$8,000,000	December 15, 2016	6%	May 24, 2020
Atlantic Energy Holdings LLC	NFE South Power Holdings Limited	Revolving Note	May 19, 2017	9%	December 31, 2039
Atlantic Energy Holdings LLC	NFE North Transport Limited	Revolving Note	August 4, 2017	9%	June 30, 2027
Atlantic Energy Holdings LLC	NFE North Holdings Limited [Jamaica]	Revolving Note	August 31, 2017	9%	June 30, 2038
Atlantic Energy Holdings LLC	NFE South Holdings Limited [Jamaica]	Revolving Note	August 31, 2017	9%	June 30, 2018
Atlantic Energy Holdings LLC	NFE North Distribution Limited	Revolving Note	May 5, 2017	9%	June 30, 2027

authorized officer of the Grantor thereof:

Sched. 5.12

3.            No later than forty-five (45) days following the Closing Date, to the extent not delivered on or prior to the Closing Date, the Loan Parties shall have delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, duly executed account control agreements in favor of the Administrative Agent, with respect to each of the following accounts:

Owner	Type Of Account	Bank	Account Numbers
Bradford Country Real Estate Partners	Operating	Bank of America, New York	483065965684
Bradford County Development Holdings	Operating	Bank of America, New York	483065965697
Bradford County Power Partners LLC	Operating	Bank of America, New York	483065965707
Bradford County GPF Partners LLC	Operating	Bank of America, New York	483065965710
Bradford County Transport Partners LLC	Operating	Bank of America, New York	483065965723
NFE ISO Holdings LLC	Operating	Bank of America, Maryland	446026593184
NFE ISO Partners LLC	Operating	Bank of America, Maryland	446026593197
NFE Logistics Holdings LLC	Operating	Bank of America, Maryland	446026593207
NFE Plant Development Holdings LLC	Operating	Bank of America, Maryland	446026593210
NFE Transport Holdings LLC	Operating	Bank of America, Maryland	446026593223
NFE Transport Partners LLC	Operating	Bank of America, Maryland	446026593236
New Fortress Energy Marketing LLC	Operating	Bank of America, Maryland	446026593414
NFE Atlantic Holdings LLC	Operating	Bank of America, Maryland	446026593427
NFE South Holdings Limited	Operating	Bank of America, Maryland	446026596411
Atlantic Terminal Holdings Limited	Operating	Bank of America, Maryland	446026596424
American Natural Gas Holdings LLC	Operating	Bank of America, Maryland	446026603003
Atlantic Distribution Holdings SRL	Operating	Bank of America, Maryland	446026605302
NFE North Distribution Limited	Operating	Bank of America, Maryland	446026605315
NFE North Transport Limited	Operating	Bank of America, Maryland	446026605328
Atlantic Power Holdings SRL	Operating	Bank of America, Maryland	446026606026
NFE South Power Holdings Limited	Operating	Bank of America, Maryland	446026606039

Sched. 5.12

NFE Equipment Holdings LLC	Operating	Bank of America, Maryland	446026607588
NFE Equipment Partners LLC	Operating	Bank of America, Maryland	446026607591
NFE Mexico Holdings LLC	Operating	Bank of America, Maryland	446026609308
TICO Development Partners Holdings LLC	Operating	Bank of America, Maryland	446026653383
TICO Development Partners LLC	Operating	Bank of America, Maryland	446026653396
New Fortress Energy Holdings LLC	Operating	Bank of America, Maryland	446026729974
NFE Management LLC	Operating	Bank of America, Maryland	446026729987
Atlantic Energy Holdings LLC	Operating	Bank of America, Maryland	446026748560
Atlantic Energy Holdings Limited	Operating	Bank of America, Maryland	446026748609
NFE North Holdings Limited [Bermuda]	Operating (Bogue Gas Contract)	Bank of America, London	600871672010
NFE South Holdings Limited	Operating	Bank of America, London	600871673018
Atlantic Power Holdings Limited	Operating	Bank of America, London	600871674016
NFE North Trading Limited	Operating	Bank of America, London	600872257019
NFE South Trading Limited	Operating	Bank of America, London	600872258017
NFE South Power Trading Limited	Operating	Bank of America, London	600879379014
Atlantic Terminal Holdings Limited	Operating	National Commercial Bank Jamaica Limited	371101195
Atlantic Terminal Holdings Limited	Operating	National Commercial Bank Jamaica Limited	371102248
NFE North Holdings Limited [Bermuda]	Operating (Bogue Gas Contract)	National Commercial Bank Jamaica Limited	371107126
NFE South Holdings Limited	Operating	National Commercial Bank Jamaica Limited	371101977
NFE South Holdings Limited	Operating	National Commercial Bank Jamaica Limited	371102221
Amaunet, S.A. de C.V.	Operating	Banco Santander (Mexico)	014180655066034892
Amaunet, S.A. de C.V.	Operating	Banco Santander (Mexico)	014180825008478725
NFE North Distribution Limited	Operating	Sagicor Bank Jamaica Limited	5503034419
NFE North Distribution Limited	Operating	Sagicor Bank Jamaica Limited	5503034427
Amaunet, S.A. de C.V.	Operating	Scotia Bank (Mexico)	00106285674
Amaunet, S.A. de C.V.	Operating	Scotia Bank (Mexico)	00107325274
Atlantic Power Holdings Limited	Brokerage Account	Raymond James	642WD574

Sched. 5.12

4.            No later than twenty (20) Business Days following the Closing Date, to the extent not delivered on or prior to the Closing Date, the Loan Parties shall have obtained the insurance required by Section 5.5 of this Agreement and delivered to the Administrative Agent insurance certificates and endorsements satisfying Section 5.5 of this Agreement.

5.            No later than sixty (60) days following the Closing Date, to the extent not delivered on or prior to the Closing Date, the Loan Parties shall have delivered to the Administrative Agent the executed Collateral Assignments.

6.            No later than ten (10) Business Days following the Closing Date, to the extent not delivered on or prior to the Closing Date, the Loan Parties shall have delivered to the Administrative Agent original signature pages of the Loan Parties to each of the following Loan Documents to be filed, registered, stamped or recorded under the laws of Bermuda and Jamaica, as applicable.

Bermuda

a)	Security Agreement dated as of the Closing Date made by the Loan Parties in favor of the Administrative Agent [number of original copies: 2];

b)	Pledge Agreement dated as of the Closing Date made by the Loan Parties in favor of the Administrative Agent [number of original copies: 2];

c)
Share Charge dated as of the Closing Date over the shares of each of NFE North Holdings Limited, NFE South Holdings Limited, NFE North Trading Limited, NFE South Trading Limited and NFE South Power Trading Limited made by Atlantic Power Holdings Limited in favor of the Administrative Agent [number of original copies: 2];

d)	Share Charge dated as of the Closing Date over the shares of NFE North Trading Limited made by NFE North Holdings Limited in favor of the Administrative Agent [number of original copies: 2]; and

e)	Share Charge dated as of the Closing Date over the shares of Atlantic Power Holdings Limited made by Atlantic Energy Holdings LLC in favor of the Administrative Agent [number of original copies: 2].

Jamaica

a)	Mortgage of Real Property dated as of the Closing Date by NFE South Power Holdings Limited, as Mortgagor, in favor of the Administrative Agent [number of original copies: 3];

b)
Composite Debenture (Collateral to Mortgage of Real Property) dated as of the Closing Date granted by NFE South Holdings Limited, NFE North Distribution Limited, NFE North Transport Limited, NFE South Power Holdings Limited, the Charging Companies, in favor of the Administrative Agent [number of original copies: 2];

c)	Mortgage of Shares (Collateral to a Real Property Mortgage) dated as of the Closing Date by Atlantic Distribution Holdings SRL in favor of the Administrative Agent [number of original copies: 2];

d)	Mortgage of Shares (Collateral to a Real Property Mortgage) dated as of the Closing Date by Atlantic Power Holdings Limited in favor of the Administrative Agent [number of original copies: 2];

e)	Mortgage of Shares (Collateral to a Real Property Mortgage) dated as of the Closing Date by Atlantic Terminal Holdings Limited in favor of the Administrative Agent [number of original copies: 2];

f)	Mortgage of Real Property dated as of the Closing Date by NFE North Holdings Limited, as Mortgagor, in favor of the Administrative Agent [number of original copies: 3];

g)
Debenture (Collateral to Mortgage of Real Property) dated as of the Closing Date granted by NFE North Holdings Limited, the Charging Companies, in favor of Morgan Stanley Senior Funding, Inc., as Administrative Agent [number of original copies: 2];

h)	Mortgage of Shares (Collateral to a Real Property Mortgage) dated as of the Closing Date by Atlantic Energy Holdings Limited in favor of the Administrative Agent [number of original copies: 2];

7.            No later than ten (10) Business Days following the Closing Date, to the extent not delivered on or prior to the Closing Date, the Loan Parties shall have delivered to the Administrative Agent Taxpayer Registration Numbers from the Tax Administration Jamaica for each Loan Party formed under the laws of Barbados.

8.            No later than five (5) Business Days following the Closing Date, to the extent not delivered on or prior to the Closing Date, the Loan Parties shall have delivered to the Administrative Agent an electronically executed (with three (3) original copies to be delivered to the Administrative Agent no later than twenty (20) Business Days following the Closing Date) Mortgage of Real Property by NFE South Holdings Limited, as Mortgagor, in favor of the Administrative Agent; provided that no original copies or signature pages shall be required to be delivered to the Administrative Agent if any of the documents set forth in Item 6 above under the heading “Jamaica” have been submitted to or filed with, and accepted for stamping and for registration in any of the offices, registries or agencies listed in Schedule 3.19 under the heading “Mortgage Filing Jurisdictions”, but the Mortgage of Real Property by NFE South Holdings Limited, as Mortgagor, in favor of the Administrative Agent, has not so been submitted or filed or, if so submitted or filed, has not been accepted for stamping by the applicable office, registry or agency.

Sched. 5.12

SCHEDULE 6.1(d)

Existing Indebtedness

1.            Syndicated Loan Agreement, dated as of June 3, 2016, as amended, extended or supplemented, among NFE North Holdings Limited, a company incorporated under the laws of Jamaica, National Commercial Bank Jamaica Limited, as arranger, the lenders party thereto from time to time and JCSD Trustee Services Limited, as agent.

2.            Senior Secured Delayed Draw Term Loan Credit Agreement, dated as of November 24, 2014, among LNG Holdings, a Delaware limited liability company, FEP GP Holdings LLC, a Delaware limited liability company, LNG Holdings (Florida) LLC, a Delaware limited liability company, the several lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

3.            Registered Promissory Note, dated as of December 15, 2016, by and between LNG Holdings (Florida) LLC, a Delaware limited liability company, as maker and New Fortress Energy Holdings LLC, a Delaware limited liability company, as holder.

4.            Registered Promissory Note, dated as of August 31, 2017, by and between NFE North Holdings Limited, a Jamaica limited liability company, as maker and Atlantic Energy Holdings LLC, a Delaware limited liability company, as holder.

5.            The following surety bonds and letters of credit:

Bond	LNG Holdings (Florida) LLC	Miami Dade County	Miami Dade County	Performance Bond for Permit issuance
Bond	NFE North Holdings Limited (Jamaica)	National Commercial Bank Jamaica Ltd	Jamaica Customs	Customs Bond for Temp Equip
Bond	NFE North Holdings Limited (Jamaica)	National Commercial Bank Jamaica Ltd	NEPA	NEPA Performance Bond - Pipeline
Bond	NFE North Holdings Limited (Jamaica)	National Commercial Bank Jamaica Ltd	Jamaica Customs	Customs Bond - STS Equipment
Bond	NFE South Holdings Limited (Jamaica)	National Commercial Bank Jamaica Ltd	NEPA	NEPA Performance Bond - Permits
Bond	NFEnergia Mexico, S. de R.L. de C.V.	Ace Fianzas Monterrey, S.A. (CHUBB)	Administracion Portuaria Inegral de Baja California Sur, S.A. DE C.V.	Mexico (Baja) Bid Bond

Sched. 6.1(d)

Bond	NFE South Power Holdings Limit	XI Insurance America, Inc.	Siemens Industrial Turbomachin	Siemens Financial Guarantee Bond
Bond	NFE South Power Holdings Limit	Westchester Fire Ins Co (Chubb)	US Bureau of Customs and Borde	Temp Import Customs Bond (US)
Bond	NFEnergia, LLC	Westchester Fire Ins Co (Chubb)	The Puerto Rico Ports Authority	Lease Bond
Bond	NFE South Holdings Limited (Jamaica)	Westchester Fire Ins Co (Chubb)	Jamaica Customs (Her Majesty The Queen)	Temp Import Customs Bond (Jamaica)
Bond	NFE South Power Holdings Limit	Westchester Fire Ins Co (Chubb)	TSK Electronica Y Electricidad, S.A.	TSK Contract Payment Bond
Bond	NFEnergia Mexico, S. de R.L. de C.V.	Ace Fianzas Monterrey, S.A. (Chubb)	Administracion Portuaria Inegral de Baja California Sur, S.A. DE C.V.	Mexico (Baja) Performance Bond
LC	NFE Atlantic Holdings LLC	Morgan Stanley	Jamaica Public Service	N/A

Sched. 6.1(d)

SCHEDULE 6.2(o)

Existing Liens

1.            Liens in respect of the Syndicated Loan Agreement, dated as of June 3, 2016, as amended, extended or supplemented, among NFE North Holdings Limited, a company incorporated under the laws of Jamaica, National Commercial Bank Jamaica Limited, as arranger, the lenders party thereto from time to time and JCSD Trustee Services Limited, as agent.

2.            Liens in respect of Senior Secured Delayed Draw Term Loan Credit Agreement, dated as of November 24, 2014, among LNG Holdings LLC, a Delaware limited liability company, FEP GP Holdings LLC, a Delaware limited liability company, LNG Holdings (Florida) LLC, a Delaware limited liability company, the several lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

3.            Lien over credit balance dated the 6th day of February 2017, in favor of National Commercial Bank Jamaica Limited, registered in the National Security Interest in Personal Property of Jamaica registry as securing a principal indebtedness amount of JMD $1. Registration date: 5/31/17. Registration Number: 1019320731.

Sched. 6.2(o)

SCHEDULE 6.4(p)

Specified Disposition

NFE Group Members may sell or otherwise Dispose of the Capital Stock of Borr Drilling Limited SHS (Bermuda) (BDRLF) for fair value.

Sched. 6.4(p)

SCHEDULE 6.8

Transactions with Affiliates

None.

Sched. 6.8

EXHIBIT A TO
CREDIT AGREEMENT
FORM OF COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.            I, ____________________, am the ____________________ of NFE Atlantic Holdings LLC. I am making the certifications below solely in my capacity as ____________________ and not in any individual capacity.

2.            I have reviewed the terms of that certain Credit Agreement, dated as of August 15, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among NEW FORTRESS ENERGY HOLDINGS LLC, a Delaware limited liability company, as Holdings, NFE ATLANTIC HOLDINGS LLC, a Delaware limited liability company, as the Borrower, the Subsidiary Guarantors from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings, the Borrower and their respective Subsidiaries during the accounting period covered by the attached financial statements.

3.            The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, describing in detail, the nature of the condition or event, and the action which the Borrower has taken, is taking or proposes to take with respect to each such condition or event.

4.            Attached as Schedule I hereto are calculations in reasonable detail demonstrating compliance with the covenant set forth in Section 6.9 of the Credit Agreement.

The foregoing certifications, together with the financial statements delivered with this Compliance Certificate in support hereof are made and delivered on [mm/dd/yy] pursuant to Section 5.2(a) of the Credit Agreement.

NFE ATLANTIC HOLDINGS LLC

By:
Name:
Title:

A-1

Schedule I

[Calculation of Debt Service Coverage Ratio]

A-2

EXHIBIT B-1 TO
CREDIT AGREEMENT

CLOSING CERTIFICATE

____________________, 2018

This Closing Certificate is delivered pursuant to Section 4(f) of the Credit Agreement, dated as of August 15, 2018, as amended, restated, supplemented or modified from time to time (the “Credit Agreement”), among NEW FORTRESS ENERGY HOLDINGS LLC, a Delaware limited liability company (“Holdings”), NFE ATLANTIC HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the several lenders from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent. Capitalized terms defined in the Credit Agreement are used herein as therein defined.

The undersigned [Secretary] of each entity listed on Schedule A attached hereto (collectively, the “Certificate Parties”), hereby certifies, on behalf of such Certificate Party, to the Administrative Agent and the Lenders as follows:

1.           The representations and warranties set forth in each of the Loan Documents are true and correct in all material respects on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

2.           No event has occurred and is continuing or will result from the making of the Term Loans that would constitute an Event of Default or a Default as of the date hereof.

3.           The conditions precedent set forth in Section 4 of the Credit Agreement are satisfied as of the date hereof.

[Signature page follows]

B-1-1

IN WITNESS WHEREOF, the undersigned have executed this Closing Certificate as of the date set forth below.

By:
Name:	[ ]
Title:	[Secretary] of each Certificate Party

B-1-2

SCHEDULE A

CERTIFICATE PARTY	TYPE OF ENTITY	JURISDICTION OF ORGANIZATION

B-1-3

EXHIBIT B-2 TO
CREDIT AGREEMENT

SECRETARY’S CERTIFICATE

____________________, 2018

This Secretary’s Certificate is delivered pursuant to Section 4(f) of the Credit Agreement, dated as of August 15, 2018, as amended, restated, supplemented or modified from time to time (the “Credit Agreement”), among NEW FORTRESS ENERGY HOLDINGS LLC, a Delaware limited liability company (“Holdings”), NFE ATLANTIC HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the Subsidiary Guarantors from time to time party thereto, the several lenders from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent. Capitalized terms defined in the Credit Agreement are used herein as therein defined.

The undersigned [Secretary] of each entity listed on Schedule A attached hereto (collectively, the “Certificate Parties”), hereby certifies, on behalf of such Certificate Party, to the Administrative Agent and the Lenders as follows:

1.          Each person listed on Schedule B is a duly elected and qualified officer or authorized signatory of such Certificate Party holding the office or capacity listed opposite such person’s name, and the signature appearing opposite such person’s name on Schedule B is the true and genuine signature of such person, and such person is duly authorized to execute and deliver, on the Closing Date, on behalf of such Certificate Party each of the Loan Documents to which such Certificate Party is a party and any certificate or other document to be delivered, on the Closing Date, by such Certificate Party pursuant to the Loan Documents to which it is a party.

2.          There are no liquidation or dissolution proceedings pending or to my knowledge threatened against such Certificate Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of such Certificate Party.

3.          Such Certificate Party is (i) the type of entity set forth opposite its name on Schedule A, and (ii) duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation which is set forth opposite its name on Schedule A.

4.          Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the board of managers, member or comparable governing body, as applicable, of such Certificate Party, such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption and including the date hereof and are now in full force and effect and are the only proceedings of such Certificate Party now in force relating to or affecting the matters referred to therein.

5.          Attached hereto as Annex 2 is a true, correct and complete copy of the limited liability company agreement or equivalent governing documents, as applicable, of such Certificate Party as in effect on the date hereof (the “Governing Documents”).

B-2-1

6.          Attached hereto as Annex 3 is a true, correct and complete copy of the Certificate of Formation, Certificate of Incorporation or equivalent documents, as applicable, of such Certificate Party as in effect on the date hereof (the “Formation Documents”).

[Signature page follows]

B-2-2

IN WITNESS WHEREOF, the undersigned have executed this Secretary’s Certificate as of the date set forth below.

By:
Name:	[ ]
Title:	[Secretary] of each Certificate Party

I, [    ], [    ] of each Certificate Party, hereby certify that the person whose signature appears above is, as of the date first written above, the duly elected, qualified and acting [Secretary] of each Certificate Party and that the signature set forth above is the genuine signature of such individual.

By:
Name:	[ ]
Title:	[ ] of each Certificate Party

B-2-3

SCHEDULE A

CERTIFICATE PARTY	TYPE OF ENTITY	JURISDICTION OF ORGANIZATION

B-2-4

SCHEDULE B

Incumbencies

Name	Office	Signature

B-2-5

ANNEX 1

[Resolutions of each Certificate Party]

B-2-6

ANNEX 2

[Governing Documents of each Certificate Party]

B-2-7

ANNEX 3

[Formation Documents of each Certificate Party]

B-2-8

EXHIBIT C TO
CREDIT AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is a Related Fund]

Market Entity Identifier (if any):

3.	Borrower:	NFE ATLANTIC HOLDINGS LLC, a Delaware limited liability company

4.	Administrative Agent:	MORGAN STANLEY SENIOR FUNDING, INC.

5.	Credit Agreement:
The Credit Agreement, dated as of August 15, 2018, by and among NEW FORTRESS ENERGY HOLDINGS LLC, a Delaware limited liability company, as Holdings, the Borrower, the Subsidiary Guarantors from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

6.	Assigned Interest[s]:

Aggregate Amount of Term Loans for all Lenders	Amount of Term Loans Assigned	Percentage Assigned of Term Loans[1]
$_______________	$_______________	_______________%
$_______________	$_______________	_______________%
$_______________	$_______________	_______________%

Effective Date:  ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]		[NAME OF ASSIGNEE]

Notices:		Notices:

Attention:		Attention:
Telecopier:		Telecopier:

with a copy to:		with a copy to:

Attention:		Attention:
Telecopier:		Telecopier:

Wire Instructions:		Wire Instructions:

[1]	Set forth, to at least 9 decimals, as a percentage of the Term Loans of all Lenders thereunder.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

Morgan Stanley Senior Funding, Inc., as Administrative Agent

By:
Title:

[Consented to:]2

NFE ATLANTIC HOLDINGS LLC, as Borrower

By:
Title:

[2]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.          Representations and Warranties.

1.1        Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (as defined below), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2        Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (v) it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (vi) if it is a Non-U.S. Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.          Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1         From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.          General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

TERM LOAN NOTE

$[1][___,___,___][2]

[mm/dd/yy]  New York, New York

FOR VALUE RECEIVED, NFE ATLANTIC HOLDINGS LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [              ] DOLLARS ($ [   ,    ,    ]) in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of August 15, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among NEW FORTRESS ENERGY HOLDINGS LLC, a Delaware limited liability company, as Holdings, Borrower, the Subsidiary Guarantors from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

Borrower shall make scheduled principal payments on this Note as set forth in Section 2.9 of the Credit Agreement.

This Note is one of the “Term Loan Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Acceptance effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, the Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

[1]	Lender’s Term Loan amount

[2]	Closing Date (or, if written notice of Lender’s request for Note is delivered after the Closing Date, a date that is promptly after the Borrower’s receipt of such notice)

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Borrower hereby promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

NFE ATLANTIC HOLDINGS LLC

By:
Name:
Title:

EXHIBIT E-1 TO
CREDIT AGREEMENT

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. LENDERS THAT ARE NOT PARTNERSHIPS
FOR U.S. FEDERAL INCOME TAX PURPOSES)

1.          Reference is made to that certain Credit Agreement, dated as of August 15, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among NEW FORTRESS ENERGY HOLDINGS LLC, a Delaware limited liability company, as Holdings, NFE ATLANTIC HOLDINGS LLC, a Delaware limited liability company, as the Borrower, the Subsidiary Guarantors from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

2.          Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no interest payments on the Loan(s) are effectively connected with the undersigned’s conduct of a U.S. trade or business.

3.          The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[SIGNATURE PAGE FOLLOWS]

E-1-1

[LENDER]

By:
Name:
Title:

Address:

Dated: ____________, 20__

E-1-2

EXHIBIT E-2
TO CREDIT AGREEMENT

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. LENDERS THAT ARE PARTNERSHIPS
FOR U.S. FEDERAL INCOME TAX PURPOSES)

1.          Reference is made to that certain Credit Agreement, dated as of August 15, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among NEW FORTRESS ENERGY HOLDINGS LLC, a Delaware limited liability company, as Holdings, NFE ATLANTIC HOLDINGS LLC, a Delaware limited liability company, as the Borrower, the Subsidiary Guarantors from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

2.          Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3) (B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no interest payments on the Loan(s) are effectively connected with the conduct of a U.S. trade or business by the undersigned or any of its direct or indirect partners/members that is claiming the portfolio interest exemption.

3.          The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exception: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[SIGNATURE PAGE FOLLOWS]

E-2-1

[LENDER]

By:
Name:
Title:

Address:

Dated: ____________, 20__

E-2-2

EXHIBIT E-3 TO
CREDIT AGREEMENT

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. PARTICIPANTS THAT ARE NOT PARTNERSHIPS
FOR U.S. FEDERAL INCOME TAX PURPOSES)

1.          Reference is made to that certain Credit Agreement, dated as of August 15, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among NEW FORTRESS ENERGY HOLDINGS LLC, a Delaware limited liability company, as Holdings, NFE ATLANTIC HOLDINGS LLC, a Delaware limited liability company, as the Borrower, the Subsidiary Guarantors from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

2.          Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3) (B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no interest payments with respect to such participation are effectively connected with the undersigned’s conduct of a U.S. trade or business.

3.          The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[SIGNATURE PAGE FOLLOWS]

E-3-1

[PARTICIPANT]

By:
Name:
Title:

Address:

Dated: ____________, 20__

E-3-2

EXHIBIT E-4 TO
CREDIT AGREEMENT

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR NON-U.S. PARTICIPANTS THAT ARE PARTNERSHIPS
FOR U.S. FEDERAL INCOME TAX PURPOSES)

1.          Reference is made to that certain Credit Agreement, dated as of August 15, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among NEW FORTRESS ENERGY HOLDINGS LLC, a Delaware limited liability company, as Holdings, NFE ATLANTIC HOLDINGS LLC, a Delaware limited liability company, as the Borrower, the Subsidiary Guarantors from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

2.          Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3) (B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments in connection with any Loan Document are effectively connected with the conduct of a U.S. trade or business by the undersigned’s or any of its direct or indirect partners/members that is claiming the portfolio interest exemption.

3.          The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exception: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[SIGNATURE PAGE FOLLOWS]

E-4-1

[PARTICIPANT]

By:
Name:
Title:

Address:

Dated: ____________, 20__

E-4-2

EXHIBIT F TO
CREDIT AGREEMENT

SOLVENCY CERTIFICATE

____________, 2018

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.
I, [     ], am the [     ] of NEW FORTRESS ENERGY HOLDINGS LLC, a Delaware limited liability company (“Holdings”). I am making the certifications below solely in my capacity as [     ] and not in any individual capacity.

2.
Reference is made to that certain Credit Agreement, dated as of August 15, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Holdings, NFE ATLANTIC HOLDINGS LLC, a Delaware limited liability company, as the Borrower, the Subsidiary Guarantors from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

3.
I have reviewed the terms of Section 3.20 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.
Based upon my review and examination described in paragraph 3 above, I certify, on behalf of Holdings, that as of the date hereof, after giving effect to the Transactions, the NFE Group Members, on a consolidated basis, are Solvent.

The foregoing certifications are made and delivered as of the date first mentioned above.

F-1

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate as of the date first mentioned above.

NEW FORTRESS ENERGY HOLDINGS LLC

By:
Name:
Title:

F-2

EXHIBIT G-1 TO
CREDIT AGREEMENT

FUNDING NOTICE

Reference is made to the Credit Agreement, dated as of August 15, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among NEW FORTRESS ENERGY HOLDINGS LLC, a Delaware limited liability company, as Holdings, NFE ATLANTIC HOLDINGS LLC, a Delaware limited liability company, as the Borrower, the Subsidiary Guarantors from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

Pursuant to Section 2.1(b) of the Credit Agreement, the Borrower desires that Lenders make the following Term Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):

☐	Base Rate Loans:	$[___,___,___]

☐	Eurodollar Rate Loans, with an initial Interest Period of month(s):	$[___,___,___]

The Borrower hereby certifies that:

(i)      as of the Credit Date, the representations and warranties contained in each of the Loan Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(ii)     as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

Date: [mm/dd/yy]	NFE ATLANTIC HOLDINGS LLC, as Borrower

By:
Name:
Title:

G-1-1

EXHIBIT G-2 TO
CREDIT AGREEMENT

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit Agreement, dated as of August 15, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among NEW FORTRESS ENERGY HOLDINGS LLC, a Delaware limited liability company, as Holdings, NFE ATLANTIC HOLDINGS LLC, a Delaware limited liability company, as the Borrower, the Subsidiary Guarantors from time to time party thereto, the several banks and other financial institutions or entities from time to time parties thereto, as the Lenders, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent.

Pursuant to Section 2.6 of the Credit Agreement, the Borrower desires to convert or to continue the following Term Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:

$[___,___,___]	Eurodollar Rate Loans to be continued with Interest Period of [ ] month(s)

$[___,___,___]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of [ ] month(s)

$[___,___,___]	Eurodollar Rate Loans to be converted to Base Rate Loans

Date: [mm/dd/yy]	NFE ATLANTIC HOLDINGS LLC, as Borrower

By:
Name:
Title:

G-2-1